As filed with the Securities and Exchange Commission on April 13, 2004.
Registration No. 333-113767

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

International Bancshares Corporation

(Exact name of registrant as specified in its charter)

Texas	6022	74-157138
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1200 San Bernardo Ave. Laredo, Texas 78040 (956) 722-7611 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Dennis E. Nixon
Chairman of the Board, President and
Chief Executive Officer
International Bancshares Corporation
1200 San Bernardo Ave.
Laredo, Texas 78040
(956) 722-7611
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Cary Plotkin Kavy William J. McDonough, Jr. Tobin E. Olson Cox & Smith Incorporated 112 E. Pecan Street, Suite 1800 San Antonio, Texas 78205 (210) 554-5250	Norman B. Antin Jeffrey D. Haas David K. Teeples Patton Boggs LLP 2550 M Street, N. W. Washington, D. C. 20037 (202) 457-6000

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement and the effective time of the merger described in the Agreement and Plan of Merger attached as APPENDIX A to the proxy statement-prospectus forming a part of this registration statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Proposed Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Unit	Offering Price(2)	Registration Fee

Common stock, $1.00 share	2,482,933	N/A	$87,633,960	$11,104(3)

(1)	Represents the number of shares of common stock that the registrant, International Bancshares Corporation (“IBC”), may be required to issue to holders of common stock of Local Financial Corporation (“Local”) upon consummation of the merger, calculated based on an IBC common stock value of $36.80 per share, after giving effect to a 25% stock dividend declared by IBC on April 1, 2004 and payable to IBC stockholders of record on May 3, 2004.

(2)	Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the estimated number of shares of Local common stock to be received by the registrant or cancelled in the merger, based upon the value of the average of the high and low prices of shares of Local’s common stock on the Nasdaq National Market on March 15, 2004, which value was ($21.775), less the estimated amount of cash ($274,115,704) to be paid by the registrant for such shares of Local common stock.

(3)	Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Local Stockholder:

      Your board of directors has unanimously agreed to a transaction that will result in the merger of Local Financial Corporation with International Bancshares Corporation. We are asking each of the stockholders of Local to approve the merger at the Annual Meeting of Stockholders to be held on May 19, 2004.

      If the merger is completed, each share of Local common stock will be converted into the right to receive an aggregate value of $22.00 payable at the election of the stockholder in the form of cash, IBC common stock or a combination of cash and IBC common stock, but all elections will be subject to the allocation procedures described in the merger agreement. The receipt of cash or IBC common stock in the merger will be a taxable transaction for U.S. federal income tax purposes.

      The number of IBC shares that those Local stockholders receiving shares in the merger will receive will be determined by the average price per share of IBC common stock during a determination period prior to closing. However, if the average price per share of IBC common stock during the determination period is equal to or less than $36.80 per share, or is equal to or more than $44.80 per share, the exchange ratio will be based on a minimum of $36.80 per share or a maximum of $44.80 per share. Based on the closing price of IBC common stock of $40.38 on January 22, 2004, the date prior to the public announcement of the merger, and $43.52 on April 12, 2004, the most recent practical date prior to this mailing, each share of Local common stock would have been converted into the right to receive either $22.00 in cash or .5448 shares of IBC common stock, and $22.00 in cash or .5055 shares of IBC common stock, respectively, at such dates, assuming the average price of IBC common stock during the determination period were equal to those amounts. The foregoing per share values have been adjusted to reflect a 25% stock dividend that IBC has declared to be paid to IBC stockholders of record on May 3, 2004.

      Your vote is very important. We cannot complete the merger unless the holders of a majority of the outstanding shares of Local common stock approve the merger agreement. Whether or not you plan to attend the Annual Meeting, please vote promptly by returning the enclosed proxy card in the envelope provided or use the Internet address or the toll-free telephone number indicated on the enclosed proxy card.

      In addition to the proposal to consider the merger agreement, proposals to elect three (3) members of the board of directors of Local, to ratify the selection of KPMG LLP as the independent auditors of Local for the year ending December 31, 2004 and to adjourn the Annual Meeting, if necessary, to permit further solicitation of proxies will be presented. Important information regarding these proposals is also included in the accompanying proxy statement — prospectus. Your board of directors recommends that Local stockholders vote “FOR” these proposals.

      The accompanying proxy statement-prospectus provides important information about the proposed merger and the other proposals. Please read it, including the appendices, carefully and completely.

Sincerely,

Edward A. Townsend

Chief Executive Officer

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities that IBC is offering through this proxy statement-prospectus are not deposits or other obligations of any bank subsidiary of IBC and are not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

This proxy statement-prospectus is dated April 13, 2004

and was first mailed to Local stockholders on or about April 16, 2004.

LOCAL FINANCIAL CORPORATION

3601 N.W. 63rd Street
Oklahoma City, Oklahoma 73116
Telephone: 405-841-2100
Fax: 405-841-2289

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2004

To the Local Stockholders:

      Local Financial Corporation will hold its Annual Meeting of Stockholders on May 19, 2004, at 10:00 a.m., Central Time, at the Waterford Marriott Hotel, located at 6300 Waterford Blvd., Oklahoma City, Oklahoma 73118-1104. The stockholders will meet to consider and vote upon:

(1) The adoption of the Agreement and Plan of Merger dated as of January 22, 2004, among International Bancshares Corporation, LFC Acquisition Corp., an indirect subsidiary of IBC, and Local Financial Corporation, pursuant to which LFC Acquisition Corp. would merge with and into Local. As a result of the merger, IBC will acquire Local. A copy of the Agreement and Plan of Merger is included as APPENDIX A to the accompanying proxy statement-prospectus;

(2) The election of three (3) directors, each to serve for a term of three (3) years;

(3) The ratification of the appointment of KPMG LLP as independent auditors of Local Financial Corporation for the year ending December 31, 2004;

(4) A proposal to adjourn the Annual Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or approve the proposals to be presented at the Annual Meeting; and

(5) The transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

      The record date for the Annual Meeting is April 5, 2004. Only stockholders of record at the close of business on that date can vote at the Annual Meeting.

      Your vote is very important, so please act today. The merger cannot be completed unless the merger agreement is approved by the holders of a majority of the shares of Local’s common stock outstanding at the record date for the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED OR USE THE INTERNET ADDRESS OR THE TOLL-FREE TELEPHONE NUMBER INDICATED ON THE ENCLOSED PROXY CARD. TO ENCOURAGE THE USE OF PROXIES, WE HAVE ENCLOSED A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE FOR YOUR USE.

      The Local board of directors has unanimously approved the merger agreement and unanimously recommends that Local stockholders vote “FOR” adoption of the merger agreement. The Local board of directors also recommends that Local stockholders vote “FOR” electing the nominees to the board of directors, “FOR” ratification of the independent auditors and “FOR” the adjournment proposal.

Sincerely,

ALAN L. POLLOCK
Corporate Secretary

April 13, 2004

ADDITIONAL INFORMATION

      This proxy statement-prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon request. You can obtain documents incorporated by reference in this proxy statement-prospectus but not otherwise accompanying this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

For IBC:	For Local:

International Bancshares Corporation P.O. Box 1359 1200 San Bernardo Laredo, Texas 78040 Attn: Eliza Gonzalez, First Vice President-IBC Bank (956) 722-7611	Local Financial Corporation 3601 N.W. 63rd Street Oklahoma City, Oklahoma 73116 Attn: Richard L. Park, Chief Financial Officer (405) 841-2298

      To obtain timely delivery of requested information, we recommend that you request this information no later than five (5) business days before the date you must make your investment decision. Based on the date of the Annual Meeting, the date by which you should request this information is May 12, 2004.

      See “Where You Can Find More Information” beginning on page 96 for further information.

i

Page

Classes of Directors	71
Filling Vacancies on the Board	71
Removal of Directors	72
Nomination of Directors and Submission of Stockholder Proposals	72
Calling Special Meetings of Stockholders	72
Stockholder Action Without a Meeting	73
Anti-Takeover Statutes	73
Stockholder Vote Required for Mergers, Sales of Assets and Other Transactions	74
Transactions with Officers and Directors	74
Dividends	75
Dissenters’ Rights	76
Stockholder Preemptive Rights	77
Indemnification	78
Limitations on Directors’ Liability	79
Amendment of Articles of Incorporation or Certificate of Incorporation	79
Amendment of Bylaws	79
ELECTION OF DIRECTORS (Proposal Two)	80
OTHER INFORMATION ABOUT DIRECTORS, OFFICERS AND CERTAIN STOCKHOLDERS	84
RATIFICATION OF INDEPENDENT AUDITORS (Proposal Three)	93
ADJOURNMENT OF ANNUAL MEETING (Proposal Four)	95
LEGAL MATTERS	95
EXPERTS	95
OTHER INFORMATION ABOUT THE ANNUAL MEETING	95
WHERE YOU CAN FIND MORE INFORMATION	96
APPENDICES:
APPENDIX A Agreement and Plan of Merger dated as of January 22, 2004, among International Bancshares Corporation, LFC Acquisition Corp. and Local Financial Corporation	A-1
APPENDIX B Opinion of Sandler O’Neill & Partners, L.P.	B-1
APPENDIX C Delaware Dissenters’ Rights of Appraisal	C-1
Opinion/Consent of Cox & Smith Incorporated
Consent of KPMG LLP
Consent of KPMG LLP
Form of Proxy Card
Form of Cover Letter for Election Form
Form of Election Form and Letter of Transmittal
Form of Notice of Guaranteed Delivery
Form of Election Information for Brokers & Dealers
Form of Election Information for Clients
Consent of Sandler O'Neill & Partners, L.P.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why have you sent me this document?

A:	We are delivering this document to you because it is serving as both a proxy statement for Local and a prospectus of IBC. It is a proxy statement because it is being used by Local’s board of directors to solicit the proxies of its stockholders. It is a prospectus because IBC is offering shares of its common stock in exchange for shares of Local in the merger described below.

This proxy statement-prospectus contains important information regarding the proposed merger, as well as information about IBC and Local. It also contains important information about what their respective boards of directors and management considered when evaluating this proposed merger. We urge you to read this proxy statement-prospectus carefully, including its appendices.

Q:	What is happening in this transaction?

A:	The result of the transaction is Local will be merged into IBC and Local’s separate corporate existence will cease. The merger is governed by the Agreement and Plan of Merger dated January 22, 2004, a copy of which is included as APPENDIX A to this proxy statement-prospectus. Following the merger of Local into IBC, Local Oklahoma Bank will be merged into International Bank of Commerce, IBC’s lead bank subsidiary, and the Local Oklahoma Bank branch offices will be operated as branches of International Bank of Commerce.

Q:	Why is the merger proposed?

A:	IBC and Local are proposing the merger because their respective boards of directors have concluded that the merger is in the best interests of their respective institutions and their stockholders. We believe that the merger affords a fair price and an opportunity for the combined companies to offer customers a broader array of services and products.

Q:	What will I receive in the Merger?

A:	If the merger takes place, each share of Local common stock (other than dissenting shares) will be converted into the right to receive either:

•	a number of shares of IBC common stock equal to $22.00 (subject to upward adjustment as further described herein) divided by the IBC common stock value (determined as set forth herein); or

•	$22.00 (subject to upward adjustment as further described herein) in cash.

Local stockholders will be given the opportunity to elect to receive either IBC common stock, cash or a combination of IBC common stock and cash for their shares of Local common stock, but all elections of Local stockholders will be subject to certain allocation procedures as provided in the merger agreement. See “The Merger Agreement — Determination of Merger Consideration” beginning on page 50, “The Merger Agreement — Election Procedures” beginning on page 51 and “The Merger Agreement — Allocation Procedures” beginning on page 51.

Q:	Will IBC stockholders receive any consideration as a result of the merger?

A:	No. IBC stockholders will not receive any consideration as a result of the merger. The merger will not change the number of shares of IBC common stock owned by IBC stockholders.

Q:	What percentage of IBC will be held by former Local stockholders if the merger is completed?

A:	If the merger is completed without any upward adjustment to the per share merger consideration, Local stockholders will own approximately 4.5% of the outstanding common stock of IBC, depending on the applicable IBC common stock value.

Q:	What are the federal tax consequences of the merger to a Local stockholder?

A:	The receipt of IBC common stock, cash or a combination of IBC common stock and cash in connection with the surrender of Local common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, Local stockholders will recognize gain or loss as a result of the merger measured by the difference, if any, between (a) the fair market value of any IBC common stock received, valued at the effective time of the merger, plus the amount of any cash received, and (b) the Local stockholder’s adjusted tax basis in the Local common stock exchanged in the merger. The U.S. federal income tax treatment described above may not apply to every Local stockholder. Tax matters can be complicated and the tax consequences to Local stockholders will depend on their own specific tax situations. As a result, you should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:	When do Local stockholders make their election to receive IBC common stock, cash or a combination thereof?

A:	We will send you separate written instructions for exchanging your Local stock certificates and making the stock/cash election. We expect to send you written instructions for making the stock/cash election approximately 35 days before the expected closing date of the merger, and all elections must be returned by a date approximately five days before the expected closing date. A press release will be issued announcing the election deadline near the time we mail the election form. See “The Merger Agreement — Election Procedures” beginning on page 51 for a description of the election mechanics. Local stockholders should NOT return their stock certificates at this time.

Q:	What if I object to the merger?

A:	As a Local stockholder, you are not required to participate in the merger, even if it is approved by the other stockholders of Local. If you vote against the merger, and follow the other steps required by law to perfect your dissenters’ rights of appraisal under Delaware law, you will be entitled to receive cash for your Local shares. See “The Merger — Dissenters’ Rights of Appraisal” beginning on page 42.

Q:	What should I do now?

A:	Simply indicate on your proxy card how you want to vote and then sign and mail your proxy card in the enclosed return envelope in time to be represented at the Annual Meeting. You may also vote by logging onto the Internet or by phone by following the instructions on your proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares for you only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you fail to instruct your broker how to vote your shares, the effect will be the same as a vote against the merger.

Q:	What happens if I do not vote?

A:	Not voting has the same effect as voting against the merger. In addition, if you do not vote, your shares will not be counted to help establish a quorum at the Annual Meeting.

Q:	Can I change my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the Annual Meeting. If your shares are held in your name you may do this in one of three ways:

•	Send a written notice to the Corporate Secretary of Local stating that you are revoking your proxy;

•	Complete and submit a later signed proxy; or

•	Attend the Annual Meeting and vote in person, but only if you inform the Corporate Secretary before the voting begins that you want to cancel your proxy and vote in person. Simply attending the Annual Meeting, however, will not revoke your proxy.

If you choose either of the first two methods, you must submit your notice of revocation or your later signed proxy to Local at Local’s address provided herein.

Q:	Should Local stockholders send in their stock certificates now?

A:	No. We will send you written instructions for exchanging your stock certificates and making the stock/cash election at a later date.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. We expect the merger to be completed in the summer of 2004, assuming all conditions to the merger have been satisfied, including receipt of all required stockholder and regulatory approvals. If all conditions to the merger have not been satisfied at that time, the merger will be completed as soon as practicable once all the conditions have been satisfied. If the merger does not occur until after August 15, 2004, the aggregate merger consideration to be paid to the holders of Local common stock would be increased by $76,667 for each day from and after August 16, 2004 until the effective date of the merger. If the aggregate merger consideration payable to Local stockholders is increased, then the per share merger consideration payable for each share of Local common stock (whether paid for in cash or shares of IBC common stock) will automatically be increased.

Q:	What risks should I consider?

A:	You should review “RISK FACTORS” beginning on page 19 of this proxy statement-prospectus. You should also review the factors considered by the board of directors of Local in approving the merger.

Q:	Who can help answer my questions?

A:	If you have more questions about the merger or the Annual Meeting, you should contact:

For IBC:	For Local:

International Bancshares Corporation P.O. Box 1359 1200 San Bernardo Laredo, Texas 78040 Attn: Jonathan A. Nixon, General Counsel-IBC Bank (210) 518-2500	D.F. King & Co. 48 Wall Street New York, New York 10005 (800) 431-9645

SUMMARY

      This summary highlights selected information from this proxy statement-prospectus and does not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement-prospectus and the documents to which it refers you. See “Where You Can Find More Information” beginning on page 96 of this proxy statement-prospectus.

The Proposed Merger (see page 50)

      In the proposed merger, LFC Acquisition Corp., an indirect subsidiary of IBC formed for the purpose of the merger, will merge with and into Local. Local will survive the merger and become a wholly-owned subsidiary of IBC, and immediately thereafter, Local will be merged into IBC and Local’s separate corporate existence will cease. As a result, Local stockholders will exchange their Local common stock for shares of IBC common stock, cash or a combination of cash and shares of IBC common stock.

The Parties to the Merger (see page 66)

International Bancshares Corporation 1200 San Bernardo Laredo, Texas 78040 Telephone: (956) 722-7611	International Bancshares Corporation, headquartered in Laredo, Texas, is a Texas corporation and multi-bank financial holding company with $6.6 billion in assets. IBC has more than 100 main banking and branch facilities located in 35 communities in South, Central and Southeast Texas.

IBC’s common stock trades on the Nasdaq National Market under the symbol “IBOC.”

LFC Acquisition Corp. 1200 San Bernardo Laredo, Texas 78040 Telephone: (956) 722-7611	LFC Acquisition Corp. is a Delaware corporation and wholly-owned indirect subsidiary of IBC formed for the purpose of completing the merger and has conducted no other business.

Local Financial Corporation 3601 N.W. 63rd Street Oklahoma City, Oklahoma 73116 Telephone: (405) 841-2100	Local Financial Corporation is the $2.9 billion parent company of Local Oklahoma Bank, which provides a full range of commercial and personal banking services at 52 locations across Oklahoma. Its primary markets include Oklahoma’s largest population and business centers: Oklahoma City, Tulsa and Lawton, as well as cities from Miami in the northeastern corner of the state, to Elk City in the west and Ardmore in southern Oklahoma.

Local’s common stock trades on the Nasdaq National Market under the symbol “LFIN.”

What Local Stockholders Will Receive in the Merger (see page 50)

      At the effective time of the merger, each outstanding share of Local common stock (except dissenting shares) will be converted into the right to receive either:

•	a number of shares of IBC common stock equal to $22.00 (subject to upward adjustment as further described herein) divided by the IBC common stock value (determined as set forth herein), or

•	$22.00 (subject to upward adjustment as further described herein) in cash.

      Local stockholders will have the opportunity to elect to receive IBC common stock, cash or a combination of IBC common stock and cash for shares of Local common stock held by them, but all elections will be subject to certain allocation procedures as provided in the merger agreement. The allocation procedures are intended to ensure that 25% of the outstanding shares of Local common stock will be converted into the right to receive IBC common stock and 75% of the outstanding shares of Local common stock will be converted into the right to receive cash. The number of whole shares of IBC common stock that Local stockholders receive will be determined by dividing $22.00 by the average closing price of the IBC common stock during the 10 trading-day period beginning 15 business days before the effective time of the merger. For purposes of determining the number of shares of IBC common stock to be received by Local stockholders, the merger agreement provides that the IBC common stock value cannot be less than $36.80 or more than $44.80, as adjusted to reflect a stock dividend that IBC declared on April 1, 2004. Fractional shares of IBC common stock will not be issued. Instead, a cash amount equal to the IBC common stock value multiplied by the fractional share interest to be received will be paid.

Election of the Method of Payment for Local Stock (see page 51)

      Local stockholders who wish to make an election must complete the election form and related transmittal materials that will be provided in a separate mailing. For an election to be valid, a properly executed election form must be received by the exchange agent before the election deadline. IBC currently anticipates that the election deadline will be approximately five (5) business days prior to the anticipated effective time of the merger. A press release will be issued announcing the election deadline near the time Local mails the election form. See “The Merger Agreement — Election Procedures” beginning on page 51 for a description of the election mechanics.

Adjustments to Merger Consideration (see page 50)

      The merger agreement provides that, if the effective time of the merger does not occur until after August 15, 2004, the aggregate consideration to be paid to the holders of Local common stock would be increased by $76,667 for each day from and after August 16, 2004 until the effective time of the merger. In that event, each Local stockholder would be entitled to a pro rata increase in the per share merger consideration they would receive for each share of Local common stock held.

IBC Stock Dividend (see page 50)

      On April 1, 2004, IBC declared a 25% stock dividend payable to IBC stockholders of record on May 3, 2004. As a result of the stock dividend, the minimum and maximum values used in determining the IBC common stock value will automatically be adjusted from the corresponding amounts included in the merger agreement to reflect the stock dividend. Accordingly, the IBC common stock value described in Section 3.1(c) of the merger agreement, a copy of which is included as APPENDIX A to this proxy statement-prospectus, does not reflect the IBC stock dividend. Except as otherwise noted, all calculations in this proxy statement-prospectus have been made as if the stock dividend had already been paid, and the resulting adjustments required under the merger agreement already made, at the time of such calculation.

Effect of Changes in Price of IBC Common Stock (see page 50)

      Depending on the average price per share of IBC common stock during the 10 business day determination period, which begins 15 business days prior to the effective time of the merger, the exchange ratio by which shares of Local common stock would be exchanged for IBC common stock may vary. If the IBC common stock value during the determination period is equal to or less than $36.80 per share, the exchange ratio will be based on $36.80 per share, and if the IBC common stock value during the determination period is equal to or more than $44.80 per share, the exchange ratio will be based on $44.80 per share. These values give effect to the IBC stock dividend. The following chart illustrates the differences in the exchange ratio that would result based on the average price per share of IBC common stock during the determination period:

IBC Average Price Per Share	IBC Common Stock Value	Exchange Ratio

$35.00	$36.80	.5978
$36.80	$36.80	.5978
$38.00	$38.00	.5789
$40.00	$40.00	.5500
$42.00	$42.00	.5238
$44.80	$44.80	.4911
$46.00	$44.80	.4911

      For example, if the IBC average price per share during the determination period is $40.00, the exchange ratio by which each share of Local common stock would be converted would be .5500. In this example, each share of Local common stock would be converted into the right to receive either $22.00 in cash or .5500 shares of IBC common stock.

Aggregate Amount of Cash and Number of Shares IBC Will Issue in the Merger

      The IBC common stock value for purposes of computing the exchange ratio can be no less than $36.80 per share and no more than $44.80 per share. Based on Local’s approximately 16.6 million shares of common stock outstanding, and assuming no adjustment to the $22.00 per share merger consideration to be paid for the shares of Local common stock in the merger:

•	if the IBC common stock value is $44.80 per share or more, the exchange ratio would be .4911 IBC common shares for each share of Local common stock. At that exchange ratio, an aggregate of approximately 2.0 million IBC common shares would be issued to Local stockholders; and

•	if the IBC common stock value is $36.80 per share or less, the exchange ratio would be .5978 IBC common shares for each Local share. At that exchange ratio, an aggregate of approximately 2.5 million IBC common shares would be issued to Local stockholders.

      The aggregate amount of cash that IBC will pay to Local stockholders in connection with the merger is approximately $274 million.

Material U.S. Federal Income Tax Consequences (see page 41)

      The receipt of IBC common stock, cash or a combination of IBC common stock and cash in connection with the surrender of Local common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, Local stockholders will recognize gain or loss as a result of the merger measured by the difference, if any, between (a) the fair market value of any IBC common stock received, valued at the effective time of the merger, plus the amount of any cash received and (b) the Local stockholder’s adjusted tax basis in the Local common stock exchanged in the merger.

      The U.S. federal income tax treatment described above might not apply to every Local stockholder. Tax matters can be complicated and the tax consequences to Local stockholders will depend on their own specific tax situations. As a result, you should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Local’s Board Recommends Approval of the Merger (see page 29)

      Local’s board of directors believes that the merger agreement and the merger are fair to, and in the best interests of, Local’s stockholders and has approved the merger agreement and unanimously recommends that Local stockholders vote “FOR” adoption of the merger agreement.

Opinion of Local’s Financial Advisor (see page 31)

      Among other factors considered in deciding to approve the merger, the Local board of directors received the opinion of its financial advisor, Sandler O’Neill & Partners, L.P., that, as of January 22, 2004 (the date on which the Local board of directors approved the merger agreement), the merger consideration was fair to the holders of Local common stock from a financial point of view. This opinion was subsequently confirmed in writing as of the date of this document. The opinion of Sandler O’Neill dated as of the date of this document is included as APPENDIX B. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Sandler O’Neill in providing its opinion. Sandler O’Neill’s opinion is directed to the Local board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. Local has agreed to pay Sandler O’Neill a cash fee based on the aggregate consideration received by Local stockholders. Local will pay Sandler O’Neill approximately $3.8 million (based on the closing price of IBC’s common stock on March 15, 2004), of which approximately $750,000 has been paid, $500,000 would be payable upon obtaining stockholder approval of the merger and the remaining portion of approximately $2.55 million would be payable upon closing of the merger.

Additional Merger Benefits to Local’s Management (see page 40)

      Local’s directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as stockholders of Local. These interests include, among other things:

•	The payment of cash amounts to executive officers of Local whose employment is being terminated in connection with the merger aggregating approximately $6.5 million;

•	The payment of cash amounts to certain executive officers of Local aggregating approximately $6.5 million pursuant to their change of control agreements;

•	The conversion of all stock options to purchase shares of Local’s common stock into the right to receive the per share cash merger consideration, less the exercise price of the option, that are held by directors and executive officers of Local;

•	The payment to certain executive officers of an amount equal to their tax liability resulting from the exercise of their stock options. The amount of the payment is estimated to be, in the aggregate, $7.9 million; and

•	IBC’s agreement to honor indemnification obligations of Local and to purchase liability insurance for Local’s directors and officers following the merger, subject to the terms described in the merger agreement.

      The board of directors of Local was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Dissenters’ Rights of Appraisal (see page 42)

      Delaware law provides stockholders with appraisal rights. This means that if the merger is consummated, in lieu of accepting the merger consideration, you are entitled to have the value of your shares of Local common stock independently determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the merger, and to receive payment based on that valuation, provided you satisfy all the requirements of Delaware law to perfect appraisal rights. To exercise your appraisal rights, you must deliver a written demand for appraisal to Local before the vote of Local stockholders at the Annual Meeting, on May 19, 2004, you must not vote in favor of the approval and adoption of the merger agreement and you must comply with the applicable Delaware law procedures. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. These procedures are described more fully beginning on page 42 of this proxy statement-prospectus, and a copy of the relevant Delaware statutory provisions regarding dissenters’

rights of appraisal is included in this proxy statement-prospectus as APPENDIX C. The amount awarded by the Delaware Court of Chancery could be greater than, less than or equal to the per share merger consideration to be paid to holders of Local common stock in the merger.

Surrender of Local Shares (see page 47)

      To receive the merger consideration, you will need to surrender your Local share certificates. If you submit the election form and related transmittal materials that will be provided to you in a separate mailing, you will be required to submit your Local share certificates at that time. Otherwise, after the merger is completed, the exchange agent will send you written instructions for exchanging your stock certificates.

      Please do NOT send in your stock certificates until you receive further instructions.

Local Annual Meeting (see page 23)

      Local will hold its Annual Meeting at 10:00 a.m., local time, on May 19, 2004, at the Waterford Marriott Hotel, located at 6300 Waterford Blvd., Oklahoma City, Oklahoma 73118-1104. You can vote at the Annual Meeting if you owned Local common stock at the close of business on April 5, 2004, the record date for the meeting. At the Annual Meeting, you will be asked to vote on proposals to adopt the merger agreement, to elect three (3) directors, to ratify the appointment of independent auditors, to adjourn the Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to constitute a quorum or approve the proposals to be presented at the Annual Meeting and to act on any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting. Such matters are more fully discussed in this proxy statement-prospectus.

Vote Required to Approve Merger (see page 24)

      To complete the merger, the holders of a majority of the shares of Local common stock outstanding at the record date must adopt the merger agreement. No vote of IBC stockholders is required to complete the merger.

      At the record date:

•	there were 16,613,073 shares of Local common stock issued and outstanding and entitled to vote at the Annual Meeting; and

•	Local’s directors and executive officers and their affiliates beneficially owned a total of 322,308 shares of Local common stock (excluding shares issuable upon exercise of outstanding options and warrants), representing approximately 1.9% of the shares of Local common stock outstanding.

      Local’s board of directors unanimously approved the merger agreement. It is currently anticipated that the directors and executive officers of Local will vote the shares of Local common stock held by them in favor of the merger.

Regulatory Approvals Required (see page 45)

      The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Texas Department of Banking must approve the merger and the subsidiary mergers, and the Oklahoma Department of Banking must approve IBC Bank’s ownership and operation of Local Oklahoma’s branches. On or about March 11, 2004, IBC filed applications with these agencies requesting approval of the merger and the subsidiary mergers. In addition, IBC and Local will be required to file applications with the National Association of Securities Dealers and the Oklahoma Department of Insurance in connection with the change of control of certain Local subsidiaries that will occur as a result of the merger. To the extent that any materially burdensome conditions are imposed on Local or IBC by such regulatory agencies, each of Local and IBC has the right to terminate the merger agreement.

Other Conditions to Completing the Merger (see page 54)

      In addition to stockholder and regulatory approvals, a number of other conditions must be met before the merger can be completed. These conditions include:

•	authorization for listing on the Nasdaq National Market of the shares of IBC common stock to be issued to Local stockholders pursuant to the merger agreement;

•	absence of any court or governmental authority order prohibiting the merger;

•	accuracy in all material respects of the representations and warranties in the merger agreement;

•	compliance in all material respects with the covenants, agreements and conditions of the merger agreement;

•	absence since the date of the merger agreement of any change or circumstance which has had or is likely to result in or cause any material adverse effect on Local or IBC;

•	resignation of certain officers of Local; and

•	IBC shall have taken all steps necessary to assume certain debt obligations of Local.

      IBC or Local can waive a condition it is entitled to assert as long as there is not a legal requirement that the condition be met.

Termination of the Merger Agreement (see page 58)

      IBC and Local can mutually agree to terminate the merger agreement and abandon the merger at any time prior to completion of the merger, even if Local stockholders have already voted to approve the merger agreement.

      Also, either company can terminate the merger agreement without the consent of the other if:

•	the merger is not completed by October 31, 2004, unless the failure to complete the merger on or before that date has to any extent been caused by or has resulted from the failure of the party seeking to terminate to fulfill any obligation under the merger agreement;

•	a court or other governmental authority prohibits the merger or fails to approve the merger;

•	the Local stockholders do not approve the merger agreement; or

•	the other party breaches any representation, warranty or covenant contained in the merger agreement so that the conditions to the merger agreement would be unable to be satisfied.

      IBC can terminate the merger agreement at any time before the merger is completed if Local’s board of directors:

•	fails to recommend, withdraws, changes or modifies in a manner adverse to IBC, its approval or recommendation of the merger agreement;

•	approves an acquisition proposal from a third party after concluding in good faith, taking into account all legal, financial, regulatory and other aspects, that such proposal is more favorable to its stockholders from a financial point of view; or

•	fails to reject a tender offer commenced by a third party unaffiliated with IBC for 15% or more of the capital stock of Local.

      Local may terminate the merger agreement at any time prior to receiving stockholder approval if it receives an acquisition proposal from a third party and the Local board of directors concludes in good faith, taking into account all legal, financial, regulatory and other aspects, that such proposal is more favorable to its stockholders from a financial point of view and approves the third party acquisition proposal, provided that IBC has been given an opportunity to renegotiate the terms of the merger agreement.

Termination Fee (see page 59)

      Local must pay IBC a termination fee of $12.0 million if the merger agreement is terminated under various circumstances described in the merger agreement. See “The Merger Agreement — Termination Fee” beginning on page 59.

Local May Not Solicit Other Offers (see page 55)

      Local has agreed that while the merger is pending, it will not initiate or, subject to its fiduciary obligations, engage in discussions with any third party other than IBC regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

Effect of Merger on Rights of Local Stockholders (see page 70)

      The rights of Local stockholders are governed by Delaware law, as well as Local’s certificate of incorporation and bylaws. After completion of the merger, however, the rights of the former Local stockholders who receive IBC common stock in the merger will be governed by Texas law, as well as IBC’s articles of incorporation and bylaws. Although Texas law and IBC’s articles of incorporation and bylaws are similar in many ways to Delaware law and Local’s certificate of incorporation and bylaws, there are some substantive and procedural differences that will affect the rights of Local stockholders.

IBC Will Control Local After the Merger

      Following the merger, Local’s separate corporate existence will cease. Immediately following the merger, Local Oklahoma Bank will be merged into International Bank of Commerce and the Local Oklahoma Bank branch offices will be operated as branches of International Bank of Commerce.

Treatment of Local Stock Options (see page 40)

      Each option to purchase shares of Local common stock will be cancelled in connection with the merger and the option holder will be entitled to receive an amount in cash equal to the excess, if any, of the per share cash consideration to be paid in the merger over the exercise price of each cancelled option.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

      The following tables present (1) selected historical financial data of IBC, (2) selected historical financial data of Local and (3) selected unaudited pro forma consolidated financial data of IBC, which reflect the merger.

Selected Consolidated Historical Financial Data of IBC and Local

      The following selected financial information is to aid you in your analysis of the financial aspects of the merger. The annual IBC historical information is derived from the consolidated financial statements of IBC as of and for each of the fiscal years ended December 31, 1999 through 2003. The annual Local historical information is derived from the consolidated financial statements of Local as of and for each of the fiscal years ended December 31, 1999 through 2003. The historical results set forth below and incorporated by reference into this proxy statement-prospectus are not necessarily indicative of the future performance of IBC or Local.

      The following information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained in that company’s Annual Report on Form 10-K for the year ended December 31, 2003, which are incorporated by reference into this proxy statement-prospectus, as well as other information filed by that company with the SEC. See “Where You Can Find More Information” on page 96 of this proxy statement-prospectus. You should not rely on historical results as indicating the future performance of IBC, Local or the combined company.

International Bancshares Corporation and Subsidiaries

	As of or for the Years Ended December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands except per share amounts)
Balance Sheet Data:
Assets	$6,578,310	$6,495,635	$6,381,401	$5,860,714	$5,421,804
Net loans	2,700,354	2,725,349	2,608,467	2,212,467	1,876,754
Deposits	4,435,699	4,239,899	4,332,834	3,744,598	3,527,212
Other borrowed funds(1)	845,276	1,185,857	777,296	1,432,500	1,380,000
Junior subordinated deferrable interest debentures(1)	172,254	—	—	—	—
Shareholders’ equity	577,383	547,264	497,028	416,892	353,436
Income Statement Data:
Interest income	$318,051	$353,928	$390,355	$415,332	$337,219
Interest expense	94,725	116,415	200,808	251,756	185,205

Net interest income	223,326	237,513	189,547	163,576	152,014
Provision for possible loan losses	8,291	8,541	8,631	6,824	6,379
Non-interest income	127,273	85,645	79,588	63,796	64,483
Non-interest expense	159,754	154,843	135,441	111,957	106,983

Income before income taxes and cumulative change in accounting principle	182,554	159,774	125,063	108,591	103,135
Income taxes	60,426	54,013	41,721	33,417	36,887
Cumulative effect of a change in accounting principle, net of taxes(2)	—	(5,130)	—	—	—

Net income	$122,128	$100,631	$83,342	$75,174	$66,248

Adjusted net income(2)	$122,128	$100,631	$86,188	$77,266	$68,132

	As of or for the Years Ended December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands except per share amounts)
Per common share(3):
Basic	$2.53	$2.02	$1.62	$1.44	$1.24
Diluted	$2.48	$1.97	$1.58	$1.42	$1.22
Adjusted per common share(2)(3):
Basic	$2.53	$2.02	$1.66	$1.48	$1.28
Diluted	$2.48	$1.97	$1.64	$1.46	$1.26
Selected Ratios (4):
Return on Common Equity	22.68%	20.44%	17.78%	20.92%	17.88%
Return on Assets	1.79	1.58	1.39	1.33	1.31
Percentage of Average Shareholders’ Equity to Average Total Assets	7.89	7.74	7.84	6.36	7.34
Percentage of Cash Dividends Per Share to Net Income Per Share	26.62	23.92	28.32	31.23	28.63
Efficiency Ratio(5)	45.60	47.90	50.30	49.24	49.42
Net Interest Spread(6)	3.43	3.89	3.13	2.86	2.97

(1)	See note 9 of the notes to the consolidated financial statements of IBC contained in IBC’s Annual Report on Form 10-K for the year ended December 31, 2003 regarding the adoption of Financial Accounting Standards Board Interpretation No. 46R (FIN 46R). IBC early-adopted the provisions of FIN 46R as of December 31, 2003 and thus deconsolidated its investment in eight special purpose business trusts established for the issuance of trust preferred securities.

(2)	See note 14 of the notes to the consolidated financial statements of IBC contained in IBC’s Annual Report on Form 10-K for the year ended December 31, 2003 regarding the discontinuation of goodwill amortization. On January 1, 2002, IBC adopted the remaining provisions of Statement of Financial Accounting Standards (SFAS) No. 142, which discontinued amortization of goodwill. Accordingly, there is no adjusted net income or per common share data for the years ended December 31, 2003 or 2002.

(3)	Per share amounts have been retroactively adjusted to reflect the 25% stock dividend declared by IBC on April 1, 2004 and payable to IBC stockholders of record on May 3, 2004.

(4)	The average balances for purposes of the above table are calculated on the basis of month-end balances.

(5)	Represents noninterest expense (exclusive of amortization of intangibles) divided by the aggregate of net interest income before provision for loan losses and noninterest income (exclusive of gains and losses on sales of assets).

(6)	Net interest spread represents the difference between the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

Local Financial Corporation and Subsidiaries

	As of or for the Years Ended December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands except per share amounts)
Statement of Financial Condition and Other Data:
Total assets	$2,881,543	$2,839,858	$2,820,051	$2,377,011	$2,381,607
Cash and due from banks	58,746	51,166	50,791	39,571	48,122
Loans receivable, net	2,240,565	2,084,144	1,972,145	1,848,876	1,685,550
Securities available for sale	99,853	163,473	193,736	354,048	529,230
Securities held to maturity	277,571	364,832	430,956	—	—
Nonperforming assets(1)	10,661	12,960	9,627	10,903	7,536
Deposits	1,898,950	1,829,439	1,809,362	1,931,793	1,848,340
Securities sold under agreements to repurchase	66,367	59,696	38,694	38,214	—
Senior Notes	21,295	21,295	21,545	41,160	75,250
FHLB advances	637,219	684,193	728,205	190,028	302,035
Mandatorily redeemable trust preferred securities	—	60,250	40,250	—	—
Junior subordinated debentures(2)	62,115	—	—	—	—
Stockholders’ equity	175,441	167,880	163,536	156,271	128,294
Number of full service customer facilities	52	52	51	51	51
Approximate number of full-time equivalent employees	846	835	818	810	777
Operations Data:
Interest income	$150,804	$175,493	$193,138	$190,202	$168,298
Interest expense	66,307	82,862	104,644	111,852	94,787

Net interest income	84,497	92,631	88,494	78,350	73,511
Provision for loan losses	(6,600)	(6,600)	(5,400)	(2,700)	(2,000)

Net interest income after provision for loan losses	77,897	86,031	83,094	75,650	71,511
Noninterest income	33,774	28,489	23,723	20,773	20,840
Noninterest expense	72,547	70,531	66,851	58,776	57,871

Income before provision for income taxes	39,124	43,989	39,966	37,647	34,480
Provision for income taxes	11,029	14,974	13,489	13,833	12,488

Net income(3)	$28,095	$29,015	$26,477	$23,814	$21,992

Earnings per share:
Net income:
Basic(4)	$1.65	$1.53	$1.30	$1.16	$1.07

Diluted(4)	$1.58	$1.48	$1.26	$1.16	$1.07

Performance Ratios(5):
Return on assets	0.99%	1.04%	1.01%	1.00%	0.99%
Return on common equity	16.60	17.05	15.65	17.18	17.65

	As of or for the Years Ended December 31,

	2003		2002		2001		2000		1999

	(Dollars in thousands except per share amounts)
Dividend payout ratio(6)	—		—		—		—		—
Net interest spread(7)	2.92		3.18		3.11		2.95		3.02
Net interest margin(8)	3.14		3.48		3.53		3.44		3.46
Noninterest expense to average assets(9)	2.55		2.52		2.54		2.48		2.61
Efficiency ratio(10)	61.61		58.62		58.70		58.33		60.35
Capital Ratios of Local:
Leverage capital	7.45		7.01		6.63		5.61		4.71
Core capital	9.89		9.64		9.24		7.74		6.81
Total capital	11.23		11.45		10.49		9.00		8.07
Capital Ratios of Local Oklahoma:
Leverage capital	8.17		8.07		7.28		7.30		7.93
Core capital	10.83		11.11		10.16		10.08		11.48
Total capital	12.09		12.37		11.41		11.34		12.74
Asset Quality Ratios:
Nonperforming assets to total assets at end of period(1)	0.37		0.46		0.34		0.46		0.32
Nonperforming loans to total loans at end of period(1)	0.43		0.53		0.39		0.53		0.40
Allowance for loan losses to total loans at end of period	1.34		1.40		1.38		1.51		1.65
Allowance for loan losses to nonperforming loans at end of period(1)	3.11	x	2.62	x	3.58	x	2.83	x	4.15	x

(1)	Nonperforming loans consist of nonaccrual loans and loans delinquent 90 days or more but still accruing interest, and nonperforming assets consist of nonperforming loans, real estate acquired through foreclosure or deed-in-lieu thereof and repossessions, net of writedowns and reserves.

(2)	See note 1(r) of the notes to the consolidated financial statements of Local contained in Local’s Annual Report on Form 10-K for the year ended December 31, 2003 regarding the adoption of FIN 46R. Local early-adopted the provisions of FIN 46R as of December 31, 2003 and thus deconsolidated its investment in three special purpose business trusts established for the issuance of trust preferred securities.

(3)	See note 1(r) of the notes to the consolidated financial statements of Local contained in Local’s Annual Report on Form 10-K for the year ended December 31, 2003 regarding the discontinuation of goodwill amortization. On January 1, 2002, Local adopted the remaining provisions of SFAS No. 142, which discontinued amortization of goodwill.

(4)	Net income per share and dividends per share are based upon the weighted average number of shares outstanding during the period. For the years ended December 31, 2003, 2002, 2001, 2000 and 1999, the weighted average number of shares for basic net income per share are 17,052,297, 18,912,354, 20,368,028, 20,537,209 and 20,537,209, respectively. Basic and diluted shares were the same for each year except in 2003, 2002 and 2001 where diluted shares were 17,758,565, 19,616,663 and 20,966,531, respectively.

(5)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods presented.

(6)	The dividend payout ratio represents dividends declared per share divided by net income per share. Local does not presently pay dividends.

(7)	Net interest spread represents the difference between the weighted average yield on interest-earning assets less the weighted average cost of interest-bearing liabilities.

(8)	Net interest margin represents net interest income divided by average interest-earning assets.

(9)	Noninterest expense excludes the amortization of intangibles.

(10)	Represents noninterest expense (exclusive of amortization of intangibles) divided by the aggregate of net interest income before provision for loan losses and noninterest income (exclusive of gains and losses on sales of assets).

Selected Unaudited Pro Forma Combined Consolidated Financial Statements’ Data

      The following table presents selected unaudited pro forma combined consolidated financial statements’ data of IBC and Local, including per share data and financial ratios, after giving effect to the merger and the IBC stock dividend. The table sets forth the information as if the merger had become effective on December 31, 2003, with respect to statement of condition data, and at the beginning of the earliest period presented, with respect to income statement data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. This table should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements, including the notes thereto, of each of IBC and Local, which are incorporated by reference herein, and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this proxy statement-prospectus. See “Where You Can Find More Information” on page 96 and “Pro Forma Financial Information” on page 60.

      The pro forma financial information set forth below does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during this period.

As of
December 31, 2003

(Dollars in thousands)
Selected Statement of Condition Data (at period-end):
Total assets	$9,665,463
Investment securities	3,416,524
Total loans	5,051,438
Net loans	4,969,329
Deposits	6,345,626
Total liabilities	8,997,128
Total stockholders’ equity	668,335

For the
Year Ended
December 31, 2003

(Dollars in thousands,
except per share data)
Selected Income Statement Data:
Interest income	$460,649
Interest expense	152,001

Net interest income	308,648
Provision for possible loan losses	(14,891)

Net interest income after provision	293,757
Non-interest income	161,047
Non-interest expense	238,731

Net income before taxes	216,073
Provision for income taxes	69,493

Net income	$146,580

Per Common Share Data(1):
Weighted average number of shares outstanding — basic	50,636,255
Net income — basic	$2.89
Weighted average shares outstanding — diluted	51,610,415
Net income — diluted	$2.84

(1)	Number of shares outstanding and per share amounts have been adjusted to reflect the 25% stock dividend declared by IBC on April 1, 2004 and payable to IBC stockholders of record on May 3, 2004.

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

      The following table presents per share financial information reflecting the merger of IBC and Local and summary historical financial information for each of IBC and Local. The pro forma information assumes that the acquisition of Local had been completed on the date indicated.

      IBC expects that the merger will result in certain merger, integration and restructuring expenses. The pro forma income and dividends data do not reflect any anticipated merger, integration and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to show how the combined company actually would have performed had IBC and Local been combined throughout the indicated period.

      The summary historical financial information of Local and IBC has been derived from historical consolidated financial information that IBC and Local have included in their respective prior filings with the SEC. Historical consolidated financial information for IBC can be found in its Annual Report on Form 10-K for the year ended December 31, 2003, and the historical consolidated financial information for Local can be found in its Annual Report on Form 10-K for the year ended December 31, 2003. See “Where You Can Find More Information” beginning on page 96 of this proxy statement-prospectus.

Year Ended
December 31, 2003

Net Income Per Common Share:
Historical:
IBC
Basic(1)	$2.53
Diluted(1)	2.48
Local
Basic	1.65
Diluted	1.58
Pro forma combined:
Basic(1)	2.89
Diluted(1)	2.84
Equivalent pro forma amount of Local (2):
Basic	1.59
Diluted	1.56
Dividends Per Common Share:
Historical
IBC(1)	$0.67
Local	—
Equivalent pro forma amount of Local(3)	0.37
Book Value Per Common Share (at period end):
Historical:
IBC(1)	$11.94
Local	10.60
Pro forma combined	13.19
Equivalent pro forma amount of Local(2)	7.25

(1)	IBC per share amounts have been retroactively adjusted to reflect the 25% stock dividend declared by IBC on April 1, 2004 and payable to IBC stockholders of record on May 3, 2004.

(2)	The equivalent pro forma per share data for Local is computed by multiplying pro forma combined IBC and Local information by an exchange ratio of .5500 (which is the exchange ratio that would apply if the IBC common stock value is $40.00 per share). The actual IBC common stock value — and thus the actual share exchange ratio — will not be known until immediately before the effective time of the merger.

(3)	The equivalent pro forma cash dividends per common share represent the historical cash dividends per common share declared by IBC and assume no change will occur, multiplied by an exchange ratio of .5500 (which is the exchange ratio that would apply if the IBC common stock value is $40.00 per share). The actual IBC common stock value — and thus the actual share exchange ratio — will not be known until immediately before the effective time of the merger.

RISK FACTORS

      Before deciding how to vote on the proposal to adopt the merger agreement, Local stockholders should carefully consider the following factors, in addition to the factors discussed in the Local and IBC documents filed with the SEC and the other information contained in this proxy statement-prospectus. See “Where You Can Find More Information” on page 96 of this proxy statement-prospectus

Risks Related to the Merger

Local stockholders may not receive the form of merger consideration they elect.

      Local stockholders will have the opportunity to elect the form of consideration to be received for all shares of Local common stock held by them, except that the right of a Local stockholder to elect all stock or all cash for his or her shares is limited because of allocation procedures described in the merger agreement, which are intended to ensure that 25% of the outstanding shares of Local common stock will be converted into the right to receive IBC common stock and 75% of the outstanding shares of Local common stock will be converted into the right to receive cash. Elections will be reallocated, if necessary, so that the resultant exchange for shares of IBC common stock and cash equal as close as practicable to this allocation. Therefore, Local stockholders may not receive exactly the form of consideration that they elect and may receive a pro rata amount of cash and IBC common stock. A detailed discussion of the consideration provisions of the merger agreement is described under “The Merger Agreement — Election Procedures” beginning on page 51 and “The Merger Agreement — Allocation Procedures” beginning on page 51. We recommend that stockholders carefully read it and the merger agreement attached hereto as APPENDIX A.

You will not know the precise value of the IBC common stock you will receive in the merger when you vote on the merger.

      The value of the consideration to be received by Local stockholders at the time of the merger will depend upon the market price of IBC common stock during the determination period. Because the market price of IBC common stock varies, the exchange ratio by which shares of Local common stock would be exchanged for share of IBC common stock may be lower on the date of closing than the market price of IBC common stock on the day the merger was announced, the date of the Annual Meeting or during the determination period.

      On January 22, 2004, the last trading day before the announcement of the merger, the closing price of IBC common stock was $40.38. On April 12, 2004, the latest practicable date prior to the mailing of this proxy statement-prospectus, the closing price of IBC common stock was $43.52. The foregoing per share values have been adjusted to reflect a 25% stock dividend declared by IBC on April 1, 2004 and payable to IBC stockholders of record on May 3, 2004.

The per share value of the merger consideration paid in shares of IBC common stock might be materially different than the per share value of the merger consideration paid in cash.

      The IBC stock value to be used in determining the exchange ratio in the merger is subject to a maximum of $44.80 and a minimum of $36.80. Accordingly, the value of the IBC common stock issued in the merger could be substantially different than the IBC common stock value used in calculating the exchange ratio. As a result, the per share value of the merger consideration paid in shares of IBC common stock might be materially different than the per share value of the merger consideration paid in cash.

Resales of IBC common stock following the merger may cause the market price to fall.

      As of March 5, 2004, IBC had 38,777,088 shares of common stock outstanding and 1,369,534 shares were issuable upon exercise of employee stock options, in each case without adjustment to reflect the IBC stock dividend. Assuming no adjustment to the merger consideration, up to approximately 2.5 million shares of IBC common stock may be issued in the merger at the high end of the exchange ratio assuming a $36.80 per share IBC common stock value and approximately 2.0 million shares at the low end of the exchange ratio using a $44.80 per share IBC common stock value, in each case after adjustment to reflect the IBC stock dividend. The issuance of these new shares of IBC common stock to holders of Local common stock in the merger, and the sale of additional shares that may become eligible for sale in the public market from time to time upon exercise of stock options previously or hereafter granted by IBC to its employees, will increase the total number of shares of IBC common stock outstanding after the merger. This increase will be substantial relative to the average trading volume of IBC shares on the Nasdaq National Market. Sales of a significant number of IBC shares following the merger could depress the market price of IBC common stock.

You will have less influence as a stockholder of IBC than as a stockholder of Local.

      Local stockholders will own approximately 4.5% of IBC’s outstanding common stock. Consequently, the Local stockholders will exercise much less influence over the management and policies of IBC than they currently exercise over the management and policies of Local.

The need for regulatory approvals may affect the date of completion of the merger or may diminish the benefits of the merger.

      Before the merger can be completed, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Texas Department of Banking must approve the merger and the subsidiary mergers, and the Oklahoma Department of Banking must approve IBC Bank’s ownership and operation of Local Oklahoma’s branches. In addition, IBC and Local will be required to file applications with the National Association of Securities Dealers and the Oklahoma Department of Insurance in connection with the change of control of certain Local subsidiaries that will occur as a result of the merger. Satisfying any requirements of these regulatory agencies may affect the date of completion of the merger. It is also possible that, among other things, restrictions and conditions on the combined operations of the two companies may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger. However, the terms of the merger agreement permit IBC or Local to terminate the merger agreement if any materially burdensome conditions are imposed on Local or IBC.

Failure to complete the merger could negatively impact Local’s stock price.

      If the merger is not completed for any reason, the price of Local’s common stock may decline to the extent that the current market price of its common stock reflects a market assumption that the merger will be completed. On January 22, 2004, the last trading day before the merger was announced, Local’s common stock closed at $22.57 a share.

Some of Local’s directors and officers have substantial additional interests in the merger.

      In deciding how to vote on the proposal to approve the merger agreement, you should be aware that some of Local’s directors and officers have interests in the proposed merger in addition to their interests as Local stockholders. For example, as of the date of this proxy statement-prospectus, Local’s directors and executive officers held options to acquire a total of 1,141,640 shares of Local common stock at a weighted average exercise price of $10.06 a share. At or immediately prior to the effective time of the merger, all such options will be cancelled and the holder of each cancelled option will receive an amount in cash equal to the difference, if any, between the per share cash consideration to be paid in the merger and the exercise price of the cancelled option. In addition, certain executive officers will receive an aggregate of approximately $7.9 million as payment for their tax liability incurred as a result of the exercise of their options. This amount has been accrued in Local’s consolidated financial statements at December 31, 2003.

      In addition, as a result of the proposed merger, certain members of Local’s and Local Oklahoma’s management will receive cash payments under employment agreements or change of control agreements with Local or a subsidiary of Local. See “The Merger — Additional Interests of Local Management”

beginning on page 40. The total estimated value of the cash payments expected to be made to Local’s management under the employment agreements and change of control agreements is approximately $13.0 million.

      Local’s board of directors is aware of these interests and considered them when it adopted the merger agreement.

The market price of IBC common stock may be affected by factors different from those affecting Local common stock.

      Upon completion of the merger, holders of Local common stock, to the extent such holders elect to receive IBC common stock in the merger, will become holders of IBC common stock. Some of IBC’s current businesses and markets differ from those of Local and, accordingly, the results of operations of IBC after the merger may be affected by factors different from those currently affecting the results of operations of Local. For information about the businesses of IBC and Local and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement-prospectus and referred to under “Where You Can Find More Information” on page 96 of this proxy statement-prospectus.

Risks Related to IBC Following Completion of the Merger

The Federal Reserve Board may alter our ability to include trust preferred securities in Tier 1 capital.

      Currently, the Federal Reserve Board allows bank holding companies such as IBC to include trust preferred securities in Tier 1 capital up to a maximum of 25% of Tier 1 capital. Federal Reserve Board regulations, including the regulation permitting trust preferred securities to be included in Tier 1 capital, are subject to change, and the Federal Reserve Board could reduce or eliminate a bank holding company’s ability to include trust preferred securities in the Tier 1 capital calculation. If trust preferred securities are excluded from the Tier 1 capital calculation, either altogether or to a greater extent than they are currently, and if that exclusion is retroactive or otherwise applies to IBC’s and Local’s previous issuances of trust preferred securities, then it would have the effect of reducing IBC’s Tier 1 capital ratio, perhaps below the 5% threshold required for IBC to be considered well capitalized. If IBC is no longer considered well capitalized under the Federal Reserve Board’s standards, or if IBC’s capital is materially reduced to a level near the threshold for being considered well capitalized, IBC may be limited in its ability to grow and to take actions that would further reduce its capital, such as share redemptions or dividend increases. If the law or applicable regulations are hereafter changed or if the trust preferred securities are otherwise excluded from Tier 1 capital, the terms of the trust preferred and the related debentures will permit IBC to redeem the securities at par.

IBC may have difficulty adapting its business model to the market areas served by Local and may have difficulty combining the operations of Local with its own operations.

      As a result of the acquisition of Local, IBC will begin to operate in markets throughout the state of Oklahoma, which are outside of its traditional market in South, Central and Southeast Texas. There can be no certainty that IBC’s business model can be successfully adapted and applied in the markets served by Local. Also, IBC may not be able to integrate successfully Local’s operations and to realize the strategic objectives and operating efficiencies it anticipates in connection with its acquisition of Local. In addition, as a result of the proposed acquisition, IBC may lose key Local personnel.

IBC relies heavily on its chief executive officer.

      IBC has experienced substantial growth in assets and deposits during the past, particularly since Dennis E. Nixon became Chairman of the Board and President of IBC in 1979. Although Mr. Nixon is a substantial stockholder of IBC, IBC does not have an employment agreement with Mr. Nixon and the loss of the services of Mr. Nixon could have a material adverse effect on IBC’s business and prospects.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This proxy statement-prospectus, including information incorporated by reference in this proxy statement-prospectus, might contain forward-looking statements about Local and IBC. Broadly speaking, forward-looking statements include:

•	projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, credit quality or other financial items;

•	consummation and anticipated timing of the merger;

•	descriptions of plans or objectives of management for future operations, products or services, including pending acquisitions;

•	forecasts of future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

      Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will” or similar expressions.

      Do not unduly rely on forward-looking statements. They are expectations about the future and are not guarantees. All subsequent written and oral forward-looking statements attributable to IBC or Local or any person acting on their behalf are expressly qualified by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of the document in which they are made. Neither IBC nor Local undertakes any obligation to update forward-looking statements to reflect changes that occur after that date.

      There are several factors — many beyond the control of IBC and Local — that could cause results to differ from expectations. Some of these factors are described in “Risk Factors” beginning on page 19 of this proxy statement-prospectus. Other factors are described in IBC’s and Local’s reports filed with the SEC, including their Annual Reports on Form 10-K for the year ended December 31, 2003, and other subsequently filed reports, which are incorporated by reference in this proxy statement-prospectus. See “Where You Can Find More Information” on page 96 of this proxy statement-prospectus.

GENERAL INFORMATION

      This document constitutes a proxy statement and is being furnished to all record holders of Local common stock in connection with the solicitation of proxies by the board of directors of Local to be voted at the Annual Meeting to be held on May 19, 2004, at 10:00 a.m., local time, at the Waterford Marriott Hotel, located at 6300 Waterford Blvd., Oklahoma City, Oklahoma 73118-1104. The purposes of the Annual Meeting are to consider and vote upon the following proposals: (i) to adopt the merger agreement among IBC, Acquisition Sub and Local, which provides for, among other things, the merger of Acquisition Sub with and into Local, (ii) the election of directors, (iii) the ratification of the independent auditors and (iv) to adjourn the Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to constitute a quorum and/or approve the proposals presented at the Annual Meeting.

      This document also constitutes a prospectus of IBC relating to the IBC common stock issuable to holders of Local common stock upon completion of the merger. Based on (i) the number of shares of Local common stock outstanding on the record date for the Annual Meeting, (ii) an assumed exchange ratio of .5500, (iii) the assumption that there is no adjustment to the $22.00 per share merger consideration payable in the merger and (iv) the provisions of the merger agreement that are intended to ensure that 25% of the outstanding shares of Local common stock are converted into shares of IBC common stock, approximately 2.27 million shares of IBC common stock will be issuable upon completion of the merger. The actual total number of shares of IBC common stock to be issued, as well as the actual amount of cash to be paid, in the merger will depend on the number of shares of Local common stock outstanding at the time of the merger, the actual exchange ratio, and the actual merger consideration payable in the merger.

      IBC has filed with the Securities and Exchange Commission, referred to as the SEC or as the Commission, a registration statement on Form S-4 under the Securities Act of 1933, as amended, for the registration of the IBC common stock proposed to be issued in the merger transaction described in this proxy statement-prospectus. This proxy statement-prospectus was filed as part of such registration statement.

      This proxy statement-prospectus does not contain all of the information set forth in the registration statement, as certain parts are permitted to be omitted by the rules and regulations of the Commission. For further information pertaining to IBC, the IBC common stock, and related matters, reference is made to the registration statement, including the exhibits filed as a part of the registration statement, which may be obtained from the Commission’s web site, www.sec.gov, or which may be inspected at the Public Reference Branch of the Commission referred to below.

      Throughout this document, except as otherwise specified, “Local,” “we” and “our” refer to Local Financial Corporation, “Local Oklahoma” refers to Local Oklahoma Bank, Local’s banking subsidiary, “IBC” refers to International Bancshares Corporation, “Acquisition Sub” refers to LFC Acquisition Corp., an indirect subsidiary of IBC, and “IBC Bank” refers to International Bank of Commerce, a banking subsidiary of IBC. Also, the merger between Acquisition Sub and Local is referred to as the “merger” and the mergers between Local Oklahoma and IBC Bank and between Local and IBC, each of which will occur immediately following the merger, are together referred to as the “subsidiary mergers.” The term “merger agreement” in this proxy statement-prospectus means the Agreement and Plan of Merger dated as of January 22, 2004, among International Bancshares Corporation, LFC Acquisition Corp. and Local Financial Corporation.

      IBC is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information which IBC files with the Commission can be read and copied at the Commission’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding IBC and other issuers that file electronically with the Commission. The Commission’s home page on the Internet is www.sec.gov. IBC also provides information through its home page on the Internet at www.ibc.com. Information on the Internet website of IBC or any subsidiary of IBC is not part of this proxy statement-prospectus, and you should not rely on that information in deciding how to vote on the merger proposal presented hereunder unless that information is also in this proxy statement-prospectus or in a document that is incorporated by reference into this proxy statement-prospectus.

      The approximate date on which this proxy statement-prospectus and the accompanying form of proxy are first sent or given to security holders is April 16, 2004.

ANNUAL MEETING

      Who Votes. If you hold shares of Local common stock as of April 5, 2004, you may vote at the Annual Meeting. On April 5, 2004, Local had 16,613,073 shares of common stock outstanding. Each share is entitled to one vote.

      HOW TO VOTE. YOU CAN VOTE IN ONE OF FOUR WAYS. YOU CAN VOTE BY MAIL, IN PERSON AT THE MEETING, AT THE INTERNET ADDRESS INDICATED ON THE ENCLOSED PROXY CARD OR BY USING THE TOLL-FREE TELEPHONE NUMBER INDICATED ON THE ENCLOSED PROXY CARD.

      You may vote by mail by completing and signing the proxy card that accompanies this proxy statement-prospectus and promptly mailing it in the enclosed envelope. We will vote your shares according to your instructions. You can tell us to vote for all, either or none of the nominees for director. You can tell us to approve, disapprove or abstain from voting for the merger agreement, the appointment of the independent auditors and/or the proposal to adjourn the Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to constitute a quorum and/or approve the proposals presented at the Annual Meeting. We have provided information about the merger agreement and the proposed merger, director nominees, the independent auditors and the adjournment proposal in the following pages of this proxy statement-prospectus. If you return a signed proxy card, but do not give any instructions, the proxy will be voted “FOR” adoption of the merger agreement, “FOR” the election of the nominees for director described herein, “FOR” the ratification of KPMG LLP as independent auditors for Local and “FOR” the proposal to adjourn the Annual Meeting if necessary to permit further solicitation of proxies.

      You may vote in person. If you attend the Annual Meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

      You may vote by logging on to the Internet address indicated on your proxy card and following the instructions at that site.

      You may vote using the toll-free telephone number indicated on your proxy card and following the instructions provided during the telephone call.

      Voting Shares In “Street Name.” If your shares are held in “street name,” your bank or brokerage firm is the record holder of your shares. We will send proxy materials to the record holder and it will forward those materials to you. To vote your shares, you must instruct your bank or brokerage firm according to the directions it provides you. If you do not instruct your bank or brokerage firm, it can vote your shares with respect to certain “discretionary” items (such as the election of directors, the ratification of the independent auditors and the adjournment proposal) but cannot vote your shares with respect to certain “non-discretionary” items (such as the approval of the merger agreement and the proposed merger). In the case of non-discretionary items, the shares will be treated as “broker non-votes,” which means they will be counted in determining a quorum but as a vote against the non-discretionary item. Consequently, failure to provide instructions to your bank or brokerage firm will have the effect of a vote against the merger agreement.

      If your shares are held in street name and you wish to vote in person at the Annual Meeting, you will need to obtain a proxy from your bank or brokerage firm.

      Changing Your Proxy. You can change or cancel your proxy at any time before we vote your shares in any of three ways:

(1) By giving the Corporate Secretary a written notice stating that you are revoking your proxy;

(2) By giving a later signed proxy; or

(3) By voting in person at the Annual Meeting (but only if you inform the Corporate Secretary before the voting begins that you want to cancel your proxy and vote in person).

      Counting the Necessary Votes. The affirmative vote of the holders of a majority of the outstanding shares of common stock is required to approve the merger agreement and the proposed merger. Directors are elected by a plurality of votes, which means that the three director nominees (the number of positions to be filled) receiving the highest number of votes will be elected. A majority of the votes cast at the Annual Meeting is required to ratify the independent auditors and the proposal to adjourn the Annual Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to constitute a quorum and/or approve the proposals presented at the Annual Meeting. If any incidental business is transacted at the Annual Meeting, the incidental business must receive a majority of the votes cast at the Annual Meeting.

      The presence in person or by proxy of at least a majority of the issued and outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. Abstentions and broker non-votes will be counted for determining a quorum, provided that should you abstain or fail to instruct to vote with respect to the merger agreement and the proposed merger, the effect will be the same as a vote against the merger agreement and the proposed merger.

      Voting by Participants in the Local Employee Stock Ownership Plan. Local is sending separate voting instruction forms to all plan participants who hold Local common stock in their accounts under Local’s employee stock ownership plan. These forms instruct First Bankers Trust, which acts as trustee for the Employee Stock Ownership Plan, to vote these shares in accordance with instructions from participants, or their beneficiaries, in the case of deceased participants. For shares as to which no voting instructions are received, the Employee Stock Ownership Plan trustee will vote these shares as directed by a designated plan fiduciary.

      Participants may revoke their voting instructions by executing and timely delivering to the Employee Stock Ownership Plan trustee a duly executed form bearing a later date or by giving advance notice to the Employee Stock Ownership Plan trustee at:

First Bankers Trust
P.O. Box 3566
Quincy, Illinois 62305-9988
Attention: Linda Schultz

      Under the terms of the Employee Stock Ownership Plan, only the Employee Stock Ownership Plan trustee can vote the shares held under the Employee Stock Ownership Plan, even if a participant or his or her beneficiaries attend the Annual Meeting in person.

      Local has instructed the Employee Stock Ownership Plan trustee to keep voting directions confidential and not to reveal participants’ votes to Local or to IBC, except for aggregate voting totals for participants.

      Confidentiality of Voting. We will keep your vote confidential. Your vote will be known only to the inspector of election and others involved in the tabulation. The inspector will not disclose your vote to the directors or the executive officers. We will not disclose your vote unless (i) we are required to do so by law (including in connection with the pursuit or defense of a legal or administrative action or proceeding), or (ii) there is a contested election for the board of directors. The inspector of elections will forward any written comments that you make on the proxy card to management without providing your name, unless you expressly request disclosure on your proxy.

      Incidental Business. Proxies customarily ask for authority to transact other business that may come before the Annual Meeting. Much of this business is procedural, such as a vote on adjournment. Except for the proposal to approve the merger agreement, the election of directors, ratification of the independent auditors and to adjourn the Annual Meeting to further solicit proxies if there are not sufficient votes at the time of the annual meeting to constitute a quorum and/or approve the proposals presented at the Annual Meeting, we do not know of any substantive business to be presented or acted upon at the Annual Meeting. Under our Bylaws, no substantive business besides that stated in the meeting notice may be transacted at any meeting of stockholders. If any matter is presented at the Annual Meeting on which a vote may properly be taken, the designated proxies will vote your shares as they think best unless you otherwise direct.

      Solicitation of Proxies. Local will pay for the costs of mailing this document to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. In addition to solicitation by mail, the directors, officers and employees of Local and its subsidiaries may solicit proxies from stockholders of Local in person or by telephone, telegram, facsimile or other electronic method without compensation other than reimbursement for their actual expenses.

      Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such person, and Local will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

      Local has retained D.F. King & Co., a professional proxy solicitation firm, to assist in the solicitation of proxies. The fee payable to D.F. King & Co. in connection with the merger is $5,000, plus reimbursement for reasonable out-of pocket expenses.

THE MERGER

(Proposal One)

General

      Under the terms and conditions set forth in the merger agreement, Acquisition Sub will be merged with and into Local. Local will be the surviving corporation at the effective time of the merger. Pursuant to the terms of the merger agreement, each share of common stock of Local outstanding at the effective time of the merger (other than dissenting shares) will be converted into the right to receive either:

•	a number of shares of IBC common stock equal to $22.00 (subject to upward adjustment as further described herein) divided by the IBC common stock value (determined as set forth herein); or

•	$22.00 (subject to upward adjustment as further described herein) in cash.

      Local stockholders will have the opportunity to elect to receive IBC common stock, cash or a combination of IBC common stock and cash for shares of Local common stock held by them, but all elections will be subject to certain allocation procedures. The allocation procedures are intended to ensure that 25% of the outstanding shares of Local common stock will be converted into the right to receive IBC common stock and 75% of the outstanding shares of Local common stock will be converted into the right to receive cash. The number of whole shares of IBC common stock that Local stockholders receive will be determined by dividing $22.00 by the average closing price of the IBC common stock during the 10 trading-day period beginning 15 business days before the effective time of the merger. For purposes of determining the number of shares of IBC common stock to be received by Local stockholders, the merger agreement provides that the IBC common stock value cannot be less than $36.80 or more than $44.80, each as adjusted for the IBC stock dividend. Fractional shares of IBC common stock will not be issued. Instead, a cash amount equal to the IBC common stock value multiplied by the fractional share interest to be received will be paid.

Background of the Merger

      As part of its continuing efforts to enhance Local’s banking franchise and maximize stockholder value, Local’s management and board of directors have regularly considered various strategic alternatives, including continuing as an independent institution, growing internally and entering into a strategic merger with another institution. Local’s board of directors also has periodically reviewed the competitive environment in its market area and the merger and consolidation activity in the financial services industry in general.

      Local’s board of directors had requested that management continue to seek out opportunities that would enhance shareholder value, including the possible sale of Local. In recent years, Local’s stock has sold at a price earnings multiple usually no higher than 10 based on trailing twelve-months earnings, except for a brief period in 2002 when it rose to 12. This was consistently lower than multiples of peer banks in Oklahoma. Since 2001, Edward Townsend, Local’s chief executive officer, had held informal discussions with several institutions regarding the potential business combination of Local with such institutions, including an in-market combination, as well as with other institutions known to be interested in expanding into Local’s market area. In addition, Mr. Townsend requested two investment banking firms other than Sandler O’Neill to conduct discreet inquiries in an effort to ascertain whether any out-of-state financial institutions had an interest in the Oklahoma market. Although several companies expressed an interest, the level of interest did not result in any negotiations. IBC was not one of the institutions with which Mr. Townsend held discussions during this time.

      The rapid decline in interest rates that started in 2001 and began to stabilize at historically unprecedented low levels at the beginning of 2002 put pressure on interest rate margins of Local. The prospects to obtain management’s and the board of directors’ goal for double-digit annual increases in earnings per share were becoming less likely and the growth of Local Oklahoma resulting from increased deposit and loan market share was slowing. In August 2003, Sandler O’Neill introduced Mr. Townsend to

Dennis Nixon, president and chief executive officer of IBC. Mr. Townsend and Mr. Nixon engaged in informal discussions regarding their respective companies, including the possibility of a business combination of Local and IBC. On August 25, 2003, representatives of Sandler O’Neill attended a meeting with Mr. Nixon and other IBC officers in San Antonio, Texas to discuss the strategic rationale for a potential acquisition of Local by IBC. As a result of this meeting, IBC indicated that it would like to perform a due diligence review of Local and IBC and Local entered into a confidentiality agreement dated September 22, 2003. During September 2003, Mr. Townsend held further discussions with contacts at other financial institutions regarding a possible business combination. On September 30, 2003, a meeting was held with Local’s board of directors to update them on the status of Mr. Townsend’s various discussions.

      By letter dated October 8, 2003, Local formally retained Sandler O’Neill as its financial advisor in connection with the possible sale of Local. In connection with its regular meeting on October 22, 2003, Local’s board of directors informally reviewed and discussed IBC’s indication of interest. With Local’s authorization, on October 24, 2003, representatives of Sandler O’Neill met with Mr. Nixon to review various financial models illustrating the pro forma effect of a merger of Local and IBC. From October to early December 2003, IBC conducted on-site due diligence visits to Local and held several meetings with Local’s management.

      Following the engagement of Sandler O’Neill, a different investment banker introduced another company that had expressed an interest in a possible transaction with Local. Mr. Townsend then held a series of meetings with the chief executive officer of such other company to discuss a possible business combination between the two companies. On five occasions during October, November and December 2003, representatives from the other company met with various members of Local’s management to discuss how a merger might be accomplished, and the probable effect such a merger might have on each institution. The other company’s initial price discussion was below the price discussion with IBC as the other company indicated that Local was only one of two opportunities it was exploring.

      On November 6, 2003, Sandler O’Neill met with the chief executive officer of the other company to determine the seriousness of its interest in a transaction with Local. Based on that meeting and consistent with Local’s policy of investigating various strategic alternatives, Local agreed that discussions with the other company should continue. Accordingly, a confidentiality agreement with the other company was entered into on November 7, 2003. Based on the other company’s expression of interest, on December 9, 2003, representatives of Sandler O’Neill and representatives of the other investment bank met with Mr. Townsend and Richard L. Park, Local’s chief financial officer, to discuss the other company’s interest in a possible business combination with Local.

      On December 11, 2003, representatives of Local and IBC met to discuss the two institutions’ business philosophies and corporate cultures, and the competitive and strategic advantages that might result from a merger of the two institutions. At a regular meeting of Local’s board of directors on December 17, 2003, Mr. Townsend informed the board of directors of the status of discussions with both IBC and the other company. On December 20, 2003, IBC submitted a written proposal to Sandler O’Neill stating IBC’s interest in pursuing a business combination with Local. Pursuant to IBC’s written proposal, IBC offered to acquire Local at a purchase price of $22.00 per share for Local’s outstanding common stock. Further meetings between representatives of Local and IBC were held on December 24 and 29, 2003 to discuss the possible merger of the two companies.

      On December 10, 2003, Mr. Townsend met with the chief executive officer and other officers of the other company to discuss their interest in pursuing a possible merger. After several subsequent phone calls, the other company indicated its renewed interest in a possible merger and requested that it be permitted to perform a due diligence review of Local. On January 7, 2004, representatives of the other company commenced its on-site due diligence review of Local. The other company indicated that it could not specify its offer price until it had completed its due diligence review of Local.

      Local’s board of directors met on January 7, 2004 to consider the status of the negotiations with IBC and the other company. During this meeting, Local’s board of directors reviewed information regarding a possible combination with each of IBC and the other company. Representatives of Sandler O’Neill attended the meeting and representatives of Patton Boggs LLP, Local’s special counsel, briefed Local’s board of directors on the negotiations of the merger and related matters. Local’s board of directors instructed Mr. Townsend to continue discussions with the other company and any other parties that might show an interest, prior to signing any definitive agreement with IBC.

      On January 8, 2004, IBC provided Local with a draft of the merger agreement. Over the course of the next several days IBC, Local, the legal advisors for IBC and Local and the financial advisor for Local negotiated the terms of the merger agreement. During this time, the other company also delivered a draft of a merger agreement to Local and its legal counsel. Concurrent with Local’s negotiations with IBC, Local and its advisors negotiated the terms of the merger agreement delivered by the other company with the other company and its legal advisors.

      Following Local’s January 7, 2004 board of directors’ meeting, IBC and Local continued to negotiate the terms of the definitive merger agreement.

      On January 17, 2004, Mr. Townsend informed the chief executive officer of the other company that in order to be considered by Local’s board of directors, the other company needed to meet the $22.00 per share price offered by IBC and provide price decline protection. The chief executive officer of the other company indicated that it would not be able to meet that offer price and provide the price protection.

      On January 21, 2004, Local’s board of directors held a meeting at which representatives of Sandler O’Neill made a presentation on the fairness of the merger with IBC from a financial point of view. After the presentation, Sandler O’Neill delivered its oral opinion (later confirmed in writing) that, as of the date of the opinion, and based on and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid by IBC to the stockholders of Local in the merger was fair, from a financial point of view, to stockholders of Local. The next day, January 22, 2004, Local’s board of directors reconvened to evaluate the merger agreement with IBC. Patton Boggs LLP described to the Local board of directors the terms of the merger agreement and other legal considerations and responded to questions from directors. Following deliberations, and after discussion with its financial and legal advisors, Local’s board of directors unanimously approved the merger agreement and the transactions contemplated thereby and resolved to recommend that its stockholders vote to approve the merger.

      On January 21, 2004, the IBC board of directors unanimously approved the merger agreement.

      Late on January 22, 2004, following the meeting of the Local board of directors, Mr. Nixon and Mr. Townsend signed the merger agreement on behalf of IBC and Local. That evening, IBC and Local issued a joint press release announcing the merger.

Reasons of Local for the Merger

      The terms of the merger agreement, including the consideration to be paid to Local stockholders, were the result of arms length negotiations. The Local board consulted with management as well as financial and legal advisors and determined that the merger is in the best interests of Local and its stockholders. In reaching its conclusion to approve the merger agreement, the Local board considered a number of factors, including the following:

•	the value to be received by holders of Local common stock pursuant to the merger agreement in relation to the historical trading prices of Local common stock;

•	the Local board’s knowledge of Local’s business, operations, financial condition, earnings, asset quality and prospects;

•	the historical stock price performance and liquidity of both Local and IBC common stock;

•	the potential for IBC stock price appreciation;

•	the financial and growth prospects for Local and its stockholders of a business combination with IBC as compared to continuing to operate as a stand-alone entity and the associated business risks, including seeking growth through strategic acquisition of one or more smaller financial institutions;

•	the information presented by Sandler O’Neill to the Local board with respect to the merger and the opinion of Sandler O’Neill that, as of the date of that opinion, the merger consideration was fair to the holders of Local common stock from a financial point of view (see “— Opinion of Local’s Financial Advisor” beginning on page 31 of this proxy statement-prospectus);

•	the benefits to Local and its customers of operating as part of a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the similar community banking cultures and business philosophies of the two companies, particularly with respect to customer service, efficiency, credit quality and meeting local banking needs;

•	the current and prospective economic and competitive environment facing the financial services industry generally, and Local in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Local;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competitive conditions;

•	the expected impact of the merger on the constituencies served by Local, including its customers, employees and communities;

•	the employee and severance benefits to be provided to Local employees and career opportunities in a larger organization;

•	the experience of the management of IBC in successfully integrating its acquired financial institutions;

•	the likelihood that IBC would obtain all regulatory approvals required for the merger; and

•	the Local board’s observation that, while the merger agreement prohibits Local from seeking alternative transactions, it permits Local to consider and react appropriately to alternative acquisition proposals made on an unsolicited basis and permits the board to comply with its fiduciary duties if Local receives a superior acquisition proposal.

      In the course of its deliberations regarding the merger, the Local board also considered the following information that the Local board determined did not outweigh the benefits to Local and its stockholders expected to be generated by the merger:

•	that the directors and officers of Local have interests in the merger different from, or in addition to, their interests generally as Local stockholders (see “— Additional Interests of Local Management” beginning on page 40 of this proxy statement-prospectus);

•	the risks associated with possible delays in obtaining necessary regulatory and stockholders approvals and the terms of such regulatory approvals;

•	the challenges of integrating the businesses, customers and personnel of a regional community-based bank like Local with a another regional community-based financial institution like IBC and the possible impact on Local’s businesses, customers and personnel; and

•	the effect of the $12.0 million termination fee in favor of IBC, including the risk that the termination fee might discourage third parties from offering to acquire Local by increasing the cost of a third party acquisition, and recognizing that the termination fee was a condition to IBC’s willingness to enter into the merger agreement.

      The foregoing discussion of the information considered by the Local board is not intended to be exhaustive but includes all of the material factors considered by the Local board. In the course of its deliberations with respect to the merger, the Local board discussed the anticipated impact of the merger on Local, its stockholders, and its various other constituencies, and determined that the benefits to Local and its constituencies expected to result from the merger would likely outweigh any disadvantages identified during the board’s deliberations. In reaching its determination to approve and recommend the merger, the Local board did not assign any relative or specific weights to the factors considered in reaching that determination, and individual directors may have given differing weights to different factors.

      The Local board unanimously recommends that Local stockholders vote “FOR” the adoption of the merger agreement and thereby authorize the merger.

Reasons of IBC for the Merger

      The merger will enable IBC to enter into the commercial and retail banking markets in the state of Oklahoma and is consistent with IBC’s strategy of pursuing acquisitions to increase its presence along the NAFTA — IH 35 corridor. Local Oklahoma Bank is the fourth largest Oklahoma-based bank. Local is headquartered in Oklahoma, with 52 banking locations in the state of Oklahoma. Local and IBC have similar approaches to community banking, emphasizing customer service, local decision-making and community involvement.

      In approving the proposed merger, the IBC board considered, among other things:

•	the increase in the number of locations from which to offer financial products and services to the combined customer bases of IBC and Local;

•	the ability of the combined company to offer a broader array of products and services to Local’s customers;

•	the complementary strengths of the two organizations;

•	IBC management’s prior record of successfully integrating acquired financial institutions;

•	the merger consideration relative to various share valuations for Local common stock such as price and book value per share and earnings per share;

•	the formula to be used to determine the amount of cash and the number of shares of IBC common stock to be issued in the merger; and

•	information concerning the financial condition and results of operations of Local and the projected results and prospects of the combined company.

Opinion of Local’s Financial Advisor

      By letter dated October 8, 2003, Local retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O’Neill is a nationally-recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      Sandler O’Neill acted as financial advisor to Local in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the January 22, 2004 meeting at which Local’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to Local’s board of directors its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Local’s stockholders from a financial point of view. Sandler O’Neill has confirmed its January 22, 2004 opinion by delivering to Local’s board of directors a written opinion that bears the same date as this proxy statement-prospectus. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s updated opinion is attached as APPENDIX B to this proxy statement-prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the entire opinion carefully in connection with your consideration of the proposed merger.

      Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Local board of directors and is directed only to the fairness of the merger consideration to Local stockholders from a financial point of view. It does not address the underlying business decision of Local to engage in the merger or any other aspect of the merger and is not a recommendation to any Local stockholders as to how such stockholder should vote at the Annual Meeting with respect to the merger, the form of consideration a shareholder should elect in the merger or any other matter.

      In connection with rendering its January 22, 2004 opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly-available financial statements and other historical financial information of Local that Sandler O’Neill deemed relevant;

•	certain publicly-available financial statements and other historical financial information of IBC that Sandler O’Neill deemed relevant;

•	internal financial projections for Local for the years ending December 31, 2004 and 2005 reviewed with management of Local;

•	internal financial projections (in the form of operating budgets) for IBC for the year ending December 31, 2004 reviewed with management of IBC;

•	earnings per share estimated for Local and IBC for the year ending December 31, 2004 published by I/B/E/S;

•	the pro forma financial impact of the merger on IBC, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of Local and IBC;

•	the publicly-reported historical price and trading activity for Local’s and IBC’s common stock, including a comparison of certain financial and stock market information for Local and IBC with similar publicly- available information for certain other companies the securities of which are publicly traded

•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

      Sandler O’Neill also discussed with certain members of Local’s senior management the business, financial condition, results of operations and prospects of Local and held similar discussions with certain members of IBC’s senior management regarding the business, financial condition, results of operations and prospects of IBC.

      In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Local that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O’Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and they did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O’Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Local or IBC or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O’Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Local or IBC, nor did it review any individual credit files relating to Local or IBC. With Local’s consent, Sandler O’Neill assumed that the respective allowances for loan losses for both Local and IBC were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity. In addition, Sandler O’Neill did not conduct any physical inspection of the properties or facilities of Local or IBC. Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements were true and correct; that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements; and that the conditions precedent in the merger agreement were not waived. Sandler O’Neill also assumed, with Local’s consent, that there had been no material change in Local’s and IBC’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them and that Local and IBC would remain as going concerns for all periods relevant to its analyses. Finally, with Local’s consent, Sandler O’Neill relied upon the advice Local received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

      In rendering its January 22, 2004, opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The financial information in Sandler O’Neill’s analyses has not been adjusted to reflect the 25% stock dividend that IBC has declared to be paid to IBC stockholders of record on May 3, 2004. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Local or IBC and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Local or IBC and the companies to which they are being compared.

      The earnings projections used and relied upon by Sandler O’Neill for Local and IBC in its analyses were based upon internal financial projections for the respective companies prepared and furnished by the managements of Local and IBC. With respect to such financial projections and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the merger, Local’s and IBC’s managements confirmed to Sandler O’Neill that they reflected the best currently-available estimates and judgments of such managements of the future financial performance of Local and IBC, respectively, and Sandler O’Neill assumed for purposes of its analyses that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections for Local and IBC were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

      In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Local, IBC and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Local board of directors at the January 22, 2004 board meeting of Local. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Local’s common stock or IBC’s common stock or the prices at which Local’s or IBC’s common stock may be sold at any time.

      Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of the shares of IBC’s common stock on January 21, 2004 and assuming 25% of Local’s shares are converted into IBC common stock and the remaining 75% are converted into cash in the merger, Sandler O’Neill calculated an implied transaction value of $22.00 per share. Based upon Local’s September 30, 2003 financial information, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Deal Price/ LTM September earnings per share	14.1	x
Deal Price/ LTM December earnings per share	13.9	x
Deal Price/ 2004 estimated earnings per share	12.3	x
Deal Price/ Stated book value per share(1)	215.60%
Deal Price/ Tangible book value per share(1)	243.70%
Tangible book premium/ Core deposits(2)	13.21%

(1)	For purposes of this calculation, Sandler O’Neill used the number of shares of Local common stock outstanding of 16,536,773 as of December 31, 2003.

(2)	Assumes Local’s total core deposits are $1.62 billion.

      For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $385 million, based upon 16,536,773 shares of Local common stock outstanding plus the intrinsic value of outstanding options to purchase an aggregate of 1,755,490 shares of Local common stock with a weighted average exercise price of $10.09 (based upon Local management’s calculations). Sandler O’Neill noted that the transaction value represented a discount of 4.56% to the January 21, 2004 closing price of Local’s common stock of $23.05.

      Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Local’s common stock and IBC’s common stock and the relationship between the movements in the prices of Local’s common stock and IBC’s common stock, respectively, to movements in certain stock indices, including the Standard & Poor’s 500 Index, Standard & Poor’s Bank Index, the Nasdaq Bank Index and the median performance of composite peer groups of publicly traded commercial banks selected by Sandler O’Neill for Local and IBC. During the one-year period ended January 21, 2004, each of Local’s and IBC’s common stock out-performed all indices to which it was compared.

Local’s and IBC’s One-Year Stock Performance

	Beginning Index Value	Ending Index Value
	January 21, 2003	January 21, 2004

Local	100.00%	142.64%
Peer Group(1)	100.00	129.17
Nasdaq Bank Index	100.00	131.25
S&P Bank Index	100.00	124.93
S&P 500 Index	100.00	128.90

	Beginning Index Value	Ending Index Value
	January 21, 2003	January 21, 2004

IBC	100.00%	169.34%
Peer Group(2)	100.00	123.25
Nasdaq Bank Index	100.00	130.76
S&P Bank Index	100.00	124.87
S&P 500 Index	100.00	129.29

(1)	The peer group used in this analysis is the Local Peer Group of commercial banks described below under “Comparable Company Analysis.”

(2)	The peer group used in this analysis is the IBC Peer Group of commercial banks described below under “Comparable Company Analysis.”

      Comparable Company Analysis. Sandler O’Neill used publicly-available information to compare selected financial and market trading information for Local and IBC to two groups of financial institutions selected by Sandler O’Neill for each of Local and IBC, respectively. The first group selected by Sandler O’Neill for Local is a regional group of commercial banks located in markets in states in the southeastern and southwestern United States with slow growth characteristics similar to those found in Oklahoma. The Local Peer Group consisted of the following publicly-traded commercial banks:

BancFirst Corporation First M & F Corporation Gold Banc Corporation, Inc. Hancock Holding Company IBERIABANK Corporation NBC Capital Corporation	Peoples Holding Company Simmons First National Corporation Southwest Bancorp, Inc. Trustmark Corporation Whitney Holding Corporation

      Sandler O’Neill also used publicly-available information to compare selected financial and market trading information for Local to a group of publicly-traded commercial banks that had a return on average equity (based on earnings for the twelve months ended September 30, 2003) greater than 15% and a price-to-tangible book value greater than 199%. This second group, or Local High-Performing Group, consisted of the following publicly-traded commercial banks:

Alabama National BanCorporation
Cathay General Bancorp, Inc.
Central Pacific Financial Corp.
CVB Financial Corp.
East West Bancorp, Inc.
Frontier Financial Corporation
Glacier Bancorp, Inc.
Harleysville National Corporation
Independent Bank Corporation (MI)	Independent Bank Corp. (MA)
National Penn Bancshares, Inc.
NBT Bancorp Inc.
Republic Bancorp, Inc.
S&T Bancorp, Inc.
Sandy Spring Bancorp, Inc.
Sterling Bancshares, Inc.
Texas Regional Bancshares, Inc.
U.S.B. Holding Co., Inc.

      The analysis compared publicly-available financial information for Local and the median data for the Local Peer Group and the Local High Performing Group as of or for the twelve-month period ended

September 30, 2003. The table below sets forth the comparative data as of or for the twelve-month period ended September 30, 2003, with pricing data as of January 21, 2004.

	Comparable Group Analysis

					Local High
					Performing
	Local(1)		Local Peer Group		Group(2)

Total assets (in thousands)	$2,940,697		$2,082,897		$2,923,831
Tangible equity/tangible assets	5.11%		8.77%		7.59%
Intangible assets/total equity	11.52		12.83		11.09
Net loans/total assets	76.04		64.85		64.16
Gross loans/total deposits	114.50		82.77		89.08
Total borrowings/total assets	24.27		11.44		17.19
Non-Performing Assets/ total assets	0.31		0.46		0.34
Loan loss reserve/gross loans	1.34		1.38		1.42
Net interest margin	3.20		4.26		4.17
Non-interest income/average assets	1.14		1.63		0.98
Non-interest expense/average assets	2.49		3.31		2.67
Efficiency ratio	59.28		62.58		54.11
Return on average assets	1.00		1.22		1.55
Return on average equity	16.65		12.37		17.09
Price/stated book value per share	225.68		201.19		277.30
Price/tangible book value per share	255.07		230.42		312.42
Price/ LTM earnings per share	14.78	x	16.17	x	17.03	x
Price/ LTM Core earnings per share	14.87	x	17.41	x	17.93	x
Price/2003 Estimated EPS	14.59	x	16.96	x	16.22	x
Price/2004 Estimated EPS	13.48	x	15.46	x	15.33	x
Dividend payout ratio	—		30.36%		32.22%
Dividend yield	—		1.70%		1.95%

(1)	For these calculations Sandler O’Neill relied on data provided by a recognized third party vendor, SNL Financial. This data is not materially different from data reported publicly by Local.

(2)	The data for certain of these commercial banks was as of or for the period ending December 31, 2003.

      Sandler O’Neill used publicly-available information to compare selected financial and market trading information for IBC to a group of commercial banks selected by Sandler O’Neill and located in the state of Texas. This first group, or the IBC Peer Group, consisted of the following publicly-traded commercial banks:

Cullen/ Frost Bankers, Inc. First Financial Bankshares, Inc. Prosperity Bancshares, Inc. Southside Bancshares, Inc.	Southwest Bancorporation of Texas, Inc. Sterling Bancshares, Inc. Texas Capital Bancshares, Inc. Texas Regional Bancshares, Inc.

      Sandler O’Neill also used publicly-available information to compare selected financial and market trading information for IBC to a group of publicly-traded commercial banks that had a return on average equity (based on earnings for the twelve months ended September 30, 2003) greater than 12% and a price-to-tangible book value greater than 233%. This second group, or the IBC High Performing Group, consisted of the following publicly-traded commercial banks:

BancorpSouth, Inc.
Community First Bankshares, Inc.
Cullen/ Frost Bankers, Inc.
First Midwest Bancorp, Inc.
FirstMerit Corporation
Fulton Financial Corporation
Hudson United Bancorp
Irwin Financial Corporation
Pacific Capital Bancorp	Park National Corporation
Provident Bankshares Corporation
Republic Bancorp Inc.
TCF Financial Corporation
Trustmark Corporation
UCBH Holdings, Inc.
United Bankshares, Inc.
Wilmington Trust Corporation

      The analysis compared publicly-available financial information for IBC and the median data for the IBC Peer Group and IBC Highly Performing Group as of or for the twelve-month period ended September 30, 2003. The table below sets forth the comparative data as of or for the twelve-month period ended September 30, 2003, with pricing data as of January 21, 2004.

	Comparable Group Analysis

					IBC High Performing
	IBC		IBC Peer Group		Group

Total assets (in thousands)	$7,511,624		$2,636,981		$6,299,237
Tangible equity/tangible assets	6.35%		7.63%		7.49%
Intangible assets/total equity	13.48		10.58		15.29
Net loans/total assets	36.28		50.92		62.72
Gross loans/total deposits	64.61		69.54		86.31
Total borrowings/total assets	32.33		9.47		15.44
Loan loss reserve/gross loans	1.74		1.26		1.48
Net interest margin	3.73		4.03		4.02
Non-interest income/average assets	1.54		1.49		1.69
Non-interest expense/average assets	2.41		2.94		3.20
Efficiency ratio	48.35		62.08		55.38
Return on average assets	1.82		1.36		1.49
Return on average equity	22.01		15.18		17.46
EPS CAGR (1997 — 2002)	15.06		16.41		11.71
Price/stated book value per share	361.07		266.42		277.04
Price/tangible book value per share	417.34		290.82		309.27
Price/ LTM earnings per share	16.75	x	18.56	x	15.88	x
Price/ LTM Core earnings per share	18.45	x	19.42	x	16.74	x
Price/2003 Estimated EPS	16.48	x	18.81	x	14.52	x
Price/2004 Estimated EPS	15.25	x	17.06	x	13.89	x
Dividend payout ratio	27.67%		20.60%		42.62%
Dividend yield	1.65%		1.24%		2.76%

      Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 108 merger transactions announced nationwide from January 1, 2003 through January 21, 2004 involving commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O’Neill also reviewed 19 merger transactions announced from January 1, 2000 through January 21, 2004 involving commercial banks as acquired institutions in markets with slow-growth characteristics similar to those found in Oklahoma. Each of these regional transactions had a deal value greater than $15 million. Sandler O’Neill reviewed the multiples of transaction price at announcement to last twelve months’ earnings per share, transaction price to estimated current year earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed median multiples and premiums for both groups of transactions. The median multiples were applied to Local’s financial information as of and for the twelve months ended September 30, 2003. As illustrated in the following table, Sandler O’Neill derived an imputed range of values per share of Local’s common stock of $23.31 to $34.56 based upon the median multiples for the nationwide commercial bank transactions and $17.14 to $21.39 based upon the median multiples for the regional commercial bank transactions. The implied transaction value of the merger as calculated by Sandler O’Neill was $22.00 per share.

Nationwide & Regional Transaction Multiples

	Nationwide			Regional

	Median		Implied	Median		Implied
	Multiple		Value	Multiple		Value

Transaction price/ LTM EPS	22.20	x	$34.56	13.74	x	$21.39
Transaction price/ Est. 2004 EPS	18.99	x	$33.92	N/M	(1)	N/M	(1)
Transaction price/ Book value	242.42%		$24.73	183.03%		$18.67
Transaction price/ Tangible book value	258.23%		$23.31	189.85%		$17.14
Tangible book premium/ Core deposits(2)	17.96%		$26.66	11.88%		$20.69
Premium to market(3)	36.28%		$31.22	N/M	(1)	N/M	(1)

(1)	Not meaningful.

(2)	Assumes Local’s total core deposits are $1.62 billion.

(3)	Based on Local’s January 21, 2004 closing price of $23.05.

      Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Local through December 31, 2006 under various circumstances, assuming Local’s projected dividend stream and that Local performed in accordance with the earnings projections reviewed with management. For 2006, Sandler O’Neill assumed an annual growth rate of earning per share of approximately 7% to 8%. To approximate the terminal value of Local common stock at December 31, 2006, Sandler O’Neill applied price/earnings multiples ranging from 8.0x to 18.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Local common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Local common stock of $11.16 to $29.89. The implied transaction value of the merger as calculated by Sandler O’Neill was $22.00 per share.

	Earnings Per Share Multiples

Discount Rate	8x	10x	12x	14x	16x	18x

9.0%	$13.28	$16.61	$19.93	$23.25	$26.57	$29.89
10.0%	12.90	16.12	19.34	22.57	25.79	29.02
11.0%	12.52	15.65	18.78	21.91	25.04	28.17
12.0%	12.16	15.20	18.24	21.28	24.32	27.37
13.0%	11.82	14.77	17.72	20.68	23.63	26.59
14.0%	11.48	14.35	17.22	20.09	22.96	25.84
15.0%	11.16	13.95	16.74	19.53	22.32	25.11

      Sandler O’Neill performed a similar analysis that estimated the future stream of after-tax dividend flows of IBC through December 31, 2006 under various circumstances, assuming IBC’s projected dividend stream and that IBC performed in accordance with the earnings projections reviewed with management. For periods after 2004, Sandler O’Neill assumed an annual growth rate of earning per share of approximately 4%. To approximate the terminal value of IBC common stock at December 31, 2006,

Sandler O’Neill applied price/earnings multiples ranging from 10x to 25x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of IBC common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of IBC common stock of $22.70 to $63.16. The closing price of IBC’s common stock as of January 21, 2004 was $51.10 (which has not been adjusted to reflect the IBC stock dividend).

	Earnings Per Share Multiples

Discount Rate	10x	13x	16x	19x	22x	25x

9.0%	$27.15	$34.36	$41.56	$48.76	$55.96	$63.16
10.0%	26.34	33.31	40.29	47.26	54.24	61.21
11.0%	25.55	32.31	39.07	45.82	52.58	59.34
12.0%	24.80	31.35	37.89	44.44	50.99	57.54
13.0%	24.07	30.42	36.77	43.12	49.46	55.81
14.0%	23.38	29.53	35.69	41.84	48.00	54.15
15.0%	22.70	28.67	34.64	40.61	46.58	52.55

      In connection with its analyses, Sandler O’Neill considered and discussed with the Local board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely-used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

      Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the second quarter of 2004; (2) 75% of the Local shares are exchanged for cash at a value of $22.00 per share; (3) 25% of the Local shares are exchanged for IBC common stock at an exchange ratio of 0.4305 (without giving effect to the IBC stock dividend); (4) stock options are cashed out at their intrinsic value based on a weighted average exercise price; and (5) earnings projections, purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Local and IBC. The analysis indicated that for the year ending December 31, 2004, the merger would be accretive to IBC’s projected earnings per share and that, at closing, the merger would be dilutive to IBC’s tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

      Local has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $3.8 million (based on the closing price of IBC’s common stock on March 15, 2004. Of the transaction fee that may become due to Sandler O’Neill, approximately $500,000 has been paid, an additional approximately $500,000 would be payable upon obtaining stockholder approval of the merger and the remaining portion of approximately $2.55 million would be payable upon closing of the merger. Local also has paid Sandler O’Neill $250,000 for rendering its opinion, which will be credited against that portion of the transaction fee due upon closing of the merger. Local has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

      Sandler O’Neill has, in the past, provided certain investment banking services to Local and has received compensation for such services. A director of Local, Robert A. Kotecki, is a managing director of Sandler O’Neill and will receive a portion of the fee paid to Sandler O’Neill in connection with the merger.

      IBC is a minority limited partner in Sandler O’Neill, and Sandler O’Neill has in the past provided certain investment banking services to IBC and has received compensation for such services and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In the ordinary course of its business as a broker dealer, Sandler O’Neill may purchase securities from and sell securities to Local and IBC and their respective affiliates and may actively trade the debt and/or equity securities of Local and IBC and their respective affiliates for its own account and the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Additional Interests of Local Management

      When you are considering the recommendation of Local’s board of directors with respect to approving the merger agreement and the merger, you should be aware that some directors and executive officers of Local may be deemed to have interests in the merger in addition to their interests as stockholders generally. The Local board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

      Employment Agreements. Local and/or its subsidiaries have entered into employment agreements with Messrs. Edward A. Townsend, Jan A. Norton, Richard L. Park, William Townsend and William Lee, which generally provide for the payment of a severance payment and the provision of certain other benefits to them in the event that their employment by Local and/or its subsidiaries is terminated following a change in control of Local and/or its subsidiaries. The merger would constitute a change in control for purposes of the employment agreements. The employment of each of the individuals named above with Local and/or its subsidiaries will be terminated in connection with the merger. In lieu of the payments due each of the named executive officers under their respective employment agreements, Messrs. Edward Townsend, Norton, Park, William Townsend and Lee will receive from IBC quarterly cash payments in the amount of $239,636, $118,750, $83,250, $63,531 and $33,000, respectively. The payments will be made quarterly over the next three years with the first payment being made five business days after the effective time of the merger. The cost of the named executive officers’ health and other insurance benefits will be deducted from the payments received by them.

      Other officers of Local and its subsidiaries, including Robert L. Vanden and Christopher C. Turner, are entitled to receive payments pursuant to their employment agreements with Local or its subsidiaries in the event their employment is terminated.

      Change of Control, Non-Competition/ Non-Solicitation Agreements. Local and Local Oklahoma have entered into change of control non-competition/non-solicitation agreements with two of their executive officers, Messrs. Edward Townsend and Norton. The agreements provide that in consideration for Messrs. Edward Townsend and Norton agreeing not to compete and not to solicit customers of Local and its subsidiaries after a change in control of Local or Local Oklahoma, Local and Local Oklahoma will pay Messrs. Edward Townsend and Norton a net payment of $3.0 million and $650,000, respectively, within ten business days after such change in control. The agreement further provides that Messrs. Edward Townsend and Norton are to receive a gross cash payment sufficient to pay all taxes incurred by each of them resulting from the payment made under these agreements. The amount of the gross cash payment to be made to Messrs. Edward Townsend and Norton under their respective change in control, non-competition/non-solicitation agreements is approximately $5.3 million and $1.2 million, respectively. The merger would constitute a change in control for purposes of the change of control agreements.

      Stock Options. The merger agreement provides that all options to purchase shares of Local not required to be assumed by IBC upon consummation of the merger will be cancelled. The holder of a cancelled option will receive a cash payment equal to the excess of the merger consideration over the exercise price of the option, if any, for each cancelled option held. At the effective time of the merger, Local will cause all other outstanding options to purchase Local common stock (i) to become fully vested and exercisable and (ii) to be cancelled. In consideration for canceling these options, the holders of these options will receive a cash payment equal to the excess of the merger consideration over the exercise price of the option, if any, for each such option held. At the record date for the Annual Meeting, Local’s directors and the named executive officers set forth in the compensation table held options to purchase an aggregate of 1,141,640 shares of Local common stock.

      The stock option agreements entered into with Messrs. Edward Townsend and Norton provide that upon any exercise or cancellation of the options granted under the option agreement Local will pay to the executive a cash payment equal to all of the executive’s applicable resulting federal and state taxes. The cash payment is intended to allow Messrs. Edward Townsend and Norton to receive, net of taxes, the compensation income recognized from the exercise or cancellation of their respective stock options. The cash payment to Messrs. Edward Townsend and Norton under their respective stock option agreements for the payment of their tax liabilities is estimated to be $5.6 million and $2.3 million, respectively.

      Indemnification and Insurance. Local’s and its subsidiaries’ directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Local’s or its subsidiaries’ organizational documents, as applicable, and the merger agreement. Pursuant to the merger agreement, IBC agreed to indemnify and hold harmless each present and former director, officer and employee of Local and its subsidiaries against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs or expenses (including reasonable attorneys’ fees) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising out of or pertaining to the fact that he or she is or was a director, officer or employee of Local or a subsidiary of Local (including matters related to the merger agreement or any of the transactions contemplated by the merger agreement), to the same extent to which such indemnified parties would be entitled under the organizational documents of Local or a Local subsidiary, as applicable, provided that an indemnified party may not settle any claim without the prior approval of IBC. Pursuant to the merger agreement, Local, as the surviving corporation of the merger, will cause to be maintained all limitations on liability existing in favor of these indemnified parties and the advancement of expenses as provided in Local’s articles of incorporation and bylaws as in effect as of the date of the merger agreement for a period of six years after the effective time of the merger.

      Pursuant to the merger agreement, Local, as the surviving corporation of the merger, agreed to use its reasonable best efforts to maintain Local’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance for a period of six years after the effective time of the merger, provided that in no event will Local, as the surviving corporation, be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Local for such insurance, and further provided that if Local, as the surviving corporation, is unable to maintain or obtain the insurance specified above as a result of the preceding provision, it will obtain an insurance policy with the greatest coverage available for a cost not exceeding 150% of its current annual premiums.

      Employee Stock Ownership Plan. Local Oklahoma maintains an Employee Stock Ownership Plan. Upon the closing of the merger, the Employee Stock Ownership Plan will terminate and, after the payment of all outstanding loans under the Employee Stock Ownership Plan, all remaining assets will be allocated to the participants of the Employee Stock Ownership Plan. Officers of Local and Local Oklahoma participate in the Employee Stock Ownership Plan on the same basis as all other participants.

Material U.S. Federal Income Tax Consequences of the Merger

      The following is a summary of the material United States federal income tax consequences of the merger to Local stockholders whose shares of Local common stock are converted into the right to receive cash and/or IBC common stock in the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, and applicable United States Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, at any time. This discussion assumes that Local shares are held as capital assets and does not address all aspects of U.S. federal income taxation that may be relevant to a particular Local stockholder in light of that stockholder’s particular circumstances or to a Local stockholder subject to special treatment under the U.S. federal income tax laws. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a particular Local stockholder. We urge each holder of Local common stock to consult their tax advisor regarding the United States federal income or other tax consequences of the merger to them.

      The receipt of IBC common stock and/or cash in exchange for Local shares in the merger will be a taxable transaction for federal income tax purposes. In general, a Local stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the (i) fair market value of any IBC common stock received, valued at the effective time of the merger, plus the amount of any cash received, and (ii) the Local stockholder’s adjusted tax basis in the Local common stock exchanged in the merger. Assuming the Local shares constitute capital assets in the hands of the Local stockholder, such gain or loss will be capital gain or loss, and it will be a long-term capital gain or loss if the Local stockholder held the shares of Local common stock for more than one year at the time of the merger. Gain or loss will be calculated separately for each block of Local common stock owned by a stockholder, with a “block” consisting of Local common stock acquired at the same cost in a single transaction.

      Certain non-corporate Local stockholders may be subject to backup withholding at a 28% rate on cash payments received in exchange for Local common stock in the merger. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. Local stockholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the exchange agent.

      The foregoing discussion may not be applicable to certain types of Local stockholders, including stockholders who acquired their shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States and corporations or other entities organized under foreign law.

      THE FEDERAL INCOME TAX DISCUSSION ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. LOCAL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND STATE, LOCAL AND FOREIGN TAX LAWS.

Dissenters’ Rights of Appraisal

      Due to the provisions of the Delaware General Corporation Law (DGCL) which require the approval of Local’s stockholders in order to complete the merger, under Section 262 of the DGCL, if you do not vote in favor of or consent to the approval of the merger and the approval and adoption of the merger agreement, you will be entitled to elect to have the fair value of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, judicially determined and paid to you in cash.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is provided as APPENDIX C to this proxy statement-prospectus. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Local common stock as to which appraisal rights are asserted. If you have a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, you must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect your appraisal rights.

      Under Section 262 of the DGCL, where a proposed transaction is to be submitted for approval at a meeting of stockholders, as in the case of the Annual Meeting described in this proxy statement-prospectus, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262 of the DGCL. This proxy statement-prospectus is that notice to you, and the applicable statutory provisions of the DGCL are attached to this proxy statement-prospectus as APPENDIX C. If you wish to exercise such appraisal rights or wish to preserve the right to do so, you should review carefully Section 262 of the DGCL and are urged to consider seeking advice of legal counsel, since failure to comply fully with the procedures of that Section will result in the loss of appraisal rights.

      If you wish to exercise the right to dissent from the merger and demand appraisal under Section 262 of the DGCL, you must satisfy each of the following conditions:

•	You must deliver to Local a written demand for appraisal of your shares before the vote on the merger at the Annual Meeting, which demand will be sufficient if it reasonably informs Local of your identity, and that you intend to demand the appraisal of your shares.

•	You must not vote in favor of the merger and approval and adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger and approval and adoption of the merger agreement, if you vote by proxy and wish to exercise appraisal rights, you must vote against or abstain from voting on the merger and approval and adoption of the merger agreement.

•	You must continuously hold your shares from the date of making your demand through the effective time of the merger. If you hold shares of common stock on the date the written demand for appraisal is made but thereafter sell, transfer or otherwise dispose of your shares prior to the effective time of the merger, you will lose any right to appraisal in respect of the shares.

      Neither voting in person or by proxy against, abstaining from voting on nor failing to vote on the proposal to approve the merger and approval and adoption of the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

      Only a holder of record of shares of Local common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears on such stock certificates, should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder’s common stock.

      If your shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made by or on behalf of the record owner. If your shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.

      A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising those rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

      A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL must mail or deliver a written demand to Local Financial Corporation, 3601 N.W. 63rd Street, Oklahoma City,

Oklahoma 73116, Attn: Alan L. Pollock, Corporate Secretary, before the vote on the merger is taken at the Annual Meeting.

      Within ten days after the effective time of the merger, Local, as the surviving corporation, must send a notice as to the effectiveness of the merger to each former Local stockholder who has made a written demand for appraisal in accordance with Section 262 of the DGCL and who has not voted in favor of the merger and approval and adoption of the merger agreement. Within 120 days after the effective time of the merger, but not thereafter, either Local or any stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares held by stockholders who have asserted appraisal rights. The failure of any stockholders to file such a petition within the period specified could effectively nullify all demands for appraisal. If no such petition is filed, no stockholder (including any who submitted written demands for appraisal) will be entitled to pursue appraisal rights, and all stockholders will instead be entitled to receive the merger consideration to which they are entitled pursuant to the merger agreement. Local is under no obligation to and has no present intent to file a petition for appraisal, and you should not assume that Local will file such a petition or that Local will initiate any negotiations with respect to the fair value of the shares.

      Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from Local, as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger and approval and adoption of the merger agreement and with respect to which demands for appraisal have been received by Local and the aggregate number of holders of such shares. Local must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

      A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Local, which will then be obligated within 20 days to file in the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of Local common stock. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a stockholder asserting appraisal rights, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

      If you consider seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the per share merger consideration you would receive pursuant to the merger agreement if you did not seek appraisal of your shares. You should also be aware that investment banking opinions are not opinions as to fair value under Section 262 of the DGCL. Local, as the surviving corporation, does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the merger consideration. In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more, the same or less than the value you are entitled to receive under the terms of the merger agreement.

      Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, from and after the effective time of the merger, be entitled to vote such stockholder’s shares of common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

      Within 120 days of the effective time of the merger, you may withdraw your demand for appraisal and accept the per share merger consideration by delivering to Local, as the surviving corporation, a written withdrawal of your demand for appraisal as an acceptance of the merger, except that:

•	any attempt to withdraw such demand made more than 60 days after the effective time of the merger will require written approval of Local, as the surviving corporation, and

•	no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and that approval may be conditioned upon the terms as the Delaware Chancery Court deems just.

      In view of the complexity of Section 262 of the DGCL, Local stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Regulatory Approvals

      Consummation of the merger is subject to prior receipt of all required approvals of and consents to the merger and the subsidiary mergers by all applicable federal and state regulatory authorities.

      The Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Texas Department of Banking must approve both the merger and the subsidiary mergers before the merger can be completed. Federal Reserve Board approval is required because IBC is a bank holding company proposing to acquire another bank holding company, Local. The FDIC and Texas Department of Banking approvals are required because the merger involves a subsidiary of IBC Bank and the subsequent merger of IBC Bank with Local Oklahoma. Additionally, IBC Bank has requested that the Federal Reserve Board waive certain bank holding company approvals that would otherwise be required as a result of its proposed ownership of Local for a moment in time upon consummation of the merger and prior to the subsidiary mergers, which waiver must also be obtained prior to the merger. Further, the Oklahoma Department of Banking must approve IBC Bank’s ownership of Local Oklahoma’s branches that IBC Bank will acquire as a result of the merger and the subsidiary mergers.

      On March 11, 2004, IBC filed the requisite applications with the bank regulatory agencies requesting approval of the merger and the subsidiary mergers. Copies of the applications have been or will be provided to the U.S. Department of Justice and other governmental agencies. The applications describe, among other things, the terms of the merger, the parties involved, the activities to be conducted by IBC as a result of the merger, the source of funds for the merger and other financial and managerial information.

      In deciding to approve the applications, the bank regulatory agencies will consider the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the merger. The bank regulatory agencies also will evaluate the capital adequacy of IBC before and after completion of the merger, IBC’s record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of its subsidiary banks, under the Community Reinvestment Act of 1977, and IBC’s compliance with applicable banking laws and regulations.

      The bank regulatory agencies can deny the applications if they determine that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The bank regulatory agencies can also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the bank regulatory agencies find that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public. The bank regulatory agencies also could require that, as a condition to its approval of the merger, Local and IBC agree to divest one or more of the Local bank branches.

      Applicable federal law provides for the publication of notice and public comment on the applications filed by IBC with the bank regulatory agencies. The bank regulatory agencies must consider timely filed substantive comments on the applications from interested persons regarding, among other things, IBC’s performance under the Community Reinvestment Act of 1977. The bank regulatory agencies frequently receive protests from community groups and others regarding various aspects of merger proposals and, in particular, the extent to which the merging institutions are complying with CRA and fair lending laws. The bank regulatory agencies also will consider IBC Bank’s efforts in combating money laundering pursuant to the U.S.A. Patriot Act in connection with their review of the applications.

      The merger cannot be completed until approval of the merger and the subsidiary mergers by the bank regulatory agencies and the expiration of the waiting period imposed by the U.S. Department of Justice, which will be either fifteen or thirty days after the approval of the bank regulatory agencies. There can be no assurance about if, when or on what terms the bank regulatory agencies will approve the merger and the subsidiary mergers.

      In addition to the foregoing, the National Association of Securities Dealers (NASD) must receive an application for approval of a change in ownership or control at least 30 days prior to the completion of the merger due to the resulting change of control of Local’s broker-dealer subsidiary, Local Securities Corp. The NASD may disapprove of the change of control within 30 days of the filing of a complete application if it determines that the transaction is not in the public interest and/or for other reasons. Also, an application will need to be filed with the Oklahoma Department of Insurance due to the change of control of Local’s insurance subsidiary that will result from the merger.

      The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Local stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

      IBC and Local are not aware of any material governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. IBC and Local intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken.

      The merger cannot be completed unless all necessary regulatory approvals are granted. In addition, IBC may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to IBC. See “The Merger Agreement — Conditions to the Merger” beginning on page 54 and “— Termination of the Merger Agreement” beginning on page 58.

Certain Employee Matters

      The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

      Employees of Local and its subsidiaries who are retained by IBC will be entitled to participate in the IBC employee benefit plans as newly hired employees of IBC and its subsidiaries. For purposes of determining eligibility in the IBC employee benefit plans, IBC will recognize years of service with Local or its subsidiaries. If employees of Local or any of its subsidiaries become eligible to participate in a health plan of IBC, IBC will cause each such plan to waive any preexisting condition exclusion and any waiting period applicable to the IBC health plans. Within thirty days after the effective time of the merger, Local employees retained by IBC will be entitled to participate in IBC’s profit sharing plan. For purposes of determining eligibility and vesting of benefits in the IBC profit sharing plan, IBC will recognize years of service with Local or its subsidiaries.

      An employee of Local whose employment is terminated due to job displacement or termination within six (6) months after the effective time of the merger will be entitled to receive certain severance payments based upon the employee’s years of service with Local. Certain limitations and exclusions apply to the separation pay policy. For example, Local employees who are a party to an employment, change of control or retention bonus agreement with Local or its subsidiaries are not eligible to receive payment under the separation pay policy.

Subsidiary Mergers

      Pursuant to the merger agreement, immediately following the consummation of the merger, Local Oklahoma will be merged with and into IBC Bank and Local will be merged with and into IBC.

Exchange of Certificates

      An election form and related transmittal materials will be mailed to Local stockholders approximately thirty five (35) days prior to the anticipated effective time of the merger. These materials will include instructions for the delivery of Local stock certificates to an exchange agent by Local stockholders who complete the election form and the related transmittal materials. In order to be effective, the election form, transmittal materials and share certificates representing the related Local shares must be submitted by the election deadline, which will be a date five (5) business days prior to the anticipated effective time of the merger. After the merger, the exchange agent will deliver to those Local stockholders who validly submitted an election form and related materials the merger consideration payable with respect to the shares so submitted.

      Within three business days after completion of the merger, the exchange agent will mail to each holder of record of shares of Local common stock who did not validly submit an election form and related transmittal materials a letter of transmittal, together with instructions for the exchange of the holder’s Local stock certificates for the merger consideration allocated to them.

      A stock certificate for IBC common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the stock certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the IBC common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

      No dividend or other distribution declared on IBC common stock after completion of the merger will be paid to the holder of any certificates for shares of Local common stock until after the stock certificates have been surrendered for exchange and only to the extent that you have not received dividends from IBC for the same period. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

      The exchange agent will deliver the appropriate merger consideration in exchange for lost, stolen or destroyed certificates for Local common stock upon receipt of a lost certificate affidavit and a bond indemnifying IBC for any claim that may be made against IBC as a result of the lost, stolen or destroyed certificates.

      After completion of the merger, no transfers will be permitted on the books of Local. If, after completion of the merger, certificates for Local common stock are presented for transfer to the exchange agent, they will be cancelled and exchanged for the appropriate merger consideration.

      None of IBC, Local, the exchange agent or any other person will be liable to any former holder of Local common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Sale of IBC Common Stock Issued in the Merger

      The IBC common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to Local stockholders who are considered to be “affiliates” of Local or IBC under Rule 145 under the Securities Act or of IBC under Rule 144 under the Securities Act. The definition of “affiliate” is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

      Affiliates of Local may not sell the shares of IBC common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as IBC has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions. As a practical matter, the rules of the Securities Act generally would permit an affiliate to sell the IBC shares received in the merger if the shares are sold through a broker or dealer.

      Local has agreed to use its best efforts to deliver to IBC signed representations by each person who may be deemed to be an affiliate of Local that the person will not sell, transfer or otherwise dispose of the shares of IBC common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

      This proxy statement-prospectus does not cover resales of IBC common stock received in the merger by affiliates of Local.

Stock Exchange Listing

      The shares of IBC common stock to be issued in the merger will be listed on the Nasdaq National Market. The listing of the IBC common stock to be issued in the merger is a condition to Local’s obligation to complete the merger. See “The Merger Agreement — Conditions to the Merger” beginning on page 54.

Accounting Treatment

      IBC will account for the merger under the purchase method of accounting. IBC will record, at fair value, the acquired assets and assumed liabilities of Local. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, IBC will record goodwill. IBC will include in its results of operations the results of Local’s operations after the merger.

THE MERGER AGREEMENT

      The following is a summary of the material provisions of the merger agreement. A copy of the merger agreement is included in this proxy statement-prospectus as APPENDIX A. This summary is qualified in its entirety by reference to the full text of the merger agreement. We urge you to read the full text of the merger agreement.

The Merger

      The merger agreement provides that Acquisition Sub will be merged with and into Local. Local will be the surviving corporation. Each issued and outstanding share of Local common stock (other than shares owned by IBC, Acquisition Sub, Local, their subsidiaries, or by stockholders who properly exercise dissenters’ rights) will be converted into the right to receive shares of IBC common stock, cash or a combination of IBC common stock and cash, without interest.

      The merger agreement provides that IBC may change the structure of the merger. However, no such change may reduce the amount or change the form of merger consideration to be delivered to Local stockholders, adversely affect the anticipated tax consequences to Local stockholders in the merger, or materially impede or delay the completion of the merger.

Determination of Merger Consideration

      Subject to the election and allocation procedures set forth below, each of the shares of Local common stock will be converted into, and will be exchanged for, the right to receive:

•	a number of shares of IBC common stock equal to $22.00 (subject to upward adjustment) divided by the IBC common stock value (as defined below); or

•	$22.00 in cash (subject to upward adjustment).

      The IBC common stock value will be determined by taking the average of the closing sale prices for a share of IBC common stock during the ten (10) trading days beginning fifteen (15) business days before the effective time of the merger, so long as this value is between $36.80 and $44.80. If this value is less than $36.80, then the IBC common stock value will equal $36.80. If this value is more than $44.80, then the IBC common stock value will equal $44.80. These IBC common stock values have been adjusted to give effect to the 25% IBC stock dividend declared on April 1, 2004 and payable to IBC stockholders of record on May 3, 2004.

      The merger agreement provides that if the effective time of the merger does not occur until after August 15, 2004, the aggregate consideration to be paid to the holders of Local common stock will be increased by $76,667 for each day from and after August 16, 2004 until the effective time of the merger. In that event, each Local stockholder would be entitled to a pro rata increase in the per share merger consideration they would receive for each share of Local common stock held.

      As discussed below, you will have the opportunity to elect the form of consideration that you will receive. Whether or not you receive the form of consideration that you elect will depend upon the elections of all other Local stockholders as well as the allocation procedures described below. The allocation procedures are intended to ensure that 25% of the outstanding shares of Local common stock will be converted into the right to receive IBC common stock and 75% of the outstanding shares of Local common stock will be converted into the right to receive cash.

      In the event IBC changes (or establishes a record date for changing) the number of shares of IBC common stock issued or outstanding prior to the effective time of the merger by way of a stock split, dividend, combination, recapitalization, exchange of shares or other similar transaction, then, to the extent necessary to provide the holders of shares of Local common stock with the same economic effect as provided in the merger agreement prior to such capital adjustment, the IBC common stock value (or the prices for the IBC common stock used in determining such value) will be appropriately adjusted.

Election Procedures

      An election form and related transmittal materials will be mailed to Local stockholders approximately thirty five (35) days prior to the anticipated effective time of the merger. Local stockholders may elect to receive IBC common stock, cash or a combination of IBC common stock and cash for each share of Local common stock they hold. In addition, Local stockholders may choose not to make an election for the shares they hold. Any stockholders who validly exercise their dissenters’ right of appraisal (see “The Merger — Dissenters’ Rights of Appraisal” on page 42) will be deemed to have elected to receive cash for their shares. A person who holds Local shares as a nominee, trustee or in another representative capacity may submit multiple election forms, provided that the representative certifies that each election form covers all of the Local shares held by that representative for a particular beneficial owner.

      To be effective, a properly completed election form must be submitted to the exchange agent by the election deadline. It is currently expected that the election deadline will be approximately five (5) business days prior to the anticipated effective time of the merger. The election form must be accompanied by the executed transmittal materials and the certificates representing all Local shares covered by the election form. Prior to the election deadline, any Local stockholder may change his or her election by providing a written notice to the exchange agent accompanied by a revised election form. In addition, prior to the election deadline, any Local stockholder may revoke his or her election by providing a written notice to the exchange agent or by withdrawing his or her certificates, or the guarantee of delivery of those certificates. All elections will be revoked automatically if the exchange agent is notified in writing by IBC and Local that the merger agreement has been terminated. If a stockholder does not submit a properly completed election form by the election deadline, or revokes his or her election form prior to the election deadline and does not submit a new election form, the shares held by that stockholder will be designated shares for which no election was made. Subject to the terms of the merger agreement and of the election form, the exchange agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any election form, and any good faith decisions of the exchange agent regarding such matters will be binding and conclusive.

Allocation Procedures

      The form of consideration that each Local stockholder receives will depend upon the allocation procedures described below which are intended to ensure that 25% of the outstanding shares of Local common stock will be converted into the right to receive IBC common stock and 75% of the outstanding shares of Local common stock will be converted into the right to receive cash. Accordingly, no guarantee can be given that your choice will be honored.

•	If holders of less than 25% of the outstanding shares of Local common stock have elected to receive IBC common stock, then (1) all of those shares will be converted into the right to receive IBC common stock as elected, and (2) a number of shares (to be determined pro rata by the exchange agent) for which no election was made will also be converted into the right to receive IBC common stock, so that a total of 25% of the outstanding shares of Local common stock are converted into the right to receive IBC common stock. If the sum of the shares in (1) and (2) is less than 25% of the outstanding shares of Local common stock, then a number of shares (to be determined pro rata by the exchange agent) for which Local stockholders elected to receive cash will instead be converted into the right to receive IBC common stock, so that a total of 25% of the outstanding shares of Local common stock are converted into the right to receive IBC common stock. The remaining shares of Local common stock will be converted into the right to receive cash.

•	If the holders of 25% or more of the outstanding shares of Local common stock elect to receive IBC common stock, then a portion of those shares (to be determined pro rata by the exchange agent) will be converted into the right to receive cash rather than shares of IBC common stock so that a maximum of 25% of the outstanding shares of Local common stock are converted into the right to receive IBC common stock.

Fractional Shares

      Fractional shares will not be issued in exchange for any Local shares. If a Local stockholder is entitled to a fraction of a share, he or she will, instead, be paid cash in an amount equal to the product of the IBC Common Stock Value multiplied by the fraction of a share of IBC common stock that would otherwise have been issued, rounded to the nearest whole cent.

Representations and Warranties

      Local and IBC each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger. For detailed information concerning the representations and warranties contained in the merger agreement, reference is made to Article IV of the merger agreement included as APPENDIX A to this proxy statement-prospectus. You are urged to carefully read Article IV of the merger agreement setting forth the representations and warranties of Local, IBC and Acquisition Sub. Such representations and warranties generally must remain accurate in all material respects through the completion of the merger. See “— Conditions to the Merger,” beginning on page 54.

      Certain representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, the term “material adverse effect” means any adverse change, circumstance or effect that is materially adverse to the business, financial condition or results of operations Local or IBC and their subsidiaries, as applicable, taken as a whole, other than any change, circumstance or effect relating to:

•	the economy or securities markets in general;

•	regional economic conditions that have a similar effect on other participants in the region in the industries in which Local or IBC operates;

•	the industries in which Local or IBC operates and not specifically relating to either Local or IBC;

•	changes in any tax laws or regulations or applicable accounting regulations or principles in each case not specifically relating Local or IBC; or

•	actions or omissions by either Local or IBC, or any of their subsidiaries, taken with the written permission of the other party in connection with the transactions contemplated by the merger agreement.

Conduct of Business Pending Merger

      The merger agreement contains covenants of Local regarding the conduct of its business pending consummation of the merger. These covenants are contained in Article V of the merger agreement included as APPENDIX A attached to this proxy statement-prospectus. Among other things, Local agreed that until completion of the merger, except as otherwise specified in the merger agreement, it will, and will cause each of its subsidiaries, to:

•	carry on their respective businesses in the usual, regular and ordinary course;

•	extend credit in accordance with existing lending practices;

•	maintain their properties in good repair, order and condition;

•	timely file with all appropriate federal regulatory authorities all financial statements and other reports; and

•	comply with all applicable laws and regulations.

      Additionally, Local has agreed to certain restrictions on its, and its subsidiaries’, activities that are subject to certain exceptions described in the merger agreement. The more significant of these restrictions are described below. Under the merger agreement, Local has agreed that it and its subsidiaries will not:

•	declare or pay any dividends or distributions on any of its capital stock;

•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

•	issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any shares of its capital stock, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such shares.

•	amend or propose to amend their respective certificates of incorporation, by-laws or other governing documents;

•	acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division or otherwise acquire or agree to acquire any assets;

•	sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its material assets;

•	other than deposit liabilities owed to deposit customers in the ordinary course of business, create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of the merger agreement;

•	increase the amount of compensation of, or pay or agree to pay any bonus or like benefit to, any director, officer, employee or other person, make any increase in any employee benefits or change or modify the period of vesting or retirement age for any participant in any employee benefit plan;

•	enter into or amend any employment, consulting or severance agreement or other agreement with any director, officer or employee;

•	issue any stock options or any stock appreciation rights or phantom stock;

•	adopt, amend, terminate or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any employee benefit plan;

•	change its accounting and tax accounting methods;

•	cancel any debts, waive any claims, or otherwise dispose of any of its material assets;

•	dispose of or permit to lapse any rights to use any material trademark, service mark, trade name or copyright or dispose of or disclose any material trade secret that is not a matter of public knowledge;

•	acquire any capital stock;

•	make any capital expenditures of more than $500,000 in the aggregate;

•	make any tax election or settle any tax liability;

•	enter into transactions, contract or commitment for a term greater than one year or exceeding $100,000, other than in the ordinary course of business;

•	make investments, except in the ordinary course of business; or

•	alter its deposit base, securities or loan portfolios or asset mix, other than in the ordinary course of business.

      The merger agreement also contains covenants of IBC that apply until the consummation of the merger. These covenants are contained in Article V of the merger agreement included as APPENDIX A to this proxy statement-prospectus. Among other things, IBC agreed that until completion of the merger, except as otherwise specified in the merger agreement, it will, and will cause each of its subsidiaries, to:

•	not take any action that would, or fail to take any action that would, impair IBC’s source of funds to pay the aggregate cash consideration to be paid pursuant to the merger agreement or otherwise satisfy its obligations under the merger agreement; and

•	not take any action, or fail to take any commercially reasonable action which failure would, reasonably be expected to impede or delay any consent required to be obtained by IBC or Local or otherwise impede or delay the consummation of the merger and the other transactions contemplated by the merger agreement.

Control of Local’s Business

      The merger agreement provides that none of its provisions will be deemed to give IBC the right to control or direct Local’s operations prior to the effective time of the merger.

Conditions to the Merger

      Completion of the merger is subject to the satisfaction or waiver of certain conditions, including the following:

•	the holders of a majority of the outstanding shares of Local common stock must approve the merger agreement at a meeting of Local’s stockholders;

•	no law or decree shall have been adopted or promulgated, and no temporary restraining order, or injunction making the merger illegal shall be in effect; except that this condition is not applicable to any party whose failure to fulfill its obligations was the cause of, or shall have resulted in, such order or injunction;

•	all approvals required for the merger and the subsidiary mergers from governmental entities must be obtained other than those the failure of which to be obtained would not reasonably be expected to result in a material adverse effect on IBC and its subsidiaries, and such approvals shall not have imposed any condition or requirement that would materially and adversely impact the intended economic benefits to IBC or Local of the merger or otherwise be so burdensome as to render the merger reasonably inadvisable;

•	the registration statement of IBC of which this document is a part must have been declared effective by the Securities and Exchange Commission and IBC will have received all required approvals by state securities authorities with respect to the transactions contemplated by the merger agreement; and

•	the shares of IBC common stock to be issued in the merger must be approved for listing on Nasdaq National Market, subject to official notice of issuance.

      In addition to the foregoing conditions, the obligation of IBC to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by IBC:

•	the representations and warranties of Local in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, except as to any representation or warranty which specifically relates to an earlier date;

•	Local must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to consummation of the merger;

•	IBC must have received a certificate from specified officers of Local with respect to compliance with the conditions to the obligations of IBC;

•	there must not have occurred any material adverse effect on Local or any event that is likely to result in or cause any material adverse effect on Local; and

•	the resignation of certain officers of Local identified in the schedules to the merger agreement at least 14 days prior to the closing of the merger.

      In addition to other conditions set forth above, the obligation of Local to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Local:

•	the representations and warranties of IBC in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger, except as to any representation or warranty which specifically relates to an earlier date;

•	IBC must have performed in all material resects all obligations required to be performed by it under the merger agreement at or prior to consummation of the merger;

•	Local must have received a certificate from specified officers of IBC with respect to compliance with the conditions to the obligations of Local;

•	there must not have occurred any material adverse effect on IBC or any event likely to result in or cause any material adverse effect on IBC; and

•	IBC taking all necessary and required actions to assume Local’s obligations with respect to its 11% Senior Notes due 2004.

No Solicitation

      The merger agreement provides that Local shall not directly or indirectly, and that it shall use all commercially reasonable efforts to cause its officers, directors, employees, representatives, agents or affiliates, not to, solicit, initiate, encourage or otherwise facilitate any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, recapitalization, consolidation, business combination, sale of a substantial portion of the assets of Local and its subsidiaries, taken as a whole, sale of 15% or more of the shares of capital stock or similar or comparable transactions involving Local or any of its subsidiaries, other than the transactions contemplated by the merger agreement (any such proposal or offer by a third party is referred to as an “acquisition proposal”).

      Under the terms of the merger agreement, Local also agreed that it would not directly or indirectly, and that it would use all commercially reasonable efforts to cause its officers, directors, employees, representatives, agents or affiliates, not to, engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, any acquisition proposal. However, the merger agreement provides that the board of directors of Local may, at any time prior to approval of the merger agreement by the stockholders of Local, furnish information pursuant to a confidentiality agreement to, or engage in discussions or negotiations with, any person in response to an unsolicited bona fide written acquisition proposal if,

•	Local has not violated any of the restrictions described under this “— No Solicitation;”

•	the board of directors of Local concludes in good faith after consultation with its outside legal counsel, that such action is reasonably necessary in order for the board of directors of Local to comply with its fiduciary obligation to the stockholders of Local under applicable law; and

•	the board of directors of Local determines in good faith by a majority vote, after consultation with its financial advisors, that such acquisition proposal constitutes a “superior proposal” (as defined below).

      In response to an unsolicited acquisition proposal, Local’s board of directors may, at any time prior to the approval of the merger agreement by Local’s stockholders, (i) withdraw, modify or change, or propose to withdraw, modify or change, the approval or recommendation by the Local board of directors of the merger agreement, the merger or the other transactions contemplated by the merger agreement or

(ii) approve or recommend, or propose to approve or recommend, any acquisition proposal, but only if, in each such case, the Local board of directors concludes in good faith that (a) such acquisition proposal would, if consummated, constitute a superior proposal and such proposal has not been withdrawn and (b) in light of such superior proposal, the failure to withdraw, withhold, amend, modify or change its recommendation of the merger agreement would constitute a breach of its fiduciary duties to the stockholders of Local under applicable law. Local must immediately advise IBC in writing if the board of directors makes any determination as to any acquisition proposal as contemplated by the preceding sentence.

      For purposes of the merger agreement and this proxy statement-prospectus, “superior proposal” means a bona fide acquisition proposal the terms of which Local’s board of directors concludes in good faith (1) would, if consummated, result in a transaction that is more favorable to Local’s stockholders from a financial point of view than the transactions contemplated by the merger agreement and (2) is reasonably capable of being completed. For purposes of this definition the term “acquisition proposal” means any proposal or offer by a third party for a merger, recapitalization, consolidation, business combination, sale of a substantial portion of the assets of Local and its subsidiaries, taken as a whole, sale of 50% or more of the shares of capital stock or similar or comparable transactions involving Local or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

      The merger agreement provides that Local must immediately advise IBC in writing of the receipt of any inquiries, discussions, negotiations or proposals relating to an acquisition proposal and furnish to IBC within 24 hours of receipt of any acquisition proposal an accurate description of all material terms of any such written proposal in addition to any information provided to any third party relating to the proposal. The merger agreement also provides that upon execution of the merger agreement Local and its subsidiaries must immediately cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date of the merger agreement with respect to any acquisition proposal.

      Further, the merger agreement provides that upon the approval by Local’s board of directors of a superior proposal, IBC would have the opportunity to make adjustments in the terms and conditions of the merger agreement sufficient to cause Local’s board of directors to determine that such proposal no longer constitutes a superior proposal and, in such a case, Local would not have the right to terminate the merger agreement. See “— Termination of the Merger Agreement” on page 58.

Indemnification and Insurance

      The merger agreement requires IBC and Local, as the surviving corporation in the merger, to jointly and severally indemnify and hold harmless each present or former officer, director or employee of Local and its subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer, director or employee of Local or any of its subsidiaries, or matters existing or occurring at or prior to the effective time of the merger, but only to the extent required under any indemnification provisions included in Local’s or any Local subsidiary’s constituent or organizational documents as in effect on the date of the merger agreement.

      In addition, the merger agreement provides that for a period of six (6) years following the effective time of the merger Local, as the surviving corporation of the merger, will:

•	maintain provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees that are at least as favorable as those in Local’s articles of incorporation and by-laws as of the date of the merger agreement; and

•	use its reasonable best efforts to maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance for claims arising from facts or events that occurred on or before the effective time of the merger; provided, however, that the surviving corporation will not be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Local for such insurance.

      If any claim, action, proceeding or investigation is made against any indemnified party on or prior to the sixth anniversary of the effective time of the merger, the provisions described above would continue in effect until the final disposition of such claim, action, proceeding or investigation.

Local Stockholder Meeting

      The merger agreement provides that, as promptly as practicable following the execution of the merger agreement:

•	Local will hold a meeting of its stockholders for the purpose of obtaining the affirmative vote of a majority of the shares of Local common stock with respect to the transactions contemplated by the merger agreement,

•	Local will take all lawful action to solicit stockholder approval of the merger agreement; and

•	Local’s board of directors will recommend approval of the merger agreement, provided that nothing in the merger agreement prevents the board of directors of Local from withholding, withdrawing, amending or modifying its recommendation if the board of directors of Local determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties.

Reasonable Efforts

      The merger agreement provides that each party will use all commercially reasonable efforts to take all actions necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable after the of execution of the merger agreement.

Fees and Expenses

      The merger agreement provides that, whether or not the merger is consummated, all expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, except

•	if the merger is consummated, IBC will pay any and all property or transfer taxes imposed on Local or its subsidiaries resulting from the merger;

•	as described below under “— Termination Fee”; and

•	the expenses of printing this proxy statement-prospectus will be shared equally by Local and IBC.

Amendment, Extension or Waiver

      The merger agreement may be amended by an action taken or authorized by IBC’s and Local’s respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the stockholders of Local. However, after the Local stockholders have approved the merger agreement, no amendment may be made without further approval by Local’s stockholders if required by law or applicable regulations.

      At any time prior to the effective time of the merger, the parties may, by action taken or authorized by their respective boards of directors, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

      All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

Termination of the Merger Agreement

      The merger agreement may be terminated:

•	by the mutual written consent of IBC and Local, by action of their respective boards of directors;

•	by either IBC or Local, if

•	the effective time of the merger has not occurred on or before October 31, 2004; except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has to any extent been the cause of, or resulted in, the failure of the effective time of the merger to occur on or before October 31, 2004;

•	any governmental entity (i) has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, that has become final and nonappealable or (ii) has failed to issue an order, decree or ruling or to take any other action that is necessary to fulfill the conditions to the merger agreement and that failure has become final and nonappealable; except that this right to terminate the merger agreement is not available to any party whose failure to comply with certain provisions of the merger agreement requiring the parties to take reasonable actions to consummate the merger is the cause of such action or inaction; or

•	Local’s stockholders do not approve the merger agreement at a duly held meeting of Local stockholders;

•	by IBC if, prior to approval of the merger agreement by Local’s stockholders, Local’s board of directors:

•	withholds, withdraws, changes, modifies or amends its approval of the merger agreement any manner adverse to IBC;

•	approves or recommends a superior proposal;

•	agrees to take any of the actions described above;

•	does not recommend in this proxy statement-prospectus that its stockholders adopt the merger agreement; or

•	within ten (10) business days after the commencement of a tender or exchange offer for 15% or more of Local’s capital stock from a person unaffiliated with IBC, fails to send a statement to its stockholders disclosing that Local recommends rejection of such tender or exchange offer.

•	by Local at any time prior to approval of the merger agreement by the Local stockholders, if Local’s board of directors approves a superior proposal; except that prior to any such termination, Local must provide IBC with a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement sufficient to cause Local’s board of directors to determine that such proposal no longer constitutes a superior proposal;

•	by IBC, if Local breaches any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Local becomes untrue; or

•	by Local, if, IBC breaches any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of IBC becomes untrue.

Termination Fee

      The merger agreement provides that Local must pay IBC a termination fee of $12.0 million under the circumstances below:

•	if the merger agreement is terminated by IBC pursuant to the provisions described in the third bullet point under “— Termination of the Merger Agreement” on page 58;

•	if the merger agreement is terminated by either Local or IBC because (a) Local’s stockholders do not approve the merger agreement at a duly held meeting of Local stockholders or (b) the effective time of the merger has not occurred on or before October 31, 2004 without the meeting of Local’s stockholder’s to consider the merger agreement having occurred, and at the time of such termination an acquisition proposal exists and within 12 months after such termination Local enters into an agreement covering, or consummates, any acquisition proposal (as the term “acquisition proposal” is described under the definition of “superior proposal” on page 56; or

•	if the merger agreement is terminated by Local pursuant to the provisions described in the third-to-last bullet point under “— Termination of the Merger Agreement” on page 58.

      Local must pay any termination fee that becomes payable pursuant to the merger agreement by wire transfer of immediately available funds to an account designated by IBC.

      The foregoing summary of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as APPENDIX A to this proxy statement-prospectus. The merger agreement should be read in its entirety for a more complete description of the matters summarized above.

PRO FORMA FINANCIAL INFORMATION

International Bancshares Corporation and Local Financial Corporation

Unaudited Pro Forma Combined Consolidated Financial Statements

      The following Unaudited Pro Forma Combined Consolidated Financial Statements have been prepared assuming the merger will be accounted for under the purchase method and are based on the historical consolidated financial statements of IBC and the historical consolidated financial statements of Local, which have been adjusted to reflect the historical cost of Local’s assets and liabilities at their fair value and to give effect to the IBC stock dividend. In addition, pro forma adjustments have been included to give effect to events that are directly attributable to the transaction and expected to have a continuing impact on the combined company. Pro forma adjustments for the Unaudited Pro Forma Combined Consolidated Statement of Income include amortization of core deposit intangible and other adjustments based on the allocated purchase price of net assets acquired.

      The following Unaudited Pro Forma Combined Consolidated Statement of Condition combines the historical Consolidated Statement of Condition of IBC and its subsidiaries and the historical Consolidated Statement of Condition of Local and its subsidiaries giving effect to the consummation of the merger on December 31, 2003, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements.

      The following Unaudited Pro Forma Combined Consolidated Statement of Income for the year ended December 31, 2003 combines the historical consolidated statements of income of IBC and its subsidiaries and the historical consolidated statements of income of Local and its subsidiaries giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements.

      Although pro forma financial information is not a measure of performance calculated in accordance with generally accepted accounting principles, IBC and Local believe that pro forma financial information is important because it gives effect to the merger as if the merger had become effective at the beginning of the period presented. The manner in which IBC and Local calculate pro forma financial information may differ from similarly titled measures reported by other companies.

      The Unaudited Pro Forma Combined Consolidated Financial Statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma combined consolidated financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical consolidated financial statements and related notes thereto of IBC and its subsidiaries and Local and its subsidiaries which are incorporated by reference into this proxy statement-prospectus.

      The Unaudited Pro Forma Combined Consolidated Financial Statements included herein do not include the effects of any potential cost savings that management believes will result from operating the Local banking business as branches and combining certain operating functions. They also do not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF CONDITION

December 31, 2003

	Historical
			Pro Forma		Pro Forma
	IBC	Local	Adjustments		Balance

	(Dollars in thousands, Except Per Share Amounts)
Cash and due from banks	$152,229	$58,746	$—		$210,975
Federal funds sold	63,500	—	(56,723	)(1)(2)	6,777

Total cash and cash equivalents	215,729	58,746	(56,723)		217,752
Time deposits with banks	100	24,400	—		24,500
Investment securities:
Held to maturity	2,160	277,571	(2,401	)(3)	277,330
Available for sale	3,039,341	99,853	—		3,139,194

Total investment securities	3,041,501	377,424	(2,401)		3,416,524
Loans:
Real estate — residential mortgage	522,396	387,984	—		910,380
Real estate — all other	1,513,406	1,260,960	28,410	(3)	2,802,776
Commercial, financial and agricultural	530,254	552,943	—		1,083,197
Consumer	184,590	70,495	—		255,085

Total loans	2,750,646	2,272,382	28,410		5,051,438
Less unearned discounts	(1,646)	(1,419)	—		(3,065)

Loans, net of unearned discounts	2,749,000	2,270,963	28,410		5,048,373
Less allowance for possible loan losses	(48,646)	(30,398)	—		(79,044)

Net loans	2,700,354	2,240,565	28,410		4,969,329
Bank premises and equipment, net	220,602	43,625	10,000	(3)	274,227
Other real estate owned	9,463	893	—		10,356
Intangible assets and goodwill	73,334	19,374	(3,390	)(3)
			188,368	(4)
			22,890	(1)
			6,944	(5)	307,520
Other assets	317,227	116,516	(1,429	)(3)
			12,325	(1)
			616	(5)	445,255

Total Assets	$6,578,310	$2,881,543	$205,610		$9,665,463

Liabilities:
Deposits
Demand — including interest bearing	$1,993,612	$852,464	$—		$2,846,076
Savings	216,476	100,424	—		316,900
Time	2,225,611	946,062	10,977	(3)	3,182,650

Total deposits	4,435,699	1,898,950	10,977		6,345,626
Federal funds purchased and securities sold under repurchase agreements	501,296	66,367	272,857	(4)	840,520
Other borrowed funds	845,272	658,514	20,213	(3)
			(21,508	)(2)	1,502,491
Junior subordinated deferrable interest debentures	172,254	62,115	—		234,369
Other liabilities	46,406	20,156	7,560	(5)	74,122

Total Liabilities	6,000,927	2,706,102	290,099		8,997,128

Shareholders’ equity:
Common shares	65,968	210	2,064	(4)	68,241
Surplus	37,777	210,083	(121,405	)(4)	126,455
Retained earnings	626,413	179,590	(179,590	)(4)	626,413
Accumulated other comprehensive income	12,842	369	(369	)(4)	12,842
Less cost of shares in treasury	(165,616)	(214,811)	214,811	(4)	(165,616)

Total shareholders’ equity	577,383	175,441	(84,489)		668,335

Total liabilities and shareholders’ equity	$6,578,310	$2,881,543	$205,610		$9,665,463

The accompanying Notes to the Unaudited Pro Forma Combined Consolidated Statement of Condition are an integral part of the pro forma financial statements.

INTERNATIONAL BANCSHARES CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2003

	Historical
				Pro Forma
	IBC		Local	Adjustments		Pro Forma Balance

	(Dollars in thousands, Except Per Share Amounts)
Interest income:
Loans, including fees	$176,800		$131,610	$(8,297	)(1)	$300,113
Time deposits with banks	9		—	—		9
Federal funds sold	594		—	(594	)(2)	—
Investment securities	140,278		17,292	(115	)(2)
				800	(1)	158,255
Other investments	370		1,902	—		2,272

Total interest income	318,051		150,804	(8,206)		460,649
Interest expense:
Deposits	51,181		32,940	(7,069	)(1)	77,052
Federal funds purchased and securities sold under repurchase agreements	18,770		356	3,411	(3)	22,537
Other borrowings and junior subordinated deferrable interest debentures	24,774		33,011	(2,516	)(2)
				(2,857	)(1)	52,412

Total interest expense	94,725		66,307	(9,031)		152,001
Net interest income	223,326		84,497	825		308,648
Provision for possible loan losses	(8,291)		(6,600)	—		(14,891)

Net interest income after provision	215,035		77,897	825		293,757
Noninterest income:
Service charges on deposit accounts	60,022		23,475	—		83,497
Other service charges, commissions and fees	25,905		2,478	—		28,383
Investment securities, net	23,390		1,032	—		24,422
Other income	17,956		6,789	—		24,745

Total noninterest income	127,273		33,774	—		161,047
Noninterest expenses:
Compensation and benefits	72,860		44,137	—		116,997
Occupancy	12,050		3,893	—		15,943
Depreciation of bank premises and equipment	18,105		2,809	—		20,914
Professional fees	7,545		1,600	—		9,145
Stationary and supplies	3,855		986	—		4,841
Amortization of identified intangible asset	1,276		320	(320	)(4)
				6,750	(5)	8,026
Advertising	7,011		685	—		7,696
Other	37,052		18,117	—		55,169

Total noninterest expenses	159,754		72,547	6,430		238,731
Net income before taxes	182,554		39,124	(5,605)		216,073
Provision for income taxes	60,426		11,029	(1,962	)(6)	69,493

Net income	$122,128		$28,095	$(3,643)		$146,580

Basic earnings per common share:
Weighted average number of shares outstanding	48,362,449	(7)		2,273,806		50,636,255
Net income	$2.53	(7)		$—		$2.89

Fully diluted earnings per common share:
Weighted average number of shares outstanding	49,336,609	(7)		2,273,806		51,610,415
Net income	$2.48	(7)		$—		$2.84

The accompanying Notes to the Unaudited Pro Forma Combined Consolidated Statement of Income are an integral part of the pro forma financial statements.

INTERNATIONAL BANCSHARES CORPORATION

NOTES TO THE UNAUDITED PRO FORMA COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

Notes to Unaudited Pro Forma Combined Consolidated Statement of Condition

      The accompanying unaudited pro forma combined consolidated statement of condition was derived from the historical consolidated financial records of IBC and Local and should be read in conjunction with their historical consolidated financial statements.

      The following is a summary of the pro forma adjustments:

(1) Record Local’s payment of change of control contracts and outstanding stock options, net of related tax benefit.

(2) Eliminate senior notes based upon change of control covenant in indenture.

(3) Record estimated fair market value adjustment, including write off of existing goodwill and core deposit intangibles on Local’s books, net of taxes.

(4) Record $272,857,000 increase in Federal Funds purchased for payment to Local stockholders for 75% of their outstanding shares of Local common stock, the issuance of 2,273,806 shares of IBC common stock valued at $90,952,252 (based on an IBC common stock value of $40.00 per share) to Local’s stockholders for the remaining 25% of their shares of Local common stock and the elimination of all of Local’s equity accounts and the recording of goodwill.

(5) Record transaction costs of IBC, net of related tax benefits.

      The above unaudited pro forma combined consolidated statement of condition assumes the merger consideration will consist of 75% cash and 25% IBC common stock.

Notes to Unaudited Pro Forma Combined Consolidated Statement of Income

      The accompanying unaudited pro forma combined consolidated statement of income was derived from the historical consolidated financial records of IBC and Local and should be read in conjunction with their historical consolidated financial statements.

      The following is a summary of the pro forma adjustments:

(1) Record interest income/expense effect during the first year after consummation of the merger of the purchase adjustments set forth below. The aggregate amount of such effects for the second through fifth years post-consummation are also set forth below.

		Years 2-5
	Year 1	(Aggregate)

	(In thousands)
Interest income — loans	$(8,297)	$(14,777)
Interest income — investment securities	800	1,601
Interest expense — time deposits	(7,069)	(3,869)
Interest expense — other borrowings	(2,857)	(11,428)

(2) Reverse interest expense on the senior notes payable to various investors on Local’s books for the year ended December 31, 2003 and record the corresponding decline in interest income due to a decline in earning assets.

(3) Record interest expense for the twelve months estimated to be 1.25% on $272,857,000 increase in Federal Funds purchased to fund payment to Local stockholders for 75% of their outstanding shares of Local common stock.

INTERNATIONAL BANCSHARES CORPORATION

NOTES TO THE UNAUDITED PRO FORMA COMBINED

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Notes to Unaudited Pro Forma Combined Consolidated Statement of Income — (Continued)

(4) Reverse amortization of existing intangibles on Local’s books which will be written off at acquisition.

(5) Record a full year’s amortization of the estimated $45,000,000 core deposit premium. Amortization is based on an estimated deposit runoff of 15% during the first year of the estimated 10 year life.

(6) Record income tax benefit of the pro forma adjustments using IBC’s federal income tax rate.

(7) Weighted average shares outstanding and resulting per share information has been adjusted to reflect the 25% IBC stock dividend declared on April 1, 2004 and payable to stockholders of record on May 3, 2004.

      The above unaudited pro forma combined consolidated statement of income assumes the merger consideration will consist of 75% cash and 25% IBC common stock. IBC expects that the merger will result in certain merger, integration and restructuring expenses. The pro forma income data does not reflect any anticipated merger, integration and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses. The pro forma information does not reflect any of these anticipated cost savings or benefits.

MARKET PRICES AND DIVIDENDS

      The IBC common stock currently is traded on the Nasdaq National Market under the symbol “IBOC.” The Local common stock is traded on the Nasdaq National Market under the symbol “LFIN.”

      As of March 5, 2003, there were 38,777,088 shares of IBC common stock outstanding, without adjustment to reflect the IBC stock dividend which were held by approximately 2,282 holders of record. As of March 9, 2003, there were 16,613,073 shares of Local common stock outstanding, which were held by approximately 28 holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through brokerage firms and others.

      The following table sets forth during the periods indicated the high and low bid prices of the IBC common stock (adjusted for stock dividends paid during such periods) and the Local common stock as reported on the Nasdaq National Market and the cash dividends declared per share of IBC common stock and Local common stock for the periods included. The market prices for the IBC common stock have not been adjusted to reflect the 25% IBC stock dividend declared on April 1, 2004 and payable to IBC stockholders of record on May 3, 2004.

	IBC			Local

	Market Price			Market Price
			Cash Dividends			Cash Dividends
Calendar Period	High	Low	Declared Per Share	High	Low	Declared Per Share

2003
Quarter Ended December 31	$47.72	$41.50	$0.50	$22.11	$18.60	—
Quarter Ended September 30	44.57	35.01	—	18.53	14.58	—
Quarter Ended June 30	49.24	34.25	0.34	15.53	14.46	—
Quarter Ended March 31	41.96	35.75	—	15.85	14.35	—
2002
Quarter Ended December 31	$33.21	$27.48	$0.26	$15.02	$13.24	—
Quarter Ended September 30	34.07	24.20	—	17.40	13.12	—
Quarter Ended June 30	33.59	30.40	0.26	17.50	14.20	—
Quarter Ended March 31	28.71	26.34	—	16.01	13.36	—

      The following table shows the closing prices of IBC common stock (as adjusted for the IBC stock dividend) and Local common stock as of January 22, 2004, the last full trading day before public announcement of the proposed merger, and as of April 12, 2004, the most recent practicable date prior to the mailing of this proxy statement-prospectus. The historical prices are as reported on the Nasdaq National Market. The table also shows the equivalent market value per share of Local common stock as of those dates. The equivalent market value per share reflects the amount determined on the indicated dates of the consideration to be received for a share of Local common stock assuming there is no adjustment to the merger consideration and the stockholders elected a fixed combination of 25% IBC common stock (.1375 shares of IBC common stock per Local share) and 75% cash ($16.50 per Local share). Such an election conforms to the merger agreement election procedures and is intended to ensure that 25% of the outstanding shares of Local common stock will be converted into the right to receive IBC common stock and 75% of the outstanding shares of Local common stock will be converted into the right to receive cash.

	Historical Market
	Value Per Share			Equivalent Market
				Value Per Share of
Date	IBC		Local	Local(1)

January 22, 2004	$40.38	(2)	$22.57	$22.05
April 12, 2004	$43.52	(2)	$21.90	$22.48

(1)	The equivalent market value per share of Local common stock on the indicated dates was determined by adding (x) the product of an assumed exchange ratio of .5500 (which is the share exchange that would result if the IBC stock value was $40.00 per share) multiplied by the closing price per share of the IBC common stock on the indicated date multiplied by 25% plus (y) $22.00 multiplied by 75%.

(2)	The historical market value per share of IBC common stock has been adjusted to give effect to the 25% IBC stock dividend declared on April 1, 2004 and payable to IBC stockholders of record on May 3, 2004.

      You should obtain current market quotations for IBC common stock and Local common stock, as the market price of IBC’s common stock and Local’s common stock will fluctuate between the date of this proxy statement-prospectus, the date of the annual meeting, the date on which the merger is completed and the date you receive your IBC common stock after completion of the merger. Because the number of shares of IBC common stock that Local stockholders either elect to receive or are allocated to receive is fixed and because the market price of IBC common stock fluctuates, the number of shares of IBC common stock that Local stockholders would actually receive may increase or decrease prior to the effective time of the merger.

THE COMPANIES

IBC

      IBC is a financial holding company and bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated in Texas with its principal corporate offices located in Laredo, Texas. Four bank subsidiaries provide commercial and retail banking services through over 100 main banking and branch facilities located in 35 communities in South, Central and Southeast Texas. As a registered bank holding company, IBC may own one or more banks and may engage directly, or through subsidiary corporations, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act and by the Federal Reserve Bank. As a financial holding company, IBC may engage in a broad list of financial and non-financial activities. IBC’s principal assets at December 31, 2003 consisted of all the outstanding capital stock of its four Texas state banking subsidiaries. All of IBC’s bank subsidiaries are members of the Federal Deposit Insurance Corporation.

      The IBC bank subsidiaries are in the business of gathering funds from various sources and investing these funds in order to earn a return. Historically, the IBC bank subsidiaries have primarily focused on providing commercial banking services to small and medium sized businesses located in IBC’s trade area and international banking services. In recent years, the IBC bank subsidiaries have also emphasized consumer and retail banking, including mortgage lending, as well as branches situated in retail locations and shopping malls.

      On July 28, 1980, IBC acquired all of the outstanding shares of its predecessor, IBC Bank, which is today the flagship bank of IBC, representing 80% of IBC’s banking assets. Since the acquisition of the IBC Bank in 1980, IBC has formed three banks: (i) Commerce Bank, a Texas state banking association which commenced operations in 1982, located in Laredo, Texas; (ii) IBC Bank, Brownsville, a Texas state banking association which commenced operations in 1984, located in Brownsville, Texas; and (iii) IBC Bank, Zapata, a Texas state banking association which commenced operations in 1984, located in Zapata, Texas.

      During the last several years, IBC has acquired various financial institutions and banking assets in its trade area. The community focus of the IBC subsidiary banks and the involvement of the local boards has resulted in IBC becoming aware of acquisition possibilities in the ordinary course of its business and in many instances before other potential purchasers. IBC’s decision to pursue an acquisition is based on a multitude of factors, including the ability to efficiently assimilate the operations and assets of the acquired entity, the cost efficiencies to be attained and the growth potential of the market.

      During 2000, IBC established an insurance agency subsidiary and acquired the assets of two insurance agencies in Texas. Effective October 2, 2000, IBC purchased a controlling interest in the Gulf Star Group, a Houston-based investment banking firm serving middle-market corporations primarily in Texas. Effective

February 16, 2001, IBC acquired the assets of First Equity Corporation, an Austin, Texas based mortgage company. Effective April 1, 2001, IBC through its insurance subsidiary, acquired the assets of Grove Agency Insurance, Inc., of Corpus Christi, Texas. Effective December 31, 2001, IBC completed its acquisition of National Bancshares Corporation of Texas.

      IBC also has four direct non-banking subsidiaries. They are:

•	IBC Life Insurance Company, a Texas chartered subsidiary which reinsures a small percentage of credit life and accident and health risks related to loans made by bank subsidiaries;

•	IBC Trading Company, an export trading company which is currently inactive;

•	IBC Subsidiary Corporation, a second-tier bank holding company incorporated in the State of Delaware; and

•	IBC Capital Corporation, a corporation incorporated in the State of Delaware for the purpose of holding certain investments of IBC.

      IBC also owns a controlling interest in Gulf Star Group I, Ltd. and related entities, which are involved in investment banking and merchant banking activities. IBC has also formed eight Delaware business trusts for the purpose of issuing trust preferred securities.

      IBC’s executive offices are located at 1200 San Bernardo, Laredo, Texas 78040.

      Additional Information About IBC. Financial and other information about IBC is set forth in IBC’s Annual Report on Form 10-K for the year ended December 31, 2003. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of IBC, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference in IBC’s Annual Report on Form 10-K for the year ended December 31, 2003. You can obtain this information by contacting IBC as indicated under “Where You Can Find More Information” on page 96 of this proxy statement-prospectus.

      Information on IBC’s Website. Information on the Internet website of IBC or any subsidiary of IBC is not part of this proxy statement-prospectus, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement unless that information is also in this proxy statement-prospectus or in a document that is incorporated by reference into this proxy statement-prospectus.

Acquisition Sub

      General. LFC Acquisition Corp. is a Delaware corporation formed by IBC for the sole purpose of effecting the merger and is an indirect subsidiary of IBC. Acquisition Sub will not engage in any business activity other than in connection with the transactions contemplated by the merger agreement.

Local

      General. Local Financial Corporation is a Delaware corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended. At December 31, 2003, Local had consolidated assets of $2.9 billion, substantially all of which is comprised of its 100% ownership interest in Local Oklahoma, an Oklahoma-chartered commercial bank. As of February 2, 2004, Local Oklahoma was the fourth largest Oklahoma-based bank ranked on total deposits. Local Oklahoma’s deposits of $1.9 billion at December 31, 2003, represented approximately four percent of the Oklahoma market.

      Through Local Oklahoma, Local offers a full range of banking services and products to individuals and businesses throughout its market areas, including commercial, consumer and investment services. As of December 31, 2003, Local Oklahoma had 52 branch offices located primarily in the major metropolitan areas of Oklahoma City, Tulsa and Lawton, Oklahoma.

      Local’s executive offices are located at 3601 NW 63rd Street, Oklahoma City, Oklahoma 73116-2087.

      Additional Information About Local. Financial and other information about Local is set forth in Local’s Annual Report on Form 10-K for the year ended December 31, 2003. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Local, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference in Local’s Annual Report on Form 10-K for the year ended December 31, 2003, and this proxy statement-prospectus. You can obtain this information by contacting Local as indicated under “Where You Can Find More Information” on page 96 of this proxy statement-prospectus.

      Information on Local’s Website. Information on the Internet website of Local or any subsidiary of Local is not part of this proxy statement-prospectus, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement unless that information is also in this proxy statement-prospectus or in a document that is incorporated by reference into this proxy statement-prospectus.

BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL HOLDERS

Ownership of Local Common Stock

      For information concerning the ownership of Local common stock by management and principal stockholders, see “Election of Directors” beginning on page 80. Unless indicated otherwise therein, each person has sole voting and dispositive power with respect to such shares.

Ownership of IBC Common Stock

      Information concerning the ownership of IBC common stock by management and principal stockholders is contained in IBC’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 12, 2004, and is incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information” on page 96 of this proxy statement-prospectus.

IBC CAPITAL STOCK

      The following summary of the terms of IBC capital stock is not complete and is qualified by reference to IBC’s articles of incorporation, as amended, and to IBC’s bylaws. You should read these documents for complete information on IBC capital stock. IBC’s articles of incorporation, as amended, and IBC’s bylaws, as amended, are incorporated by reference in this proxy statement-prospectus. You can obtain copies of these documents upon request as indicated under “Where You Can Find More Information” on page 96 of this proxy statement-prospectus.

      IBC files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time IBC might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a current report on Form 8-K filed with the SEC.

General

      Shares Authorized and Outstanding. As of the date of this proxy statement-prospectus, IBC was authorized to issue 105,000,000 shares of common stock. At March 5, 2004, IBC had 38,777,088 shares of common stock outstanding, without adjustment to reflect the IBC stock dividend.

      Common Stock Dividends. Holders of IBC common stock may receive dividends when declared by IBC’s board of directors out of funds that IBC can legally use to pay dividends. IBC may pay dividends in cash, stock or other property. Other restrictions on IBC’s ability to pay dividends are described below under “— Restrictions on Payment of Dividends.”

      Voting Rights. Holders of IBC common stock have the exclusive right to vote on all matters presented to IBC stockholders. Each holder of IBC common stock is entitled to one vote per share. Holders of IBC common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on IBC’s board of directors. It also means the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors. IBC’s board of directors is not classified.

      Other Rights. If IBC voluntarily or involuntarily liquidates, dissolves or winds up its business, holders of its common stock will receive pro rata, according to shares held by them, any of IBC’s remaining assets available for distribution to stockholders after IBC has provided for payment of all debts and other liabilities. When IBC issues securities in the future, holders of IBC common stock have no preemptive rights with respect to those securities. This means the holders of IBC common stock have no right, as holders of IBC common stock, to buy any portion of those issued securities. Holders of IBC common stock have no rights to have their shares of common stock redeemed by IBC or to convert their shares of common stock into shares of any other class of IBC capital stock.

      Listing. Outstanding shares of IBC common stock are listed on the Nasdaq National Market under the symbol “IBOC.” IBC Bank is the transfer agent and registrar for the IBC common stock.

Restrictions on Payment of Dividends

      The ability of IBC to pay dividends is largely dependent on the amount of cash derived from dividends declared by its bank subsidiaries. The payment of dividends by any bank or bank holding company is affected by the requirement to maintain adequate capital. The ability of IBC’s four banking subsidiaries, as Texas banking associations, to pay dividends is restricted under Texas law. A Texas bank generally may not pay a dividend reducing its capital and surplus without the prior approval of the Texas Banking Commissioner. Dividends may not be paid from “certified surplus,” which is designated by the board of directors of Texas banking associations from undivided profits in connection with the establishment of the bank’s lending limit. Additionally, the FDIC has the right to prohibit the payment of dividends by a bank where the payment is deemed to be an unsafe and unsound banking practice. At December 31, 2003 there was an aggregate of approximately $250 million available for the payment of dividends to IBC by IBC’s four banking subsidiaries under the applicable restrictions, assuming that each of such banks continue to be classified as “well capitalized”. Further, IBC could expend the entire $250 million and continue to be classified as “well capitalized”. Note 20 of notes to Consolidated Financial Statements of IBC set forth in IBC’s Annual Report on Form 10-K for the year ended December 31, 2003 is incorporated herein by reference.

Restrictions on Ownership of IBC Common Stock

      The Bank Holding Company Act of 1956 requires any “bank holding company” (as defined in that Act) to obtain the approval of the Board of Governors of the Federal Reserve System prior to acquiring more than 5% of IBC’s outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of IBC’s outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of IBC’s outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Anti-takeover Provisions in IBC’s Articles of Incorporation and Bylaws

      Certain provisions of IBC’s articles of incorporation, as amended, could make it less likely that IBC management would be changed or someone would acquire voting control of IBC without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock. These provisions include the following:

      Nomination Procedures. Holders of IBC common stock can nominate candidates for IBC’s board of directors. A stockholder must follow the advance notice procedures described in IBC bylaws. In general, to nominate a person for election to the board of directors at an annual meeting of IBC stockholders, a stockholder must submit a written notice of the proposed nomination to IBC’s corporate secretary at least 60 but not more than 90 days before the first anniversary of the preceding year’s annual meeting of stockholders.

      Proposal Procedures. Under IBC’s bylaws, a stockholder can propose at an annual meeting of IBC stockholders that business other than nominations to board of directors be considered only if the stockholder follows the advance notice procedures described in IBC’s bylaws. In general, a stockholder must submit a written notice of the proposal, the reasons for such proposal and the stockholder’s interest in the proposal to IBC’s corporate secretary at least 60 but not more than 90 days before the first anniversary of the preceding year’s annual meeting of stockholders.

      Rights Plan. Although IBC does not have a stockholder rights plan (commonly referred to as a “poison pill”) as of the date of this proxy statement-prospectus, under Texas law, IBC’s board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire IBC on terms not approved by IBC’s board of directors.

      Amendment of Bylaws. Under IBC’s bylaws, the IBC board of directors or the stockholders can adopt, amend or repeal the bylaws, subject to limitations under the Texas Business Corporation Act.

Preferred Stock

      As of the date of this proxy statement-prospectus, there are no shares of preferred stock that have been authorized or issued by IBC.

COMPARISON OF STOCKHOLDER RIGHTS

      The following is a summary of the material differences between the current rights of Local stockholders and the rights of IBC stockholders. The summary is not a complete statement of the provisions affecting, and the differences between, the current rights of Local stockholders and those of IBC stockholders, and is qualified in its entirety by reference to the Delaware General Corporation Law and the Texas Business Corporation Act, Local’s certificate of incorporation and bylaws, and IBC’s articles of incorporation and bylaws. An indication that some of the differences in the rights are material does not mean that there are not other equally important differences.

      Local is organized under the laws of the state of Delaware. The rights of Local stockholders are currently governed by the Delaware General Corporation Laws, which we refer to as the DGCL, and Local’s certificate of incorporation and bylaws. IBC is organized under the laws of the state of Texas. If you become an IBC stockholder, your rights will be governed by the Texas Business Corporation Act, which we refer to as the TBCA, and IBC’s articles of incorporation and bylaws.

      You should carefully read IBC’s articles of incorporation and bylaws, which are incorporated by reference into this proxy statement-prospectus. See “Where You Can Find More Information” on page 96 of this proxy statement-prospectus.

Authorized Capital Stock

IBC	Local

Authorized: • 105,000,000 shares of common stock, par value $1.00 per share	Authorized: • 25,000,000 shares of common stock, par value $0.01 per share. • 5,000,000 shares of preferred stock, par value $0.01 per share.
Outstanding as of March 5, 2004 • 38,777,088 shares of common stock, without adjustment to reflect the IBC stock dividend	Outstanding as of March 9, 2004 • 16,613,073 shares of common stock • No shares of preferred stock

Size of Board of Directors

IBC	Local

IBC’s bylaws provide that the board of directors shall consist of not less than three (3) persons and further provide that the exact number of directors shall be fixed from time to time by resolution of the board of directors. IBC’s board of directors currently consists of eleven (11) members	Local’s bylaws provide that the board of directors shall consist of eight (8) persons.

Cumulative Voting

      Cumulative voting entitles each stockholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates receiving the highest number of votes are elected.

IBC	Local

IBC’s articles of incorporation expressly prohibit cumulative voting rights, as allowed by the TBCA	Under the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted by the certificate of incorporation. Local’s certificate of incorporation does not allow for cumulative voting.

Classes of Directors

IBC	Local

IBC’s board is not classified, and all directors are elected annually	Local’s certificate incorporation provides that the board of directors will be divided into three classes of directors as nearly equal as possible, with each class being elected to a staggered three-year term.

Filling Vacancies on the Board

IBC	Local

According to the articles of incorporation, the affirmative vote of a majority of the remaining directors may fill any vacancy occurring in the board of directors and, during the period between any two successive annual meetings of the stockholders, may fill a maximum of two (2) vacant directorships resulting from an increase in the number of directors	Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by the concurring vote of a majority of the directors then in office, whether or not a quorum.

Removal of Directors

IBC	Local

Any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors	Local’s certificate of incorporation provides that any director may be removed only for cause by the affirmative vote of the holders of at least a majority of the total votes eligible to be cast at a meeting called expressly for such purpose. The following constitute “cause” under the certificate of incorporation (i) willful material misconduct, breach of material fiduciary duty involving personal profit or gross negligence as to material duties or (ii) conduct involving dishonesty or breach of trust. These minimum vote and cause requirements make it difficult for a person or entity to acquire control of Local’s board of directors through director elections.

Nomination of Directors and Submission of Stockholder Proposals

IBC	Local

IBC’s bylaws provide detailed procedures that must be strictly complied with in order for stockholder nominations of candidates for directors or stockholder proposals to be considered at a stockholders’ meeting. These procedures include providing a specific form of notice to IBC of such proposals or nominees generally not less than 60 days and not more than 90 days prior to	Local’s bylaws provide detailed procedures that must be strictly complied with in order for stockholder nominations of candidates for directors or stockholder proposals to be considered at a stockholders’ meeting. These procedures include providing a specific form of notice to Local of such proposals or nominees generally not less than 45 days and not more than 90 days prior to meeting.
Stockholders of IBC interested in submitting a proposal for inclusion in the proxy materials for a stockholders’ meeting must also comply with the rules and regulations of the SEC applicable to stockholder proposals	Stockholders of Local interested in meeting. submitting a proposal for inclusion in the proxy materials for a stockholders’ meeting must also comply with the rules and regulations of the SEC applicable to stockholder proposals.

Calling Special Meetings of Stockholders

IBC	Local

IBC’s articles of incorporation and bylaws provide that special meetings of the stockholders may be called at any time by the board of directors, the chairman of the board of directors, or the president. In addition, a special meeting of the stockholders shall be called by the chairman of the board of directors, president, or secretary whenever stockholders holding at least fifty percent (50%) of all the shares entitled to vote at the proposed special meeting make application therefore in writing. This restriction on who may call a special meeting of stockholders may deter hostile takeovers of IBC by making it more difficult for a person or entity to call a special meeting of stockholders for the purpose of considering an acquisition proposal or related matters	Local’s certificate of incorporation provides that special meetings of stockholders may be called only by the chairman of the board or the president, by an affirmative vote of a majority of the directors or by the president upon the written request of holders of at least a majority of the outstanding shares entitled to vote at the meeting. This restriction on who may call a special meeting of stockholders may deter hostile takeovers of Local by making it more difficult for a person or entity to call a special meeting of stockholders for the purpose of considering an acquisition proposal or related matters.

Stockholder Action Without a Meeting

IBC	Local

IBC’s articles of incorporation provide that any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders	Stockholder action that may be taken at a stockholders’ meeting may be taken without a meeting if written consents describing the action are signed by all stockholders entitled to vote on that matter.

Anti-Takeover Statutes

IBC	Local

Pursuant to the TBCA’s Business Combination Law, Article 13.01 through 13.08 of the TBCA, an “affiliated stockholder” who beneficially owns 20% or more of a corporation’s outstanding voting shares is generally prevented from entering into or engaging in a “business combination,” including mergers, sales and leases of assets, issuances of securities and similar transactions with a corporation or a subsidiary, during the three-year period immediately following the affiliated stockholder’s acquisition of shares unless specific conditions are satisfied. The three-year restriction does not apply if either:

• before the date a person became an affiliated stockholder, the board of directors of the corporation approved the business combination or acquisition of shares made by the affiliated stockholder on that date; or

• not less than six (6) months after the date a person became an affiliated stockholder, the business combination is approved by the affirmative vote of at least two-thirds of the corporation’s outstanding voting shares not beneficially owned by the affiliated stockholder or its affiliates or associates.	Section 203 of the DGCL prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15 percent or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless:

• the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

• after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans;

• after the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203. Local has not made such an election.

Stockholder Vote Required for Mergers, Sales of Assets and Other Transactions

IBC	Local

Texas law requires that a merger, a disposition of assets not in the regular course of business or a dissolution of a corporation be approved by the holders of at least two-thirds of the shares entitled to vote thereon, unless the corporation’s articles of incorporation require the vote of a different number of shares which may not be less than a majority of the shares entitled to vote thereon. IBC’s articles of incorporation provide that with respect to any matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the TBCA, the act of the stockholders on that matter shall only require the affirmative vote of the holders of at least a majority of the shares entitled to vote on such matter, rather than the affirmative vote otherwise required by the TBCA	The DGCL requires certain mergers and share exchanges to be approved by the holders of a majority of the outstanding shares entitled to vote thereon. The DGCL similarly requires that a sale of all or substantially all of the assets of a corporation be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Transactions with Officers and Directors

IBC	Local

According to the TBCA, an otherwise valid contract or transaction between a corporation and one or more of its directors or officers shall be valid notwithstanding whether the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if any one of the following is satisfied:

• The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

• The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

• The contract or transaction is fair as to the corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.	Under the DGCL, a contract between a corporation and one or more of its directors or officers may not be voided if: (a) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the contract or transaction is approved by a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (b) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to stockholders entitled to vote thereon and the contract or transaction is approved by the stockholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors which authorizes the contract or transaction.

Dividends

IBC	Local

Under Texas law, a board of directors may authorize a corporation to make distributions to its stockholders out of its surplus, subject to any restriction in its articles of incorporation. Texas law does not permit a distribution if the distribution exceeds the surplus of the corporation or would render the corporation insolvent. Texas law provides that determinations of surplus, may, but are not required to, be based on:

• financial statements of the corporation that present the financial condition of the corporation in accordance with generally accepted accounting principles;

• financial statements prepared on the basis of accounting used to file the corporation’s federal income tax return or any other accounting practices and principles that are reasonable in the circumstances;

• financial information, including without limitation condensed or summary financial statements, that is prepared on a basis consistent with the financial statements referred to above;

• projections, forecasts, or other forward looking information relating to the future economic performance, financial condition, or liquidity of the corporation that is reasonable in the circumstances;

• a fair valuation or information from any other method that is reasonable in the circumstances; or

• any combination of the foregoing.	Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, Local cannot pay dividends out of net profits if, after payment of the dividend, its capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Dissenters’ Rights

IBC	Local

Generally, under Texas law, a stockholder has the right to dissent from any plan of merger or consolidation or disposition to which the corporation is a party if Texas law requires a stockholder vote and appraisal rights upon compliance with the statutory procedures.

Under Texas law, a stockholder of a corporation does not have the right to dissent or to assert appraisal rights if:

• the shares held by the stockholder are part of a class or series, shares of which on the record date fixed to determine the stockholders entitled to vote on the plan of merger or plan of exchange are:

  • listed on a national securities exchange;

  • listed on the Nasdaq Stock Market Inc.’s National Market System or designated as a national market system security by the National Association of Securities Dealers, Inc.; or

  • held of record by not less than 2,000 holders;

• the stockholder is not required by the terms of the plan of merger or plan of exchange to accept for the stockholder’s shares any consideration that is different than the consideration to be provided to any other holder of shares that are part of the same class or series, other than cash in lieu of fractional shares; and

• the stockholder is not required by the terms of the plan of merger or plan of exchange to accept for the stockholder’s shares any consideration other than:

  • shares that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

  • listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

  • approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

  • held of record by not less than 2,000 holders;

• cash in lieu of fractional shares; or

• any combination of securities and cash described above.	The DGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

• listed on a national securities exchange,

• designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or

• held of record by more than 2,000 stockholders unless holders of stock are required to accept in the merger anything other than any combination of:

  • shares of stock or depository receipts of the surviving corporation in the merger

  • shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be

     • listed on a national securities exchange;

     • designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

     • held of record by more than 2,000 holders;

• cash instead of partial shares of the stock or depository receipts received.

Stockholder Preemptive Rights

IBC	Local

Under the TBCA, stockholders of a corporation incorporated before September 1, 2003 (such as IBC) have a preemptive right to acquire additional unissued or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares, unless the corporation’s articles of incorporation limit or deny such preemptive rights. IBC’s articles of incorporation provide that no stockholder shall, by reason of holding shares of any class of the capital stock of the corporation, have any preemptive or preferential right, other than such preemptive or preferential rights, if any, as the board of directors in its discretion may fix.	Under the DGCL, a stockholder does not have preemptive rights unless the corporation’s certificate of incorporation specifically grants those rights. Local’s certificate of incorporation does not grant preemptive rights.

Indemnification

IBC	Local

Texas law permits a corporation to provide indemnification or advancement of expenses against judgments, penalties, fines, settlements and reasonable expenses actually incurred by a person in connection with a proceeding if it is determined:

• that the person conducted himself or herself in good faith;

• in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation’s best interest;

• in all other cases that his or her conduct was not opposed to the corporation’s best interests; and

• in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Under Texas law, indemnification by the corporation is mandatory if the director is wholly successful on the merits or otherwise, in the defense of the proceeding.

IBC’s bylaws provide that IBC shall indemnify to the fullest extent permitted by Texas law any person who was, is or is threatened to be made a named defendant or respondent to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be, in the case of conduct in his official capacity as a director, officer, employee or agent of the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least no opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.	The DGCL provides that, subject to certain limitations in the case of “derivative” suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

• acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

• in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.

Local’s bylaws provide that Local must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to or is involved in any action, suit or proceeding because he or she is or was a director or officer of Local (or was serving at the request of Local as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Local’s board of directors, independent counsel or the stockholders.

Local’s bylaws also provide that Local may pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Local’s bylaws authorize Local to provide similar indemnification to employees or agents of Local.

Limitations on Directors’ Liability

IBC	Local

Under Texas law, a corporation’s articles of incorporation may eliminate all monetary liability of each director to the corporation or its stockholders for conduct in the performance of a director’s duties other than some conduct specifically excluded from protection. IBC’s articles of incorporation contain such a provision.

Texas law does not permit any limitation of liability of a director for:

• breaching the duty of loyalty to the corporation or its stockholders;

• an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law;

• a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

• an act or omission for which the liability of a director is expressly provided by an applicable statute.	Local’s certificate of incorporation, as amended, provides that a director (including an officer who is also a director) of Local shall not be liable personally to Local or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:

• any breach of the director’s duty of loyalty to Local or its stockholders,

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

• payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or

• any transaction from which the director derived an improper personal benefit.

Amendment of Articles of Incorporation or Certificate of Incorporation

IBC	Local

Under Texas law and IBC’s articles of incorporation, IBC’s board of directors and stockholders may amend IBC’s articles of incorporation if:

• the board of directors sets forth the proposed amendment in a resolution and directs that it be submitted to a vote at a meeting of stockholders; and

• the holders of a majority of the outstanding shares entitled to vote thereon approve it by affirmative vote.	Local’s certificate of incorporation may be amended only if the proposed amendment is proposed by Local’s board of directors and thereafter approved by at least a majority of the outstanding stock entitled to vote thereon and by at least a majority of the outstanding stock of each class entitled to vote thereon. Shares of Local preferred stock currently authorized in Local’s certificate of incorporation may be issued by Local’s board of directors without amending Local’s certificate of incorporation or otherwise obtaining the approval of Local’s stockholders.

Amendment of Bylaws

IBC	Local

IBC’s bylaws generally provide for amendment, repeal or adoption of new bylaws by a majority of IBC’s board of directors or by a majority of the outstanding shares of IBC.	Local’s bylaws generally provide for amendment, repeal or adoption of new bylaws by a two-thirds majority of Local’s board of directors or by a majority of the outstanding shares of Local.

ELECTION OF DIRECTORS

(Proposal Two)

      Three directors will be elected at this year’s Annual Meeting. Except as otherwise provided upon consummation of the merger (as described above), each director will serve for a three-year term ending at the 2007 Annual Meeting or until he is succeeded by another qualified director who has been elected.

      We will vote your shares as instructed by you on the enclosed proxy form. If you sign, date and return the proxy form, but do not specify how you want your shares voted, we will vote your shares for the election of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the board of directors to substitute another person for any of the nominees, we will vote your shares for that other person. At this time, the board of directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

      No director, executive officer or nominee for director of Local is related to any other director or executive officer of Local by blood, marriage or adoption. The three nominees for director are presently members of the board of directors.

Local recommends voting “FOR” the nominees.

Biographical Information

      The following table sets forth the name and age of each director and director nominee, the year he became a director, and the year his term of service will end.

		Director	Term
Name	Age	Since	Expires	Position

Edward A. Townsend	61	1997	2004	Chairman of the Board
William D. Breedlove	64	2001	2005	Director
Andrew M. Coats	68	1999	2005	Director
Robert A. Kotecki	39	1997	2004	Director
Joseph A. Leone	70	1973	2006	Director
George P. Nigh	76	1997	2005	Director
Jan A. Norton	57	1997	2006	Director
J. David Rosenberg	54	1998	2004	Director

      The Director Nominees. The board of directors has nominated three candidates for election. If elected, these nominees will serve three-year terms expiring in 2007. A brief summary of each director nominee’s principal occupation, business affiliations and other information follows:

Edward A. Townsend. Mr. Townsend was elected as a director of Local and Local Oklahoma in 1997. At the same time, Mr. Townsend became Chairman and Chief Executive Officer of Local and Local Oklahoma. From April 1994 to February 1998, Mr. Townsend served as Chairman and Chief Executive Officer of Green Country Bank, FSB, and Chief Executive Officer of its parent corporation, Green Country Banking Corporation. From January 1993 through March 1994, Mr. Townsend served as Senior Vice President of Stifel, Nicolaus & Company, an investment banking firm located in St. Louis, Missouri. From October 1988 through September 1992, Mr. Townsend served as Chairman and President of Local Federal Bank, FSB (the predecessor of Local Oklahoma). From 1967 to 1987, Mr. Townsend was employed in various positions at First National Bank and later InterFirst Corporation, both in Dallas, Texas.

Robert A. Kotecki. Mr. Kotecki was elected as a director of Local in 1997. From 1997 until May 1999, Mr. Kotecki also served as a director of Local Oklahoma. Since October 2001, Mr. Kotecki has served as a Managing Director with the investment banking firm of Sandler O’Neill & Partners, L.P., in Chicago, Illinois. From March 1993 to September 2001, Mr. Kotecki served in various capacities with Friedman, Billings, Ramsey & Co., Inc., an investment banking firm based in Arlington, Virginia. From November 1988 through March 1993, Mr. Kotecki served as an Associate with Trident Financial Corp., an investment banking firm located in Raleigh, North Carolina. Mr. Kotecki is a Chartered Financial Analyst.

J. David Rosenberg. Mr. Rosenberg was elected as a director of Local in February 1998. Mr. Rosenberg is a senior partner of Keating, Muething & Klekamp, P.L.L., a Cincinnati, Ohio law firm, of which he has been a member since 1974. Mr. Rosenberg is a director of PFGI Capital Corporation, Hinkle Construction Co., Greycourt and Co., Inc. and Niksun Inc.

      The Continuing Directors. Since Local’s directors serve staggered, three-year terms, a majority of the directors continue their service each year. The continuing directors and their respective principal occupations, business affiliations and other information are as follows:

William D. Breedlove. Mr. Breedlove was elected as a director of Local and Local Oklahoma in August 2001. Mr. Breedlove is Vice Chairman of HBW Holdings, Inc. and President of HBW Investments, Inc., an investment banking firm based in Dallas, Texas. Prior to the firm’s formation as a result of a merger with Hoak Securities Corporation, Mr. Breedlove was chairman, managing director and co-founder of Breedlove Wesneski & Co., a private merchant banking firm. From 1984 to 1989, Mr. Breedlove also served as president and director of Equus Capital Corporation, the corporate general partner of three public and private limited partnerships operating primarily as private equity funds. Mr. Breedlove received his B.B.A. degree in finance and banking from the University of Texas in 1962. Mr. Breedlove also serves as a director of NCI Building Systems, Inc. and Integrated Security Systems, Inc.

Andrew M. Coats. Mr. Coats was elected as a director of Local in 1999 and a director of Local Oklahoma 1997. On July 1, 1996, Mr. Coats became the Dean of the University of Oklahoma College of Law. Mr. Coats served as President of the Oklahoma Bar Association in 1992 and served as President of the law firm of Crowe & Dunlevy in 1987 and 1988. In 1983, Mr. Coats was elected Mayor of Oklahoma City where he served until April 1987. Mr. Coats won the Democratic nomination for U.S. Senate from Oklahoma in 1980. Mr. Coats served as the District Attorney of Oklahoma County from 1976 to 1980. Mr. Coats is a past President of the American College of Trial Lawyers.

Joseph A. Leone. Dr. Leone has served as a director of Local since 1997 and Local Oklahoma (including its predecessors) since 1973. Since 1987, Dr. Leone has served as managing partner with MBI, Inc., a limited partnership, which owns several commercial real estate properties located within Oklahoma. Dr. Leone served 34 years in the Oklahoma higher education administration and during which, from 1978 through 1987, held the position of Executive Vice Chancellor of the Oklahoma State System of Higher Education. From 1978 through 1987, Dr. Leone served as Executive Vice Chancellor and Chancellor of the Oklahoma State System of Higher Education.

George P. Nigh. Governor Nigh was elected as a director of the Local and Local Oklahoma in 1997. From July 1992 through June 1997, Governor Nigh served as President of the University of Central Oklahoma, where he had served as Distinguished Statesman in Residence for the previous five years. From January 1979 through 1987, Governor Nigh served as Governor of the state of Oklahoma. Prior to 1979, Governor Nigh served 16 years as Lt. Governor and eight years in the House of Representatives of the state of Oklahoma. Governor Nigh currently serves as a consultant for the Bank in the area of community relations.

Jan A. Norton. Mr. Norton was elected as a director and President of Local and Local Oklahoma in 1997.

Service on the Board

      Board Meetings and Committees. The board of directors held five meetings in 2003. Management also periodically conferred with directors between meetings regarding Local affairs. Local’s non-employee directors meet periodically without the Chief Executive Officer present. During 2003, all directors attended

75% or more of the total aggregate number of meetings of the board of directors and meetings of the committees of the board of directors on which they served. Members of the board of directors are encouraged to attend the annual meetings of stockholders. Last year all members of the board of directors attended the annual meeting.

      The Audit and Compliance Committee operates under a written charter and is currently composed of Mr. William D. Breedlove (Chairman), Mr. Andrew M. Coats and Mr. Joseph A. Leone. The board of directors has designated Mr. Breedlove as the Audit and Compliance Committee’s financial expert. The members of the Audit and Compliance Committee are independent under the NASD’s listing standards and rules of the Securities and Exchange Commission. The Audit and Compliance Committee met six times in 2003 with all members attending 75% or more of these meetings. The Audit and Compliance Committee is primarily concerned with the effectiveness of Local’s financial audits by its internal audit staff and by the independent auditors. Its duties include: (i) being directly responsible for the appointment and approval, compensation and oversight of the audit work of the independent auditors and such independent auditors report directly to the Audit and Compliance Committee; (ii) reviewing the scope of the audit to be conducted by the independent auditors, as well as the results of such audit; (iii) reviewing the organization and scope of Local’s internal system of audit and financial controls; (iv) reviewing Local’s financial reporting and the accounting standards and principles followed; and (v) examining other reports relating to Local’s compliance with financial institution laws and regulations. The Audit and Compliance Committee’s report is set forth below under “Proposal Three: Ratification of Auditors”.

      The Compensation and Retirement Committee is currently composed of Mr. Joseph A. Leone (Chairman), Mr. Andrew M. Coats and Mr. Gene C. Howard, a director of Local’s subsidiary bank, each of whom is independent under the NASD listing standards. The Compensation and Retirement Committee met three times in 2003 with all members participating. The Compensation and Retirement Committee sets the compensation level of the Chief Executive Officer and evaluates and reviews the reasonableness of all other executive officer compensation, establishes a general framework for the short-term incentive program and oversees the long-term incentive programs. The Compensation and Retirement Committee’s report is set forth below.

      The Local board of directors has not delegated its functions to any other standing committees, and thus has not created executive or other similar committees. Although the board of directors of Local does not have a standing nominating committee, directors Breedlove, Coats, Kotecki, Leone and Rosenberg, identify individuals qualified to become board members consistent with the criteria approved by the entire board of directors. Directors Breedlove, Coats, Kotecki, Leone and Rosenberg, are independent under the NASD’s listing standards. The board of directors believes that the formation of a nominating committee and the adoption of a formal charter is unnecessary because, consistent with past practice, only independent directors are involved in Local’s process.

      It is the policy of Local to consider properly submitted stockholder nominations for candidates for membership on the board of directors. In evaluating such nominations, the independent directors seek to achieve a balance of knowledge, experience and capability on the board of directors to address its membership criteria. Members of Local’s board of directors must have the highest professional and personal ethics and values, consistent with the values of Local. They must also be committed to enhancing stockholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Furthermore, each director must represent the interests of all stockholders.

      The independent directors utilize a variety of methods for identifying and evaluating director nominees. Candidates may come to the attention of the independent directors though current members of the board of directors, stockholders or other persons. In evaluating such candidates the independent directors seek to achieve a balance of knowledge, experience and capability on the board of directors.

      Any stockholder nominations should include the nominee’s name and qualifications for membership on the board of directors and be addressed to: Alan L. Pollock, Corporate Secretary, Local Financial Corporation, 3601 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. In addition the bylaws of Local permit stockholders to nominate directors for consideration at an annual meeting. For a description of this process, see “Other Information About the Annual Meeting — Stockholder Proposals” on page 95.

      Director Compensation. Local pays its non-employee directors a quarterly retainer of $5,000. Those directors who are also a director of Local Oklahoma receive a per meeting fee of $500 (which includes telephonic board meetings) and a $2,500 quarterly retainer for service as a Local Oklahoma director. Local reimburses all ordinary and necessary expenses incurred in the conduct of its business. Committee members of each of the Audit and Compliance Committee and the Compensation and Retirement Committee receive $500 per meeting attended, whereas the Chairman of each of such committees receives $1,000 per meeting attended. Governor George P. Nigh also serves as community relations consultant to Local Oklahoma, for which he receives $72,000 per year and an automobile.

      Communications with the Board. Stockholders may communicate with the board of directors, by sending a letter to Local’s board of directors, c/o Corporate Secretary, Local Financial Corporation, 3601 N.W. 63rd Street, Oklahoma City, Oklahoma 73116. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit stockholder correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

OTHER INFORMATION ABOUT DIRECTORS, OFFICERS

AND CERTAIN STOCKHOLDERS

Beneficial Ownership of Directors, Officers and Certain Stockholders

      The following table sets forth certain information regarding the beneficial ownership of Local’s common stock as of March 9, 2004 by (i) each director of Local, (ii) each named executive officer in the Summary Compensation Table, (iii) each person known or believed by Local to own beneficially five percent or more of the common stock and (iv) all directors and executive officers as a group. Unless indicated otherwise, each person has sole voting and dispositive power with respect to such shares.

	Beneficial Ownership(1)

	Number of
Name of Director, Executive Officer or Stockholders Holding 5% or More	Shares	Percent(2)

FMR Corporation	1,651,000	9.9%
82 Devonshire Street Boston, MA 02109
Dalton, Greiner, Hartman, Maher & Company	1,292,098	7.8%
565 Fifth Avenue, Suite 2101 New York, NY 10017-2413
Bryn Mawr Capital Management, Inc.	1,156,306	7.0%
One Town Place, Suite 700 Bryn Mawr, PA 19010-3495
Wellington Management Company, LLP	950,600	5.7%
75 State Street Boston, MA 02109
Barclays Private Bank Limited	842,706	5.1%
59/60 Grosvenor Street London, WIX 9DA England
Edward A. Townsend(3)(4)(5)	659,747	3.8%
Jan A. Norton(3)(4)(5)	263,365	1.6%
J. David Rosenberg(3)	183,113	1.1%
Robert A. Kotecki(3)	71,200	*
Richard L. Park(3)(4)(5)	65,038	*
Robert L. Vanden(3)(4)(5)	49,168	*
Christopher C. Turner(3)(4)(5)	45,047	*
Joseph A. Leone(3)	20,000	*
Andrew M. Coats(3)	17,780	*
George P. Nigh(3)	17,500	*
William D. Breedlove(3)	10,100	*
All directors and named executive officers as a group (11 persons)	1,402,058	7.9%

*	Less than one percent.

(1)	Shares of common stock that are not outstanding but that can be acquired by a person upon exercise of an option or warrant within 60 days are included in computing the percentage for such person, but not included in computing the percentage for any other person.

(2)	Percentage of beneficial ownership is based on 16,613,073 shares of common stock outstanding as of March 9, 2004.

(3)	The number of shares for the following persons includes presently exercisable stock options in the amounts shown below.

Name	Option Shares

Edward A. Townsend	606,640
Jan A. Norton	250,000
Richard L. Park	50,000
Robert L. Vanden	44,000
Christopher C. Turner	42,000
Joseph A. Leone	15,000
George P. Nigh	15,000
J. David Rosenberg	15,000
Andrew M. Coats	15,000
Robert A. Kotecki	15,000
William D. Breedlove	10,000

(4)	The amount shown for the named executive officers as a group includes 13,615 shares allocated to the accounts of the named executive officers under Local Oklahoma’s Employee Stock Ownership Plan. These shares are allocated among the following named executive officers in the amounts shown below.

Name	Allocated ESOP Shares

Edward A. Townsend	2,723
Jan A. Norton	2,723
Richard L. Park	2,723
Robert L. Vanden	2,723
Christopher C. Turner	2,723

(5)	The amount shown for the named executive officers as a group includes 2,110 shares allocated to the accounts of the named executive officers under Local Oklahoma’s 401(k) Matching Contribution Plan. These shares are allocated among the following named executive officers in the amounts shown below.

Name	Allocated 401(k) Shares

Edward A. Townsend	384
Jan A. Norton	642
Richard L. Park	315
Robert L. Vanden	445
Christopher C. Turner	324

Executive Compensation

      The following table sets forth the compensation paid or accrued to the Chief Executive Officer and each of the four other most highly compensated executive officers of Local, including officers of Local Oklahoma (the five are sometimes referred to as the “named executive officers”) for services performed in 2003, 2002 and 2001. Local provides various perquisites to certain employees including the named executive officers. In each case, the aggregate value of the perquisites provided to the named executive officers did not exceed the lesser of $50,000 or 10% of such named executive officers’ annual salary and bonus.

Summary Compensation Table

				Long Term
				Compensation
		Annual Compensation		Awards	All Other
					Compensation
Name	Year	Salary($)	Bonus($)	Options (#)	($)(1)

Edward A. Townsend	2003	320,000	500,000	—	265,530
Chief Executive Officer	2002	320,000	500,000	—	618,623
	2001	320,000	500,000	—	5,100
Jan A. Norton	2003	240,000	200,000	—	187,610
President	2002	240,000	200,000	—	84,920
	2001	240,000	200,000	—	10,669
Robert L. Vanden	2003	225,000	150,000	—	10,530
Executive Vice President Commercial	2002	225,000	150,000	10,000	10,623
Real Estate	2001	225,000	150,000	—	6,412
Richard L. Park	2003	150,000	175,000	—	9,402
Executive Vice President and Chief	2002	150,000	150,000	—	9,470
Financial Officer	2001	150,000	125,000	—	5,977
Christopher C. Turner	2003	150,000	150,000	—	10,530
Executive Vice President Consumer Banking	2002	150,000	100,000	5,000	9,373
	2001	150,000	90,000	—	5,100

(1)	The amounts shown under this column represent (i) the amount of tax gross-up bonus on stock options exercised, as applicable, for Mr. Townsend and Mr. Norton, (ii) the market value of shares allocated to the named executive officers’ accounts under the Employee Stock Ownership Plan as of the allocation dates, and (iii) the 401(k) matching contribution for named executives, as applicable.

Equity Compensation Plan Information

      The following table sets forth required information with respect to equity compensation plans of Local as of December 31, 2003:

Number of
Securities
	Number of		Remaining Available
	Securities to be		for Further Issuance
	Issued upon	Weighted Average	Under Equity
	exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Option, Warrants	Securities Reflected
Plan Category	and Rights	and Rights	in First Column)

Equity compensation plans approved by security holders	1,755,490	$10.09	17,965
Equity compensation plans not approved by security holders	—	N/A	—

TOTAL	1,755,490	$10.09	17,965

Stock Options Granted in 2003

      There were no grants of stock options during 2003 to executive officers.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information on option exercises in fiscal 2003 by the named executive officers and the value of such officers’ unexercised options at December 31, 2003.

			Number of		Value of Unexercised
			Securities Underlying		In-the-Money Options at
			Unexercised Options		Fiscal Year End(1)
	Shares Acquired
Name	Upon Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward A. Townsend	60,000	$255,000	606,640	—	$6,557,778	$—
Jan A. Norton	38,000	177,080	250,000	—	2,702,500	—
Robert L. Vanden	—	—	44,000	16,000	466,960	138,240
Richard L. Park	—	—	50,000	—	540,500	—
Christopher C. Turner	—	—	42,000	13,000	449,890	124,010

(1)	Based on a per share market price of $20.81 at December 31, 2003.

Compensation and Retirement Committee Report

      Composition. The Committee is composed of two directors of Local, Mr. Joseph A. Leone (Chairman) and Mr. Andrew M. Coats, and one director of Local’s subsidiary, Local Oklahoma, Mr. Gene C. Howard. Each of these Committee members is independent, defined as a person who is not an officer of Local and who does not have a relationship with Local that would interfere with the Committee member’s exercise of independent judgment.

      Compensation Approach. The Compensation and Retirement Committee (the “Committee”) sets the compensation level of the Chief Executive Officer (CEO) (subject to the terms of the CEO’s existing employment agreement), reviews compensation and performance of all other executive officers, makes recommendations to the board of directors relating to the compensation of the directors, establishes a general framework for the short-term incentive program and oversees the long-term incentive programs. The Committee uses a set of guiding principles, which are designed to align executive compensation with management’s execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in stockholder value. The principles are as follows:

•	Local’s salaries must be competitive with comparable banking institutions with which Local competes for highly qualified and experienced executive and senior officers. The Committee relies on its members’ knowledge of other comparable banking institutions and independent surveys of executive compensation in such institutions, and may retain outside consultants for advice, to ensure executive salaries are competitive.

•	Local maintains annual incentive programs sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	Local provides equity-based incentives for executive and senior officers and other key employees to ensure that they are motivated over the long term to respond to Local’s business challenges and opportunities as stockholders as well as employees.

      Compensation is closely tied to performance and its impact on the growth in stockholder value. The primary components of executive compensation are base salary, short-term cash incentives and long-term equity incentives.

      Base Salary. Local understands that base salaries must remain in a competitive range to retain capable management. The minimum base salary for the CEO is fixed by an employment agreement between Local, Local Oklahoma and the CEO. The Committee reviews the salary level annually based on a subjective mix of Local’s performance, the CEO’s experience and contributions, and the levels of compensation received by similarly situated chief executive officers at comparable companies, and may increase (but not decrease) the base salary if the Committee deems an increase is warranted. The salaries of the other executive and senior officers are established by the CEO, who evaluates these salaries in relationship to the base salary of the CEO and to their respective levels of responsibility and contributions to Local and based on the other criteria described by the Committee in this report. The Committee reviews the reasonableness of all executive and senior officers salaries as determined by the CEO. Annual adjustments are made to maintain base salaries at levels competitive with comparable companies and to maintain an equitable relationship between the base salaries of executive and senior officers and overall merit increases for Local’s other employees. In the case of an executive or senior officer joining Local, base salaries are also determined as one component of a total compensation package that is competitive with compensation granted by that officer’s prior employer and/or other opportunities available to that officer.

      Annual Incentive Compensation. Local provides annual incentive compensation in the form of bonuses. For bonuses paid to the CEO, the Committee assesses incentives accorded comparable positions in other companies, the reporting of pre-tax profits for the year, a comparison of return on equity, return on assets and nonperforming asset levels at comparable banking institutions and the size of the bonus in relationship to the executive’s base salary. The Committee analyzes the bonus amount in relationship to Local’s broader corporate performance, its targeted growth objectives and its results of operations. The Committee also analyzes the bonus amount for the CEO in relationship to his responsibilities and his importance to the Local’s operating strategy. For bonuses other than those paid to the CEO, the CEO applies similar criteria to establish bonus amounts, which are ratified by the Committee, for the other executive and senior officers. Consistent with Local’s inclination toward incentive compensation, the bonus portion of the cash compensation package tends to be weighted more than the base salary portion.

      Long-Term Incentive Compensation. Local provides long-term incentive compensation primarily in the form of incentive and non-qualified stock options under its 1998 Stock Option Plan (the “1998 Plan”). In July 2000, Local amended the 1998 Plan to increase the number of shares available for awards from 1,720,370 shares to 2,100,370 shares of Local’s common stock. As of December 31, 2003, options covering 1,755,490 remain outstanding at an average exercise price of $10.09 per share with 1,546,490 options exercisable. Initial stock option awards for executive and senior officers are individually determined at or prior to employment at levels that are designed to attract qualified executive and senior officers and in certain cases to be competitive with options granted by their prior employers. Local’s inclination toward incentive compensation has resulted in a gradual expansion of participation in the 1998 Plan and the making of option grants has become a more significant component of Local’s compensation plan.

      Management receives value from option grants only if the common stock appreciates over the long term. The amount of individual option grants is determined based in part on competitive practices at comparable companies and on Local’s philosophy of significantly linking executive compensation with stockholder interests. In determining the size of individual grants, the Committee also considers the number of shares subject to options previously granted to each executive or senior officer or key employee, including the number of shares that have vested and that remain unvested. The Committee believes that option grants by Local to its management are comparable to the average range for similarly situated companies.

      In structuring the CEO’s compensation package, the Committee considered the possible tax implications that the compensation would have on Local. Section 162(m) of the Internal Revenue Code (the “Code”) limits Local to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain officers in a taxable year; however, this limitation does not apply to compensation that is performance based, paid pursuant to a stockholder approved plan and compliant with other Section 162(m) requirements. Compensation deemed paid in connection with the exercise of option grants made under Local’s 1998 Stock Option Plan, which satisfies requirements of Section 162(m), qualifies as performance-based compensation.

      For additional information regarding options awards, see the compensation tables preceding this report.

      Corporate Performance and Chief Executive Officer Compensation. Edward A. Townsend became Chief Executive Officer in September 1997. Under Mr. Townsend’s employment agreement with Local and Local Oklahoma, Mr. Townsend’s annual base salary is $320,000 through September 8, 2004. In addition, Mr. Townsend holds options granted to him in 1997, which cover 606,640 shares of Local’s common stock and are exercisable at $10.00 per share as of February 25, 2004. Local has granted no additional options to Mr. Townsend since the original grant in 1997. The employment agreement provides that Local may increase, but not decrease, his base salary during the term of the agreement and also provides for bonuses in amounts to be determined by the Committee. The agreement was approved by the disinterested members of the board of directors. While the Committee may increase Mr. Townsend’s base salary, the Committee chose to compensate Mr. Townsend through a bonus award of $500,000 and made no increase in his base salary.

      In determining the compensation amounts, the Committee focused largely upon Mr. Townsend’s efforts in executing Local’s operating strategy and the success of that strategy to date, as reflected in Local’s steadily increasing financial performance. The Committee also considered Mr. Townsend’s experience as an executive officer in the banking industry and his role in expanding and motivating executive personnel. In addition, the Committee compared Mr. Townsend’s cash compensation (base salary and bonus) to the cash compensation of other chief executive officers of comparable banking institutions, as indicated by an independently prepared compensation survey. Based on Mr. Townsend’s efforts and on this survey and other available information, the Committee chose to maintain the existing base salary level and to use the bonus component to bring Mr. Townsend’s total cash compensation in line with the compensation packages of similarly situated chief executive officers in the banking industry. This somewhat lower base salary level and the greater emphasis upon the bonus component reflects the Committee’s emphasis upon incentive compensation and its belief that incentive compensation better aligns executive compensation with Local’s performance and, ultimately, the interests of the stockholders.

      Local remains committed to a philosophy of pay for performance.

The Compensation and Retirement Committee of
Local Financial Corporation

Mr. Joseph A. Leone, Chairman
Mr. Andrew M. Coats
Mr. Gene C. Howard

Dated: February 25, 2004

      The preceding “Compensation and Retirement Committee Report” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Local specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Securities Exchange Act.

Performance Graph

      The following graph compares the market values of Local’s common stock to the Nasdaq — Total US Index and the SNL $1B-$5B Bank Asset-Size Index. The graph assumes an investment of $100 on April 22, 1998 (the date the common stock of Local was listed for trading), and that all dividends were reinvested and are weighted on a market capitalization basis.

LOCAL FINANCIAL CORPORATION

TOTAL RETURN PERFORMANCE

	Period Ending

Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Local Financial Corporation	100.00	115.97	145.83	155.44	162.78	231.22
NASDAQ — Total US	100.00	185.95	113.19	89.65	61.67	92.90
SNL $1B-$5B Bank Index	100.00	91.91	104.29	126.72	146.28	198.92

      Effective July 15, 1999, Local delisted its common shares from the American Stock Exchange and listed them with the Nasdaq National Market, trading under the symbol “LFIN.”

      The Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this proxy statement-prospectus into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that Local specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

      No executive officer or employee of Local participated in board of directors’ decisions about executive compensation. No member of the Board and no employee of Local serves or has served on the compensation and retirement committee (or board of directors of a corporation lacking a compensation committee) of a corporation employing a member of the Board.

Employment Agreements

      Local and Local Oklahoma have entered into employment agreements with Mr. Edward A. Townsend, their Chairman of the Board and Chief Executive Officer (“CEO”), and Mr. Jan A. Norton,

their President (“President”). In addition, Local Oklahoma has entered into employment agreements with Executive Vice Presidents, Mr. Robert L. Vanden, Mr. Richard L. Park and Mr. Christopher C. Turner (collectively, the “Executive Vice Presidents”). Under these employment agreements, Local and Local Oklahoma employ the CEO and the President, and Local Oklahoma employs the Executive Vice Presidents for a term of three years, which term shall be extended annually beginning on the first anniversary of the effective date of each employment agreement for successive additional one (1) year periods, upon express approval by the board of directors of Local and Local Oklahoma as to the CEO’s employment agreement, and by the CEO as to the employment agreements of the President and the Executive Vice Presidents, unless either party to the employment agreements elects, not less than 60 days prior to the annual anniversary date of that agreement, not to so extend the term thereof for an additional year.

      The annual base salaries for the CEO and for the President are $320,000 and $240,000, respectively, which are paid in monthly installments. The annual base salaries for Messrs. Vanden, Park and Turner are $225,000, $150,000 and $150,000, respectively, which are also paid in monthly installments. These employment agreements further provide the CEO, the President and the Executive Vice Presidents with the same employee benefits that are provided by Local Oklahoma to executive employees generally, provide for vacation and participation in Local Oklahoma’s benefit plans, membership in a golf and country club in the city where they work, and for an automobile of the type and kind comparable to that which Local Oklahoma provides to its other executive officers.

      The employment agreements of the CEO and of the President are terminable with or without cause by the board of directors of Local and/or the board of directors of Local Oklahoma. The employment agreements of the Executive Vice Presidents are terminable with or without cause by the CEO and/or by the board of directors of the Local Oklahoma. In the event the employment of the CEO, the President or any of the Executive Vice Presidents is terminated without cause, or they resign from that employment for good reason, then each of them will be entitled to receive their annual cash compensation and their other fringe benefits under their employment agreements for the remaining term of that agreement. The annual cash compensation of the CEO, the President and the Chief Financial Officer (CFO) is defined in their employment agreements as their then annual base salary plus an amount equal to the average of their respective bonuses for the three (3) immediately prior years. The annual cash compensation of the Executive Vice Presidents is defined in their employment agreements as their then annual base salary.

      Following a change of control of Local or of Local Oklahoma, if the CEO, the President or the CFO resigns for any reason, or their employment is terminated without cause, they will receive a severance benefit equal to three (3) times their annual cash compensation. They will also receive their other fringe benefits under their employment agreements. The employment agreements of the CEO, the President and the CFO further provide, in the event of death, his estate shall be entitled to his annual cash compensation for the remaining term of his agreement. If any of the other Executive Vice Presidents resigns from his employment for good reason, or is terminated without cause, he will receive a severance benefit equal to the higher of the amount of annual cash compensation for the remaining term of his agreement or two times his then annual cash compensation. Each Executive Vice President will also receive his other fringe benefits under the employment agreements for the remaining term of the agreement. The sum of the said severance benefits, which can be paid to the CEO, the President or any of the Executive Vice Presidents, is limited to amounts that will not constitute “excess parachute payments” under the Code.

      The employment of each of Messrs. Edward Townsend, Norton and Park with Local and Local Oklahoma will be terminated in connection with the merger. In lieu of the payments due each of them under their respective employment agreements, Messrs. Edward Townsend, Norton and Park will receive from IBC quarterly cash payments in the amount of $239,636, $118,750 and $83,250, respectively. The payments will be made quarterly over the next three years with the first payment being made five business days after the effective time of the merger. The cost of their health and other insurance benefits will be deducted from the payments received by them from IBC.

Non-Compete/ Non-Solicitation Agreements

      In January 2001, Local and Local Oklahoma entered into change of control non-compete/non-solicitation agreements with Messrs. Edward Townsend and Norton. Under the agreements, Messrs. Edward Townsend and Norton agreed that they will not compete against Local and Local Oklahoma following a change of control in either of Local or Local Oklahoma. The scope of the covenant not-to-compete covers banking activity within the state of Oklahoma. Messrs. Edward Townsend and Norton further agreed not to solicit Local and Local Oklahoma employees or customers on behalf of a competitor. The covenant not-to-compete or solicit extends for a five year period following the change of control. In exchange for such covenants, Local and Local Oklahoma agreed to pay Mr. Townsend a net-of-tax payment of $3.0 million and to pay Mr. Norton a net-of-tax payment of $650,000. The payments are contingent upon a change of control in either Local or Local Oklahoma. The payment obligation is voided if Messrs. Edward Townsend and Norton voluntarily resign without “good reason” or are terminated “for cause” prior to a change of control (as those terms are defined in the employment agreements) or if their employment terminates more than one year from the beginning of negotiations resulting in the change of control.

Certain Transactions

      Local Securities Corporation, the broker/ dealer subsidiary of Local Oklahoma, committed $300,000 to HBW Investment Partners II, LP on March 10, 1999, to be used for venture capital investments. William D. Breedlove is Vice Chairman, general partner, of HBW Investments, and was subsequently elected to the board of directors of Local on September 26, 2001. Local Securities invested $3,346, $18,583, $91,660, $86,877 and $62,789 in HBW Investments in 2003, 2002, 2001, 2000 and 1999, respectively. Local Securities’ aggregate investment in HBW Investments for the preceding three years is approximately $113,589. The outstanding balance of Local Securities’ initial investment commitment is $36,745 as of December 31, 2003.

      During fiscal 2003, Governor George P. Nigh, a director of Local, received consulting fees of $72,000 plus the use of an automobile pursuant to a consulting agreement with Local Oklahoma.

      Local Oklahoma provides loans to its directors and officers in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans do not involve more than the normal risk of collectibility or present other unfavorable features. As of December 31, 2003, and combining all loans to directors and executive officers of Local and Local Oklahoma in excess of $60,000, Local Oklahoma had $7,749,912 of outstanding loans to directors and executive officers of Local and Local Oklahoma. This amount represented 4.4% of Local’s consolidated stockholders’ equity as of that date.

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as Amended

      Section 16(a) of the Securities Exchange Act requires Local’s directors and executive officers, and persons who own more than ten percent of a registered class of Local’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Local. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Local with copies of all Section 16(a) forms they file.

      Based solely on review of the copies of such forms furnished to Local, or written representations from its officers and directors, Local believes that with respect to the year ended December 31, 2003, Local’s officers and directors satisfied the reporting requirements promulgated under Section 16(a) of the Securities Exchange Act.

RATIFICATION OF INDEPENDENT AUDITORS

(Proposal Three)

Vote on the Independent Auditors

      On the recommendation of the Audit and Compliance Committee, the board of directors appointed KPMG LLP, independent certified public accountants, to audit the consolidated financial statements of Local for the year ending December 31, 2004. Local is advised that no member of KPMG has any direct or material indirect financial interest in Local or, during the past three years, has had any connection with Local in the capacity of promoter, underwriter, voting trustee, director, officer or employee. KPMG has audited Local’s consolidated financial statements since 1997. Ratification of the board’s appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting.

Audit Fees, Financial Information Systems Design and Implementation Fees and All Other Fees

      The following table presents fees for professional audit services rendered by KPMG for the audit of Local’s annual consolidated financial statements for 2003 and 2002 and fees billed for other services rendered by KPMG.

	2003	2002

Audit fees	$306,100	$225,700
Audit related fees(1)	15,200	13,200

Audit and audit related fees	321,300	238,900
Tax fees(2)	35,350	3,500
All other fees(3)	25,036	102,373

Total fees	$381,686	$344,773

(1)	Audit-related services included audits of financial statements of Local’s 401(K) Plan and Local Oklahoma’s Employee Stock Ownership Plan.

(2)	Tax consisted of tax compliance and consulting services.

(3)	All other fees consisted of process reviews and executive financial planning in 2003 and an operational efficiency review and internal audit assistance in 2002.

      The Audit and Compliance Committee has considered and determined that KPMG’s non-audit services are compatible with maintaining its independence as an auditor.

Pre-Approval Policies and Procedures

      The Audit and Compliance Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent auditor. The policy provides for pre-approval by the Audit and Compliance Committee of specified audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit and Compliance Committee must approve the permitted service before the independent auditor is engaged to perform it.

The board of directors recommends voting “FOR” this proposal.

      If the appointment is not ratified, the board of directors may consider the appointment of other independent auditors. A representative from KPMG is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement, and will be available to respond to appropriate questions.

Audit and Compliance Committee Report

      The Audit and Compliance Committee of Local’s board of directors is composed of three directors, each of whom is independent as defined by the NASD listing standards, and operates under a written charter ratified by the board of directors in February, 2004. A copy of the Charter can be found at Addendum A to Local’s Proxy Statement dated April 11, 2003. The Audit and Compliance Committee recommends to the board of directors, subject to stockholder ratification, the selection of Local’s independent auditors.

      Management is responsible for Local’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Local’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit and Compliance Committee’s responsibility is to monitor and oversee these processes.

      In connection with these responsibilities, the Audit and Compliance Committee has met and held discussions with management and the independent auditors. Management represented to the Audit and Compliance Committee that Local’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit and Compliance Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit and Compliance Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      Local’s independent auditors also provided to the Audit and Compliance Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

      To the extent not already covered above, Local’s independent auditors discussed with the Audit and Compliance Committee certain information required by Section 204 of the Sarbanes-Oxley Act of 2002.

      Based on the Audit and Compliance Committee’s discussion with management and the independent auditors and its review of the representation of management and the report of the independent auditors to the Audit and Compliance Committee, the Audit and Compliance Committee recommended that the board of directors include the audited consolidated financial statements in Local’s Annual Report on Form 10-K for the year ended December 31, 2003, to be filed with the SEC.

The Audit and Compliance Committee of
Local Financial Corporation

Mr. William D. Breedlove, Chairman
Mr. Joseph A. Leone
Mr. Andrew M. Coats

Dated: February 25, 2004

      The preceding “Audit and Compliance Committee Report” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement-prospectus into any filing under the Securities Act or under the Securities Exchange Act, except to the extent that Local specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Securities Exchange Act.

ADJOURNMENT OF ANNUAL MEETING

(Proposal Four)

      In the event that there are not sufficient votes to constitute a quorum and/or approve the proposals presented at the Annual Meeting, such proposals cannot be approved unless the Annual Meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by Local at the time of the Annual Meeting to be voted for an adjournment, if deemed necessary, Local has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Local unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the Annual Meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the Annual Meeting of the place, date and time to which the Annual Meeting is adjourned.

The board of directors recommends voting “FOR” this proposal.

LEGAL MATTERS

      The validity of the IBC common stock to be issued in the merger will be passed upon for IBC by Cox & Smith Incorporated, San Antonio, Texas.

EXPERTS

      The consolidated financial statements of IBC and its subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, appearing in its Annual Report on Form 10-K have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to IBC’s change in method of accounting for its investment in its statutory business trusts, effective December 31, 2003 and the change in method of accounting for goodwill and other intangible assets, effective January 1, 2002.

      The consolidated financial statements of Local and its subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, appearing in its Annual Report on Form 10-K have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to Local’s adoption of Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, effective December 31, 2003 and the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

OTHER INFORMATION ABOUT THE ANNUAL MEETING

Other Matters Coming Before the Annual Meeting

      As of the date of this proxy statement-prospectus, Local knows of no business to come before the Annual Meeting other than that referred to above. Local’s Bylaws and rules of conduct for the Annual Meeting prohibit the introduction of substantive matters not previously presented to the stockholders in a proxy statement. As to other business, such as procedural matters, that may come before the Annual Meeting, the person or persons holding proxies will vote those proxies in the manner they believe to be in the best interests of Local and its stockholders.

Stockholder Proposals for the 2005 Annual Meeting

      Local will hold an annual meeting of stockholders in the year 2005 only if the merger is not completed. If Local holds a 2005 annual meeting of stockholders, stockholders who wish to present a proposal for inclusion in Local’s proxy statement for the 2005 annual meeting must submit the proposal to

Local at its principal executive offices, located at 3601 N.W. 63rd Street, Oklahoma City, Oklahoma 73116, Attention: Richard L. Park, no later than December 17, 2004.

      In connection with Local’s next annual meeting, stockholder proposals which are not submitted for inclusion in Local’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act may be brought before an Annual meeting pursuant to Article II, Section 3 of Local’s Bylaws, which provides that business at an Annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the board of directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an Annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Corporate Secretary of Local. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of Local not less than 45 days or more than 90 days prior to the Annual meeting; provided however, that in the event that less than 60 days notice of the date of the meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the day on which such notice of the date of the Annual meeting was mailed or such public disclosure was made. Such stockholder’s notice is required to set forth as to each matter the stockholder proposes to bring before an Annual meeting certain information specified in the Bylaws.

      Local will report the voting results of the Annual Meeting in its quarterly report on Form 10-Q for the period ended June 30, 2004, which Local expects to file with the SEC in August 2004, unless the merger is consummated before such filing.

      A copy of Local’s Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 2003, as filed with the SEC, accompanies this proxy statement-prospectus.

      LOCAL’S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SEC, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON REQUEST TO MR. RICHARD L. PARK, CHIEF FINANCIAL OFFICER, LOCAL FINANCIAL CORPORATION, 3601 N.W. 63RD STREET, OKLAHOMA CITY, OKLAHOMA 73116. STOCKHOLDERS REQUESTING EXHIBITS TO THE FORM 10-K WILL BE PROVIDED THE SAME UPON PAYMENT OF REPRODUCTION EXPENSES.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

      IBC has filed a registration statement on Form S-4 to register with the SEC the IBC common stock to be issued to Local stockholders in the merger. This proxy statement-prospectus is part of that registration statement. The registration statement and the exhibits to the registration statement contain additional important information about IBC and IBC common stock. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Local and IBC SEC Filings

      IBC and Local file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any reports, statements or other information filed by IBC or Local with the SEC at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. IBC’s and Local’s SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov.

Documents Incorporated by Reference

      The SEC allows IBC and Local to “incorporate by reference” information into this proxy statement- prospectus information, which means that IBC and Local can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement-prospectus, except for any information superseded by information in, or incorporated by reference into, this proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents set forth below that IBC and Local have previously filed with the SEC.

IBC SEC Filings (File No. 0-9439)	Annual Report on Form 10-K for the year ended December 31, 2003.
Current Report on Form 8-K filed January 22, 2004.
Current Report on Form 8-K filed April 2, 2004.
Local SEC Filings (File No. 001-13949)	Annual Report on Form 10-K for the year ended December 31, 2003.
Current Report on Form 8-K filed January 23, 2004.

      In addition, all future documents filed by IBC and Local with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act prior to the election deadline are incorporated by reference into this proxy statement-prospectus and are part of this proxy statement-prospectus from the date of filing.

      Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Documents Available Without Charge

      IBC and Local will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling the appropriate company:

International Bancshares Corporation P.O. Box 1359 1200 San Bernardo Laredo, Texas 78040 Attn: Eliza Gonzalez, First Vice President-IBC Bank (956) 722-7611	Local Financial Corporation 3601 N.W. 63rd Street Oklahoma City, Oklahoma 73116 Attn: Richard L. Park, Chief Financial Officer (405) 841-2298

      To ensure delivery of the copies in time for the Annual Meeting, your request should be received by May 12, 2004.

      In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither IBC nor Local has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated April 13, 2004. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of IBC common stock will create any implication to the contrary.

By Order of the Board of Directors

ALAN L. POLLOCK
Corporate Secretary

April 13, 2004

APPENDIX A

AGREEMENT AND PLAN OF MERGER

Dated as of January 22, 2004
among
INTERNATIONAL BANCSHARES CORPORATION,
LFC ACQUISITION CORP.
and
LOCAL FINANCIAL CORPORATION

[Note to Reader:	The per share values reflected herein have not been adjusted to reflect the 25% stock dividend declared by International Bancshares Corporation (“IBC”) on April 1, 2004 and payable to IBC stockholders of record on May 3, 2004.]

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2004 (this “Agreement”), among INTERNATIONAL BANCSHARES CORPORATION, a Texas corporation (“IBC”), LFC ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of IBC (“Acquisition Sub”), and LOCAL FINANCIAL CORPORATION, a Delaware corporation (“LFC”).

WITNESSETH:

      WHEREAS, the respective Boards of Directors of IBC, Acquisition Sub and LFC deem it advisable and in the best interests of each corporation and its respective stockholders that Acquisition Sub merge with, and in to, LFC (the “Merger”), with LFC as the surviving corporation (the “Surviving Corporation”) in the Merger;

      WHEREAS, the respective Boards of Directors of each of IBC, Acquisition Sub and LFC have adopted resolutions approving the Merger, this Agreement and the transactions contemplated hereby to which each such party is a party, and the Board of Directors of LFC has agreed, upon the terms and subject to the conditions set forth herein, to recommend that LFC’s stockholders approve the Merger and this Agreement;

      WHEREAS, the parties have agreed (subject to the terms and conditions of this Agreement), as soon as practicable following the approval by the stockholders of LFC of this Agreement and the Merger, to effect the Merger, as more fully described herein;

      WHEREAS, IBC, Acquisition Sub and LFC desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

      WHEREAS, certain terms used herein have the meanings ascribed to them in the respective Sections of this Agreement set forth in Appendix A;

      NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Acquisition Sub shall be merged with and into LFC and the separate existence of Acquisition Sub shall thereupon cease, and LFC, as the Surviving Corporation, shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

      1.2     Effective Time of the Merger. The Merger shall become effective at the date and time (the “Effective Time”) when a Certificate of Merger meeting the requirements of the Delaware General Corporation Law (the “DGCL”) shall have been duly executed and filed in accordance with the DGCL, or at such other time as is specified in such Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed as soon as practicable following fulfillment of the conditions set forth in Article VII hereof.

      1.3     Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cox & Smith Incorporated, San Antonio, Texas, at 10:00 a.m. local time on the day which is no later than five (5) Business Days after the day on which the last of the conditions set forth in Article VII (other than those that can only be fulfilled at the Effective Time) is fulfilled or waived or at such other time and place as IBC and LFC shall agree in writing. The date on which the Closing is held is sometimes referred to herein as the “Closing Date.”

ARTICLE II

THE SURVIVING CORPORATION

      2.1     Certificate of Incorporation. The Certificate of Incorporation of LFC as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with its terms and as provided by law and this Agreement.

      2.2     By-Laws. The By-laws of Acquisition Sub, as in effect at the Effective Time, shall be the By-laws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

      2.3     Board of Directors and Officers. The directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

      2.4     Effects of Merger. The Merger shall have the effects set forth in the DGCL.

ARTICLE III

CONVERSION OF SHARES

      3.1     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of IBC, Acquisition Sub, LFC or any holder of capital stock of LFC:

(a) Capital Stock of Acquisition Sub. Each issued and outstanding share of the capital stock of Acquisition Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Shares and IBC Owned Shares. All shares of common stock of LFC, par value $.01 per share (the “Shares”), that are owned directly or indirectly by LFC as treasury stock or by any wholly owned subsidiary of LFC (other than Shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and any Shares owned by IBC, Acquisition Sub or any other wholly owned subsidiary of IBC shall be canceled and cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares.

(i) Subject to other applicable provisions of this Agreement, including Section 3.2, each issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.1(b) and Dissenters’ Shares) shall be converted into the right to receive, at the election of the holder thereof, either: (A) a number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of IBC (“IBC Common Stock”)equal to the Exchange Ratio (the “Per Share Stock Consideration”), or (B) the Per Share Cash Consideration. As used herein, the following terms have the respective meanings set forth below:

“Exchange Ratio” means the Per Share Merger Consideration divided by the IBC Common Stock Value.

“Per Share Merger Consideration” means $22.00; provided, however, that if the Effective Time shall not have occurred on or prior to August 15, 2004, then the “Per Share Merger Consideration” shall mean the sum of (x) $22.00 plus (y) the Per Share Adjustment Amount.

“Per Share Adjustment Amount” means an amount equal to the quotient of (x) the Aggregate Adjustment Amount divided by (y) the sum of (1) the aggregate number of Shares issued and outstanding immediately prior to the Effective Time plus (2) the aggregate number of Shares issuable with respect to the LFC Stock Options outstanding immediately prior to the

Effective Time, assuming for purposes of this calculation that all outstanding LFC Stock Options are immediately exercisable and fully vested.

“Aggregate Adjustment Amount” means an amount equal to the product of (x) $76,667 multiplied by (y) the number of days in the period commencing on August 16, 2004, and ending on the date on which the Effective Time occurs (including, for purposes of such calculation, August 16, 2004, and the date on which the Effective Time occurs)

“IBC Common Stock Value” means the average of the closing sale prices for a share of IBC Common Stock as reported on the NASDAQ Stock Market, Inc. National Market System (as reported by The Wall Street Journal, or, if not reported thereby, as reported by any other authoritative source) during the ten (10) consecutive Business Days beginning fifteen (15) Business Days before the Effective Time (the “Determination Period”); provided, however, that (i) if the IBC Common Stock Value as otherwise determined pursuant to the preceding provisions of this sentence would be less than $46.00, then the IBC Common Stock Value shall be $46.00, and (ii) if the IBC Common Stock Value as otherwise determined pursuant to the preceding provisions of this sentence would be greater than $56.00, then the IBC Common Stock Value shall be $56.00. The Exchange Ratio shall be calculated to the nearest one-ten-thousandth of a share of IBC Common Stock.

“Merger Consideration” means the aggregate Per Share Cash Consideration and the aggregate Per Share Stock Consideration into which all outstanding Shares are converted pursuant to this Section 3.1(c); provided, however, that the term “Merger Consideration” when used with respect to any Shares, holder(s) of Shares, and/or Certificate(s) representing Shares means the aggregate Per Share Cash Consideration and/or Per Share Stock Consideration into which such Shares are converted pursuant to this Section 3.1(c).

“Per Share Cash Consideration” means an amount in cash equal to the Per Share Merger Consideration.

(ii) Anti-Dilution Adjustments. Should IBC change (or establish a record date for changing) the number of shares of IBC Common Stock issued and outstanding prior to the Effective Time of the Merger by way of a split, dividend, combination, recapitalization, exchange of shares or similar transaction with respect to the outstanding IBC Common Stock having a record date preceding the Effective Time of the Merger, then, to the extent necessary to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such split, dividend, combination, recapitalization, exchange of shares or similar transaction, the IBC Common Stock Value (or the prices for the IBC Common Stock used in determining the IBC Common Stock Value) shall be appropriately adjusted.

(iii) Fractional Shares. Fractional shares shall not be issued under this Subsection (c), or otherwise, and any amount otherwise attributable to fractional shares shall be paid in cash in an amount equal to the product of the IBC Common Stock Value multiplied by the fraction of a share of IBC Common Stock that would otherwise have been issued, rounded to the nearest whole cent.

      3.2     Election and Allocation Procedures.

      (a) Subject to the allocation procedures set forth in Subsection 3.2(b), each record holder of Shares will be entitled (i) to elect (a “Stock Election”) to receive shares of IBC Common Stock for all of the Shares (“Stock Election Shares”) held by such record holder, (ii) to elect (a “Cash Election”) to receive cash for all of the Shares (“Cash Election Shares”) held by such record holder; or (iii) to elect (a “Mixed Election”) to receive part shares of IBC Common Stock (such portion of the Shares attributable to the election to receive shares being included in Stock Election Shares) and part cash (such portion of the Shares attributable to the election to receive cash being included in Cash Election Shares) for his, her or its Shares; or (iv) to indicate (a “Non-Election”) that such holder makes no such election for all of the Shares (“No-Election Shares”) held by such record holder, provided, that notwithstanding anything in this Agreement to the contrary, the number of Shares to be converted into the right to receive the Per Share Stock Consideration in the Merger

(the “Stock Number”) will equal as nearly as possible the product of (i) 25% multiplied by (ii) the total number of Shares outstanding immediately prior to the Effective Time of the Merger (excluding Shares to be canceled as provided in Section 3.1(b) but including Dissenters’ Shares). All such elections (each, an “Election”) shall be made on an Election Form. Any Shares for which the record holder has not, as of the Election Deadline, properly submitted to IBC or the Exchange Agent a properly completed Election Form (excluding any Dissenters’ Shares) will be deemed No-Election Shares. Notwithstanding anything else to the contrary herein, all Dissenters’ Shares will be deemed Cash Election Shares.

      (b) The allocation among the holders of Shares of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger will be made as follows:

(i) Number of Stock Election Shares Less Than 25%. If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than 25% of the number of issued and outstanding Shares immediately prior to the Effective Time, then (1) each Stock Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; (2) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable, but not less than, 25% of the Shares, and each such allocated No-Election Share (each, a “Stock-Selected No-Election Share”) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is less than or equal to 25% of the Shares, all No-Election Shares will be Stock-Selected No-Election Shares; (3) if the sum of Stock Election Shares and No-Election Shares is less than 25% of the Shares, the Exchange Agent will allocate from among the Cash Election Shares (other than Dissenters’ Shares, which shall in no event be deemed to be or treated as Converted Cash Election Shares), pro rata to the holders of such Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of such Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable, but not less than, 25% of the Shares, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration; and (4) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration; or

(ii) Number of Stock Election Shares Greater Than or Equal to 25%. If the number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than or equal to 25% of the issued and outstanding Shares immediately prior to the Effective Time, then (1) each Cash Election Share and No-Election Share will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration; and (2) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares so that the sum of such number and the number of Cash Election Shares and No-Election Shares equals as closely as practicable 75% of the Shares, and each such allocated Stock-Election Share (each, a “Converted Stock Election Share”) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Cash Consideration. The remaining Stock Election Shares (which are not Converted Stock Election Shares) will be, as of the Effective Time of the Merger, converted into the right to receive the Per Share Stock Consideration.

      (c) An election form (an “Election Form”) and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Shares (“Certificates”) shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by IBC and reasonably satisfactory to LFC (the “Exchange Agent”) in such form as LFC and IBC shall mutually agree shall be mailed on the Mailing Date to each holder of record of Shares as of a record date (the “Election Form Record Date”) five (5) Business Days prior to the Mailing Date. The

“Mailing Date” shall be a date to be mutually agreed upon by IBC and LFC that is at least thirty five (35) days prior to the anticipated Effective Time (or such other date as IBC and LFC may mutually agree). LFC shall make available one or more Election Forms as may be reasonably requested by all Persons who become holders (or beneficial owners) of Shares after the Election Form Record Date and prior to the Election Deadline, and LFC shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

      (d) Each Election Form shall entitle the holder of Shares (or the beneficial owner through appropriate and customary documentation and instructions) to make either a Stock Election, Cash Election, Mixed Election or Non-Election. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the Shares held by that Representative for a particular beneficial owner.

      (e) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the date that is thirty (30) days after the Mailing Date (or such other time and date as LFC and IBC may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by IBC pursuant to Section 3.3(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all Shares covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any LFC stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any LFC stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by IBC and LFC that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the Shares held by such stockholder shall be designated No-Election Shares. IBC shall cause the Certificates representing Shares described in (ii) to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the Person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

      3.3     Exchange Procedures.

      (a) Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to IBC and LFC shall be mailed within three Business Days after the Effective Time to each holder of record of Shares as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all Shares to be converted thereby.

      (b) At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration payable with respect thereto.

      (c) Prior to the Effective Time, IBC shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Shares, for exchange in accordance with this Section 3.3, an amount of cash sufficient to pay the aggregate Per Share Cash Consideration and the aggregate amount of cash in lieu of fractional shares to be paid pursuant to Section 3.1, and IBC shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of IBC Common Stock to provide for payment of the aggregate Per Share Stock Consideration.

      (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as IBC may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of IBC Common Stock that such holder has the right to receive pursuant to this Article III, if any, and (n) a check in the amount equal to the cash that such holder has the right to receive pursuant to this Article III, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 3.1) and any dividends or other distributions to which such holder is entitled pursuant to this Section 3.3. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute IBC Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of IBC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any Shares not registered in the transfer records of LFC, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of IBC and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid. The Merger Consideration and any additional amounts paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates.

      (e) No dividends or other distributions declared or made after the Effective Time with respect to IBC Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of IBC Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 3.3. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of IBC Common Stock represented by such Person’s Certificates.

      (f) The stock transfer books of LFC shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of LFC of any Shares. If, after the Effective Time, Certificates are presented to IBC, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 3.3.

      (g) Any portion of the aggregate amount of cash to be paid pursuant to Section 3.1, any dividends or other distributions to be paid pursuant to this Section 3.3 or any proceeds from any investments thereof that remains unclaimed by the stockholders of LFC for six months after the Effective Time shall be repaid by the Exchange Agent to IBC upon the written request of IBC. After such request is made, any stockholders of LFC who have not theretofore complied with this Section 3.3 shall look only to IBC for the Merger Consideration deliverable in respect of each share of Shares such stockholder holds, as determined pursuant to this Article III of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of IBC (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any Person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (h) IBC and the Exchange Agent shall be entitled to rely upon LFC’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, IBC and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

      (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent of IBC, the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Article III.

      3.4     Dissenters’ Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with the DGCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the DGCL, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 3.3 of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such Shares. LFC shall give IBC (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by LFC relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the DGCL consistent with the obligations of LFC thereunder. LFC shall not, except with the prior written consent of IBC, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

      3.5     Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations to the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its appropriate officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations to the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

      3.6     Withholding Taxes. IBC and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Shares pursuant to the Merger any stock transfer taxes and such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by IBC or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by IBC or the Surviving Corporation, and IBC shall provide, or cause the Exchange Agent to provide, to the holders of such Certificates written notice of the amounts so deducted or withheld.

      3.7     Subsidiary Mergers. LFC shall take, and shall cause each of its Subsidiaries to take, in advance of the Effective Time, any action requested by IBC to facilitate the merger (the “Holding Company Merger”) of LFC into IBC and the merger (the “Bank Merger” and, together with the Holding Company Merger, the “Subsidiary Mergers”) of Local Oklahoma Bank, an Oklahoma banking association and wholly-owned subsidiary of LFC (“LFC Bank”), into International Bank of Commerce, Laredo, Texas, a Texas banking association and indirect wholly-owned subsidiary of IBC (“IBC Bank”), including execution and delivery of any required or appropriate regulatory filings, Articles of Merger, Certificates of Merger, any requested certificates of officers, and such other documents as may be required to cause such mergers to become effective immediately following the Effective Time.

      3.8     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, IBC may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as IBC may determine to effect the purposes of this Agreement, subject to the prior written consent of LFC, which consent shall not be unreasonably withheld or delayed; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) adversely change the intended federal income tax consequences of the transactions contemplated by this Agreement, or (iii) materially impede, delay, or reduce the likelihood of, the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. The parties agree to enter into such amendments of this Agreement and any related documents, and to take such other actions, as IBC may request to reflect any such revised structure.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

      4.1     Representations and Warranties of LFC. Except as set forth in the Disclosure Schedule delivered by LFC to IBC prior to the execution of this Agreement (the “LFC Disclosure Schedule”), LFC represents and warrants to IBC as follows:

(a) Organization and Operation of LFC. LFC is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, and, except as would not reasonably be expected to result in a Material Adverse Effect on LFC, has the full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. Section 4.1(a) of the LFC Disclosure Schedule sets forth a true and complete list of all of LFC’s direct and indirect subsidiaries (the “LFC Subsidiaries”) and the percentage of the capital stock of each such subsidiary owned by LFC and its subsidiaries. LFC has not filed a declaration electing to be a financial holding company pursuant to the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Certificate of Incorporation and Bylaws of LFC and each of the LFC Subsidiaries, as amended to date, have been delivered to IBC. The only material business of LFC is its ownership and operation of the LFC Subsidiaries. Except as specified on Section 4.1(a) of the LFC Disclosure Schedule, neither LFC nor any of the LFC Subsidiaries is a member of any joint venture or partnership and neither LFC nor any of the LFC Subsidiaries owns any securities of any other entity (other than portfolio securities held in the ordinary course of business) other than as herein described.

(b) Organization and Operation of LFC Subsidiaries. Each of the LFC Subsidiaries is a corporation or a trust, duly organized, validly existing and in good standing under the laws of the state set forth in Section 4.1(b) of the LFC Disclosure Schedule, and except as would not reasonably be expected to result in a Material Adverse Effect on LFC, has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities presently conducted by it.

(c) Capitalization and Ownership.

(i) The authorized capital stock of LFC consists exclusively of 25,000,000 Shares and 5,000,000 shares of Preferred Stock, $.01 par value per share, of which as of the date of this

Agreement, 16,536,773 Shares were outstanding and no shares of Preferred Stock were outstanding. Since September 8, 1997, LFC has not issued any Shares or any shares of Preferred Stock, other than the issuance of Shares upon the valid exercise of LFC Stock Options and warrants. All issued and outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights and have not been issued in violation of any preemptive rights of any Person. No holders of Shares have any rights of rescission or other claims against LFC under the Securities Act of 1933, as amended (the “1933 Act”), resulting from any failure of such Shares to have been sold by LFC pursuant to a valid exemption under the 1933 Act or otherwise in compliance therewith. Neither LFC nor any of the LFC Subsidiaries has issued or otherwise has any liability or obligation with respect to any stock appreciation rights, phantom stock or other similar rights or interests.

(ii) The authorized capital stock of each of the LFC Subsidiaries is set forth on Section 4.1(c) of the LFC Disclosure Schedule. All of the issued and outstanding shares of capital stock of each of the LFC Subsidiaries are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned beneficially and of record by the Person set forth in such Section 4.1(c).

(iii) There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating LFC or any of the LFC Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, directly or indirectly, additional shares of capital stock or any other securities convertible into or exercisable for, or evidencing the right to subscribe for any capital stock of LFC, and no authorization therefor has been given, except that as of the date of this Agreement, there are outstanding options to acquire an aggregate of 1,755,490 Shares (the “LFC Stock Options”). Since October 23, 2002, LFC has not granted any LFC Stock Options. Neither LFC nor any LFC Subsidiary has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or any LFC Stock Options.

(iv) There are no voting trusts or stockholder agreements to which LFC is a party with respect to the voting of the capital stock of LFC.

(d) Financial Statements. LFC has delivered to IBC (i) the audited consolidated statements of financial condition of LFC and its subsidiaries as of December 31, 2002 and 2001, and (ii) the related audited consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, together with the notes thereto, accompanied by the report thereon of the independent certified public accountant who examined such statements (collectively, the “Audited Financial Statements”). Except to the extent qualified by footnotes contained in the Audited Financial Statements and the report of the independent accountant thereon, the Audited Financial Statements fairly present in all material respects the financial position of LFC and the LFC Subsidiaries as of the dates thereof and the results of LFC’s operations for the periods indicated in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis. In addition, LFC has delivered to IBC the unaudited consolidated statements of financial condition of LFC and its Subsidiaries as of September 30, 2003, and the related unaudited statements of operations for the nine-month period then ended (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements fairly present in all material respects the financial position of LFC as of the date thereof and the results of their respective operations for the period indicated in conformity with GAAP applied on a consistent basis, except (i) as described in the footnotes to such Unaudited Financial Statements, (ii) for year end closing adjustments that have not been applied, and (iii) the Unaudited Financial Statements may not include all footnote disclosures required by GAAP.

(e) Loans.

(i) To the knowledge of LFC, each loan reflected on the books of LFC or any LFC Subsidiary, including, without limitation, each loan in which LFC and/or any LFC Subsidiary holds a participation interest (collectively, “Loans”), is the legal, valid and binding obligation of the obligor of each Loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles; provided, however, that no representation or warranty is made as to the collectibility of such Loans. All such Loans were made in the ordinary course of LFC’s or applicable LFC Subsidiary’s business and have been made in accordance with reasonable and prudent banking practices. Any LFC Subsidiary which is a financial institution does not have in its portfolio any Loan exceeding its legal lending limit. Section 4.1(e)(i) of the LFC Disclosure Schedule sets forth, as of September 30, 2003, a list of all of LFC’s and LFC Subsidiary’s outstanding Loans that were classified as delinquent 60 days or more, substandard, doubtful or loss, in connection with LFC’s and LFC Subsidiary’s most recent regulatory examination or were considered to be so classified at September 30, 2003 under the LFC Subsidiaries’ policies and procedures (it being understood that no representation is being made that the applicable regulatory authorities would agree with the loan classification pursuant to the LFC Subsidiaries’s policies and procedures).

(ii) All loans to directors, executive officers and beneficial owners of 5% or more of the outstanding capital stock of LFC or any LFC Subsidiary, and, to the knowledge of LFC, loans to any affiliate thereof, as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), are listed on Section 4.1(e)(ii) of the LFC Disclosure Schedule.

(f) Absence of Certain Changes. Except (i) as expressly contemplated by this Agreement or the transactions contemplated hereby, (ii) as discussed in documents filed with the Securities Exchange Commission (the “SEC”) by LFC prior to the date of this Agreement, (iii) as set forth in Section 4.1(f) of the LFC Disclosure Schedule or (iv) to the extent the following items, individually, or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on LFC, since the date of the Audited Financial Statements, LFC and the LFC Subsidiaries have not (A) incurred or assumed any obligations or liabilities (absolute or contingent), other than obligations or liabilities incurred in the ordinary course of business and consistent with past practices and obligations or liabilities incurred in carrying out the transactions contemplated by this Agreement; (B) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business and consistent with past practices; (C) sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business and consistent with past practices; (D) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, property of assets or waived any rights of value which in the aggregate are material; (E) materially increased, or experienced any material change in any material assumptions underlying or methods of calculating, any bad debt, contingency, tax or other reserves or materially changed its accounting practices, methods or assumptions (including changes in estimates or valuation methods);or (F) made any material change in the conduct of its business.

(g) Environmental Matters. LFC and LFC Subsidiaries have made available to IBC copies of all environmental assessments reports prepared by or for, or in the possession or control of LFC and the LFC Subsidiaries relating to the Real Property, a complete and correct list of which is contained in Section 4.1(g) of the LFC Disclosure Schedule. In addition, LFC represents and warrants to IBC as follows:

(i) To the knowledge of LFC, each of LFC and the LFC Subsidiaries is in compliance with all Environmental Laws applicable to the ownership of its properties and the operations of the business and activities now conducted by it, and has obtained all Environmental Permits needed to operate the business and occupy the Real Property.

(ii) Without in any manner limiting the generality of (a) above, except as expressly set forth in Section 4.1(g) of the LFC Disclosure Schedule and as any of the following would not have Material Adverse Effect on LFC:

(a) no Materials of Environmental Concern have been disposed of or have been released (and no release is threatened) in connection with the ownership, use, maintenance, operation or conduct of the business or the Real Property except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits);

(b) LFC and the LFC Subsidiaries are not and have not been subject to any claim or notice, respecting Environmental Laws in connection with the ownership, use, maintenance, operation or conduct of their business or the Real Property;

(c) LFC and the LFC Subsidiaries and all of the Real Property have been and are in material compliance with all terms and conditions of any and all required Environmental Permits. LFC and the LFC Subsidiaries have timely filed applications for renewal of any Environmental Permit if such application submission is required prior to the Closing;

(d) LFC and the LFC Subsidiaries have not undertaken, remediation or other cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity associated with a release or threatened release of Materials of Environmental Concern with respect to any of the Real Property;

(e) LFC and the LFC Subsidiaries and all of the Real Property have all environmental and pollution control equipment necessary to comply with all Environmental Laws applicable to the operation of the business as presently conducted; and.

(f) no underground storage tanks exist at or under any of the Real Property.

      “Environmental Law(s)” means any federal, state, or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, application, production, release or disposal of Materials of Environmental Concern, in each case as amended from time to time, or (z) health, worker protection or community’s right to know. The term “Environmental Law” includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Safe Drinking Water Act and the Federal Occupational Safety and Health Act of 1970, each as amended from time to time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Materials of Environmental Concern.

      “Environmental Permit(s)” means all permits, licenses, certificates, registrations, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Real Property or to conduct the business as currently conducted in compliance with Environmental Laws.

      “Materials of Environmental Concern” means (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “special waste,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “solid waste,” “hazardous materials,” “pollutant,” “contaminant” or “toxic substances,” under any Environmental Law; (ii) any material, waste or substance which is or contains: (A) explosives or (B) radioactive materials (including naturally occurring radioactive materials); (iii) petroleum products, oil or any fraction thereof; and (iv) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation.

      “Real Property” means the real and personal property owned, leased, or used by LFC or LFC Subsidiaries (including property or other real estate owned or acquired by LFC or the LFC Subsidiaries through or in-lieu of foreclosure), provided that the representations and warranties contained in this

Section 4.1(g) are qualified in their entirety to the knowledge of LFC with respect to any Real Property leased, as lessee, by LFC or any LFC Subsidiary.

(h) Authority; No Violations.

(i) LFC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required LFC Vote. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LFC and no other corporate action or other corporate proceedings on the part of LFC is necessary to authorize this Agreement or the transactions hereby contemplated, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required LFC Vote. This Agreement has been duly executed and delivered by LFC and constitutes a valid and binding agreement of LFC, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. Based on the representation and warranty of IBC contained in Section 4.2(h) of this Agreement, no “moratorium”, “control share”, “fair price” or other antitakeover laws and regulations of any state, including, without limitation, the provisions of Section 203 of the DGCL, are applicable to the Merger or other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by LFC does not and will not, as the case may be, and the consummation of the Merger by LFC and the other transactions contemplated hereby will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a “Violation”) pursuant to: (A) any provision of the certificate of incorporation or by-laws of LFC or any LFC Subsidiary or (B) except as would not reasonably be expected to result in a Material Adverse Effect on LFC or as set forth in Section 4.1(h) of the LFC Disclosure Schedule, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LFC or any LFC Subsidiary or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, or other governmental authority (a “Governmental Entity”), is required by or with respect to LFC or any LFC Subsidiary in connection with the execution, delivery and performance of this Agreement by LFC or the consummation of the Merger and the Subsidiary Mergers, except for those required under or in relation to (A) the BHC Act, (B) the DGCL with respect to the filing of the Certificate of Merger, (C) laws, rules, regulations, practices and orders of any applicable federal or state banking departments or of any federal or state regulatory body having jurisdiction over banking matters, (D) the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of the Shares and the issuance of IBC Common Stock in the Merger, (E) antitrust or other competition laws of other jurisdictions, (F) such consents and approvals specified in Section 4.1(h) of the LFC Disclosure Schedule and (G) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to result in a Material Adverse Effect on LFC. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clauses (A), (B), (C), (D), (E) and (F) above are hereinafter referred to as the “LFC Required Consents.”

(i) Reports. LFC has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the “LFC SEC Reports”). Except as set forth in Section 4.1(i) of the LFC Disclosure Schedule, no LFC Subsidiary is or has been required to file any form, report or other document with the SEC. None of the LFC SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates or, in the case of any registration statements, at the time of effectiveness (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of such LFC SEC Reports, as of their respective dates (and as of the date of any amendment to the respective LFC SEC Report), complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, including, without limitation, each of the consolidated financial statements of LFC (including any related notes thereto) included within the LFC SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. LFC has heretofore furnished or made available to IBC complete and correct copies of all amendments and modifications that have not been filed by LFC with the SEC to all agreements, documents and other instruments that previously had been filed by LFC with the SEC and are currently in effect.

(j) Board Approval. The Board of Directors of LFC, by resolutions duly adopted at a meeting duly called and held, and not subsequently rescinded or modified in any way (the “LFC Board Approval”), has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of LFC and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the Merger and (iii) subject to Section 6.1(a), recommended that the stockholders of LFC approve this Agreement and the Merger.

(k) Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares to adopt this Agreement and approve the Merger (the “Required LFC Vote”) is the only vote of the holders of any class or series of capital stock of LFC necessary to adopt this Agreement and approve the transactions contemplated hereby.

(l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LFC or any of its Subsidiaries, except Sandler O’Neill & Partners, L.P., whose fees and expenses will be paid by LFC in accordance with LFC’s agreement with such firm, based upon arrangements made by or on behalf of LFC and previously disclosed to IBC.

(m) Opinion of LFC Financial Advisers. The Board of Directors of LFC has received the opinion of Sandler O’Neill & Partners, L.P., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the holders of Shares is fair, from a financial point of view, to such holders and such opinion has not been withdrawn or modified in any material respect as of the date of this Agreement, a copy of such opinion has been made available to IBC.

(n) Taxes. Except as disclosed in Section 4.1(n) of the LFC Disclosure Schedule, LFC and each of the LFC Subsidiaries (i) have timely filed all federal, state and local Tax Returns required to be filed by LFC or any of the LFC Subsidiaries for Tax years ended prior to the date of this Agreement, except for those Tax Returns for which requests for extensions have been timely filed, and all such returns are true, correct and complete in all material respects, (ii) have paid all Taxes shown to be due and payable on such Tax Returns other than Taxes which (x) are currently payable without penalty or interest or (y) are being contested in good faith and for which adequate reserves have been established on the books and records of LFC or one or more of the LFC Subsidiaries, as the case may be, in accordance with

GAAP, (iii) have accrued all such Taxes for such periods subsequent to the periods covered by such returns that are required by GAAP and (iv) have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. LFC and the LFC Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any LFC or LFC Subsidiary employee, creditor, independent contractor or other third party; and LFC and the LFC Subsidiaries have collected and paid all Taxes required to have been collected and paid in connection with any amounts received from any customer or third party. There are no liens for Taxes on the assets of LFC or any of the LFC Subsidiaries, except for liens for Taxes not yet due and payable and except as set for in Section 4.1(n) of the LFC Disclosure Schedule, there is no pending, nor has LFC or any of the LFC Subsidiaries received notice of any threatened audit, examination, notice of deficiency or assessment, refund litigation or adjustment in controversy with respect to any Tax. Except as disclosed in Section 4.1(n) of the LFC Disclosure Schedule, neither LFC nor any of the LFC Subsidiaries is a party to any agreement providing for the allocation, sharing or indemnification of Taxes. Neither LFC nor any of the LFC Subsidiaries has made any payments, or is obligated to make any payments, or is a party any agreement which could obligate it to make any payments that will not be deductible under Code Section 280G.

(o) Employee Benefit Plans.

(i) Section 4.1(o)(i) of the LFC Disclosure Schedule lists each “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by LFC or any of the LFC Subsidiaries or to which LFC or any of the LFC Subsidiaries contribute or are required to contribute, including any multiemployer welfare plan (such employee welfare benefit plans being hereinafter collectively referred to as the “Welfare Benefit Plans”) and sets forth the amount of any liability of LFC or any of the LFC Subsidiaries for contributions more than thirty days past due with respect to each Welfare Benefit Plan as of the date hereof and as of the end of any subsequent month ending prior to the Closing; except as set forth in Section 4.1(o)(i) of the LFC Disclosure Schedule, no Welfare Benefit Plan provides for continuing benefits or coverage for any participant, beneficiary or former employee after such participant’s or former employee’s termination of employment except as may be required by Section 4980B of the Code and Sections 601-608 of ERISA;

(ii) Section 4.1(o)(ii) of the LFC Disclosure Schedule lists each “employee pension benefit plan” (as defined in Section 3(2) of ERISA and not exempted under Section 4(b) or 201 of ERISA) maintained by LFC or any of the LFC Subsidiaries or to which LFC or any of the LFC Subsidiaries contribute or are required to contribute, including any multiemployer plan (as defined in Section 3(37) of ERISA) (such employee pension benefit plans being hereinafter collectively referred to as the “Pension Benefit Plans”);

(iii) Except as set forth on Section 4.1(o)(iii) of the LFC Disclosure Schedule, neither LFC nor any of the LFC Subsidiaries maintains, has or is a party to any plan, program, agreement, arrangement, understanding or commitment, whether written or oral, for the benefit of any of its employees, directors or officers relating to any of the following: severance pay, deferred compensation, bonuses, stock options, employee stock purchases, restricted stock, excess benefits, incentive compensation, stock bonuses, cash bonuses, golden parachutes, life insurance, rabbi trusts, cafeteria plans, dependent care, unfunded plans or any other employee-related plans, programs, agreements, arrangements or commitments (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons), or any program, plan, commitments, or practice of purchasing or otherwise compensating employees, including officers, for accrued vacation or sick leave upon termination of employment (such other compensatory programs being hereinafter collectively referred to as “Other Programs”);

(iv) All of the Pension Benefit Plans and Welfare Benefit Plans and any related trust agreements or insurance or annuity contracts (or any other funding instruments) and all Other Programs comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA, the Code and with all other applicable laws, rules and regulations governing the establishment and operation of the Pension Benefit Plans, Welfare Benefit Plans and all Other Programs; except as set forth on Section 4.1(o)(iv) of the LFC Disclosure Schedule, all necessary governmental approvals relating to the establishment of the Pension Benefit Plans have been obtained; and with respect to each Pension Benefit Plan that is intended to be tax-qualified under Section 401(a) or 403(a) of the Code, a favorable determination letter as to the qualification under the Code of each such Pension Benefit Plan and each material amendment thereto has been issued by the Internal Revenue Service (and nothing has occurred since the date of the last such determination letter which resulted in, or is likely to result in the revocation of such determination);

(v) Except as set forth on Section 4.1(o)(v) of the LFC Disclosure Schedule, each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program has been administered in compliance with the requirements of the Code, ERISA, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all other applicable laws, and all reports and disclosures required by ERISA, the Code and any other applicable laws with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program have been timely filed;

(vi) Except as set forth on Section 4.1(o)(vi) of the LFC Disclosure Schedule, neither LFC nor any LFC Subsidiary nor any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in a breach of fiduciary duty (as defined in Section 404 of ERISA) with respect to any Welfare Benefit Plan, Pension Benefit Plan or Other Program or in any transaction in violation of Section 406 of ERISA (for which transaction no exemption exists under Section 408 of ERISA) or in any “prohibited transaction” as defined in Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code);

(vii) Except as set forth on Section 4.1(o)(vii) of the LFC Disclosure Schedule, neither LFC nor any LFC Subsidiary nor any corporation or other trade or business controlled by or under common control with LFC (as determined under Sections 414(b) and 414(c) of the Code) (“Common Control Entity”) is, or has been within the past three years, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Pension Benefit Plan subject to the provisions of Title IV of ERISA, nor has LFC, any LFC Subsidiary or a Common Control Entity maintained or participated in any employee pension benefit plan (defined in Section 3(2) of ERISA) subject to the provision of Title IV of ERISA. In addition, except as set forth on Section 4.1(o)(vii) of the LFC Disclosure Schedule, neither LFC nor any LFC Subsidiary nor a Common Control Entity (i) is a party to a collective bargaining agreement, (ii) has maintained or contributed to, or has participated in or agreed to participate in, a multiemployer plan (as defined in Section 3(37) of ERISA), or (iii) has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA);

(viii) True and complete copies of each Welfare Benefit Plan, each Pension Benefit Plan and each Other Program, related trust agreements or insurance or annuity contracts (or any other funding instruments), summary plan descriptions, the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan, the most recent application for a determination letter from the Internal Revenue Service with respect to each Pension Benefit Plan, the Annual Reports on Form 5500 Series filed with any governmental agency for each Welfare Benefit Plan, Pension Benefit Plan and Other Program for the three most recent plan years, the Summary Annual Report provided to participants with respect to each Welfare Benefit Plan, Pension Benefit Plan, and Other Program for the three most recent plan years, and any correspondence to or from the IRS, Department of Labor, or bank examiner with respect to any Welfare Benefit Plan, Pension Benefit Plan, or Other Program during the three most recent plan years, have been furnished to IBC;

(ix) All Welfare Benefit Plans, Pension Benefit Plans, and Other Programs related trust agreements or insurance or annuity contracts (or any other funding instruments), are legally valid and binding and in full force and effect and, except as set forth on Section 4.1(o)(ix) of the LFC Disclosure Schedule, there are no promised increases in benefits (whether expressed, implied, oral or written) under any of these plans nor any obligations, commitments or understandings to continue any of these plans, (whether expressed, implied, oral or written) except as required by Section 4980B of the Code and Sections 601-608 of ERISA or under the terms of such plans; except as set forth on Section 4.1(o)(ix) of the LFC Disclosure Schedule, LFC, its subsidiaries, or a Common Control Entity has the right to modify, amend, or terminate each Welfare Benefit Plan, Pension Benefit Plan, and Other Program at any time; except as set forth on Section 4.1(o)(ix) of the LFC Disclosure Schedule, the termination of any Welfare Benefit Plan, Pension Benefit Plan, or Other Program would not accelerate or increase any benefits payable under such plan; and except as set forth on Section 4.1(o)(ix) of the LFC Disclosure Schedule, in the event of termination of any Welfare Benefit Plan, Pension Benefit Plan, or Other Program, neither LFC, nor its subsidiaries, would have any liability with respect to such plan, other than the payment of benefits pursuant to such plan;

(x) Except as set forth on Section 4.1(o)(x) of the LFC Disclosure Schedule, there are no claims pending with respect to, or under, any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than routine claims for plan benefits, and there are no disputes or litigation pending or threatened with respect to any such plans; and all contributions, premiums, or other payments due from LFC or any of the LFC Subsidiaries have been fully paid or adequately provided for and disclosed on the books and financial statements of LFC and the LFC Subsidiaries;

(xi) Except as set forth on Section 4.1(o)(xi) of the LFC Disclosure Schedule, no action has been taken, nor has there been a failure to take any action that would subject any Person or entity to any liability for any income, excise or other tax or penalty in connection with any Pension Benefit Plan, Welfare Benefit Plan or any Other Program, other than for income taxes due with respect to benefits paid; and

(xii) Except as otherwise set forth in Section 4.1(o)(xii) of the LFC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment to be made by LFC or any of the LFC Subsidiaries (including, without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code), or otherwise) becoming due to any employee, director or consultant, or (ii) increase any benefits otherwise payable under any Welfare Benefit Plan, Pension Benefit Plan, or any Other Program.

(p) Litigation. Except as disclosed in the LFC SEC Reports or Section 4.1(p) of the LFC Disclosure Schedule, there are no, actions, suits, proceedings, arbitrations, claims or investigations pending or, to LFC’s knowledge, threatened against LFC or any of the LFC Subsidiaries, or any properties or rights of LFC or any of the LFC Subsidiaries.

(q) No IBC Capital Stock. LFC does not own or hold directly or indirectly any shares of common stock of IBC or any other capital stock of IBC, or any options, warrants or other rights to acquire any shares of common stock of IBC or any other capital stock of IBC, or in each case, any interests therein.

(r) Employment Matters. Except as disclosed on Section 4.1(r) of the LFC Disclosure Schedule, neither LFC nor any LFC Subsidiary is a party to (i) any oral or written contracts, agreements, understandings or commitments, express or implied, granting any material benefits or rights to any employee(s), (ii) any collective bargaining agreement, or (iii) any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency which requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against LFC or any LFC Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state, local or foreign agency. To the knowledge of LFC, there is no activity or proceeding of any labor organization (or representative thereof)

or employee group to organize any employees of LFC or any LFC Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any such employees. LFC and each LFC Subsidiary are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither LFC or any LFC Subsidiary are engaged in any unfair labor practice.

(s) Regulatory Matters and Examination Reports. Neither LFC nor any of the LFC Subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Oklahoma State Banking Department, the Oklahoma State Insurance Commissioner, the SEC, the Oklahoma State Securities Board or any other regulatory authority (collectively, the “Regulatory Authorities”). To the extent permitted by law, LFC has made available to IBC complete and correct copies of (i) all examination reports by Regulatory Authorities forwarded to LFC or any LFC Subsidiary since December 31, 1999; (ii) any correspondence between LFC or any LFC Subsidiary, on the one hand, and any Regulatory Authority, on the other hand, relating to examination issues during such periods, and (iii) any agreements, arrangements or understandings between LFC or any LFC Subsidiary and such Regulatory Authority, including any agreements, arrangements or understandings arising out of or related to any such examinations. Except as set forth in Section 4.1(s) of the LFC Disclosure Schedule, LFC and the LFC Subsidiaries have not received or been made aware of any complaints or inquiries under the Community Reinvestment Act, the Fair Housing Act, the Equal Credit Opportunity Act or any other state or federal anti-discriminate fair lending law. Each of the LFC’s insured depository institution subsidiaries is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)(2)(i)) and “well managed” (as that term is defined at 12 C.F.R. 225.81(c)), and each institution’s examination rating under the Community Reinvestment Act of 1977 is satisfactory or outstanding.

(t) Title to Properties; Encumbrances. Except as set forth in Section 4.1(t) of the LFC Disclosure Schedule, LFC and each LFC Subsidiary has unencumbered, good, legal, and indefeasible title to all their respective material properties and assets, real and personal, including, without limitation, all the material properties and assets reflected in the Audited Financial Statements and Unaudited Financial Statements, except for (i) those properties and assets disposed of for fair market value in the ordinary course of business and consistent with prudent banking practice since the date of the Financial Statements, (ii) properties where the failure to have such title would not have a Material Adverse Effect, (iii) liens for current taxes not yet due or payable, (iv) pledges to secure deposits and borrowings and other liens incurred in the ordinary course of its banking business and (v) liens reflected on the statement of financial condition of LFC included in the Unaudited Financial Statements. LFC has made available to IBC all of the files and information in the possession of LFC or the LFC Subsidiaries concerning such properties, including any title exceptions which might affect indefeasible title or value of such property. LFC and the LFC Subsidiaries each hold good and legal title or good and valid leasehold rights to all assets that are necessary for them to conduct their respective businesses as they are currently being conducted.

(u) Patents, Trademarks and Copyrights. Except as set forth in Section 4.1(u) of the LFC Disclosure Schedule, neither LFC nor any of the LFC Subsidiaries requires the use of any material patent, patent application, invention, process, trademark (whether registered or unregistered), trademark application, trade name, service mark, copyright, or any material trade secret for the business or operations of LFC or any LFC Subsidiary. LFC and/or the LFC Subsidiaries own or are licensed or otherwise have the right to use the items listed in Section 4.1(u) of the LFC Disclosure Schedule.

(v) Fiduciary Responsibilities. LFC and the LFC Subsidiaries have performed in all respects all of their respective duties as a trustee, custodian, guardian or as an escrow agent in a manner which complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, except where the failure to so perform or comply would not have a Material Adverse Effect.

(w) Insurance. LFC and the LFC Subsidiaries have in effect the insurance coverage (including fidelity bonds) described in Section 4.1(w) of the LFC Disclosure Schedule and have had similar insurance in force for the last 5 years. Except as set forth on Section 4.1(w) of the LFC Disclosure Schedule, there have been no claims under such fidelity bonds within the last 5 years and to the knowledge of LFC no facts exist which would form the basis of a claim under such bonds. To the knowledge of LFC, there is no reason to believe that the existing fidelity coverage would not be renewed by its carrier on substantially the same terms unless such failure to renew is based upon any pending claim.

(x) Leases, Contracts and Agreements. Section 4.1(x) of the LFC Disclosure Schedule sets forth an accurate and complete list of all leases, subleases, licenses, contracts and agreements to which LFC or any LFC Subsidiary is a party or by which LFC or any LFC Subsidiary is bound which obligate or may obligate LFC or any LFC Subsidiary for an amount in excess of $100,000 over the entire term of any such agreement or related contracts of a similar nature which in the aggregate obligate or may obligate LFC or any LFC Subsidiary in the aggregate for an amount in excess of $100,000 over the entire term of such related contracts (the “Contracts”). LFC has delivered or made available to IBC true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans (including agreements covering same) made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of, agreements with Bank customers for trust services, or deposits by LFC and any LFC Subsidiary, but shall include unfunded loan commitments and letters of credit issued by LFC or any LFC Subsidiary where the borrowers’ total direct and indirect indebtedness to the Bank is in excess of $100,000. Except as set forth in Section 4.1(x) of the LFC Disclosure Schedule, no participations or loans have been sold which have buy back, recourse or guaranty provisions which create contingent or direct liabilities of LFC or any LFC Subsidiary. To the knowledge of LFC, all of the Contracts are legal, valid and binding obligations of the parties to the Contracts enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights generally and to general equitable principles, and are in full force and effect. To the knowledge of LFC, except as described in Section 4.1(x) of the LFC Disclosure Schedule, all rent and other payments by LFC and any LFC Subsidiary under the Contracts are current, except for defaults which would not reasonably be expected to result in a Material Adverse Effect on LFC, there are no existing defaults by LFC or any LFC Subsidiary under the Contracts and no termination, condition or other event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default. LFC and any LFC Subsidiary has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all mortgages, pledges, liens, encumbrances and security interests. Except for deposit accounts entered into with LFC or an LFC Subsidiary in the ordinary course of business or as set forth on Section 4.1(x) of the LFC Disclosure Schedule, neither LFC nor any LFC Subsidiary is a party to or bound by any contract, agreement, commitment, arrangement or understanding with (i) any director or officer of LFC or any LFC Subsidiary or any beneficial owner of 5% or more of the outstanding capital stock of LFC, or (ii) any affiliate, as defined in Section 12b-2 of the 1934 Act, of any of the foregoing.

(y) Knowledge. Neither LFC nor any LFC Subsidiary has any knowledge of a fact or circumstance that could impede or delay the ability to obtain any of the LFC Required Consents or the IBC Required Consents.

(z) Information Provided. None of the information supplied or to be supplied by or on behalf of LFC for inclusion in (i) the Proxy Statement-Prospectus or the Registration Statement (each as defined in Section 6.1 hereof), (ii) any other applications or documents to be filed with the SEC, the Nasdaq Stock Market, Inc. (“Nasdaq”), the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or (iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to such Proxy Statement-Prospectus, when first mailed to the stockholders of LFC, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning LFC or its Subsidiaries, or for which it is responsible, that is included in documents that IBC is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby, will, to the best of LFC’ knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, LFC makes no representation or warranty with respect to any information supplied by or on behalf of IBC or Acquisition Sub which is contained in any of the foregoing documents.

(aa) Absence of Certain Payments. Neither LFC nor any of the LFC Subsidiaries, nor, to the knowledge of LFC or any of the LFC Subsidiaries, any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees of LFC or any such subsidiary) has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful funds. Neither LFC nor any of the LFC Subsidiaries, nor, to the knowledge of LFC or any of the LFC Subsidiaries, any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees of LFC or any such subsidiary) has accepted or received any unlawful contributions, payments, gifts, or expenditures.

(bb) Certain Agreements. Neither LFC nor any of the LFC Subsidiaries is a party to, or bound by, any contract or agreement that materially limits the ability of LFC or any LFC Subsidiary, directly or indirectly, to compete in any line of business or with any Person in any geographic area during any period of time.

(cc) Compliance with Law. Except as set forth in Section 4.1(cc) of the LFC Disclosure Schedule, neither LFC nor any of the LFC Subsidiaries is in violation of any applicable statute, rule, regulation, decree or order of any governmental or regulatory authority applicable to LFC or any of the LFC Subsidiaries, except for violations which would not have a Material Adverse Effect on LFC.

(dd) Derivative Transactions. All Derivative Transactions entered into by LFC or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any regulatory authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by LFC and its Subsidiaries, and were entered into with counter parties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions; and LFC and each of its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to LFC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

      “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that the term “Derivative Transactions” shall not include any of the LFC Stock Options.

(ee) ESOP. The Local Oklahoma Bank Employee Stock Ownership Plan, as amended, effective November 1, 1999 (the “ESOP”), is an employee stock ownership plan within the meaning of Code Section 4975(e)(7) and is qualified under Code Section 401(a). The trust forming part of the ESOP has been duly constituted in accordance with a valid and binding trust instrument, is validly existing and qualified under Code Section 401(a) and tax-exempt under Code Section 501(a). The Administrator of the ESOP has been duly and lawfully appointed by the board of directors of the LFC Bank and has the power and authority to administer the ESOP. The Trustee of the ESOP is duly-authorized, and has all requisite power and authority necessary, to enter into and perform its obligations as trustee under the ESOP and the Trust Agreement. The ESOP has not incurred any indebtedness or other obligations or liabilities, and as of the Closing, will not have incurred any indebtedness or other obligations or liabilities. Except as disclosed in Section 4.1(ee) of the LFC Disclosure Schedule, the ESOP constitutes an “employee stock ownership plan” as defined in Code Section 4975(e)(7) and Section 407(d)(6) of ERISA. Contributions by LFC or any of the LFC Subsidiaries to the ESOP are deductible by LFC pursuant to (but subject to the limitations of) Code Section 404. For the purposes of this Section 4.1(ee) capitalized terms used herein shall have the meaning ascribed to them in the ESOP plan document, as amended.

      4.2     Representations and Warranties of IBC. Except as set forth in the Disclosure Schedule delivered by IBC to LFC prior to the execution of this Agreement (the “IBC Disclosure Schedule”), IBC represents and warrants to LFC as follows:

(a) Organization, Standing and Power. IBC is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, and, except as would not reasonably be expected to result in a Material Adverse Effect on IBC, has the full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities now conducted by it. Each of IBC’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its organization, and except as would not reasonably be expected to result in a Material Adverse Effect on IBC, has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own its properties and to engage in the business and activities presently conducted by it.

(b) Capitalization and Ownership.

(i) The authorized capital stock of IBC consists exclusively of 105,000,000 shares of IBC Common Stock, of which as of January 19, 2004, 38,711,713 shares were outstanding. All issued and outstanding shares of IBC Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights and have not been issued in violation of any preemptive rights of any Person. No holders of shares of IBC Common Stock have any rights of rescission or other claims against IBC under the 1933 Act resulting from any failure of such shares to have been sold by IBC pursuant to a valid exemption under the 1933 Act or otherwise in compliance therewith.

(ii) Except as set forth in Section 4.2(b) of the IBC Disclosure Schedule, all of the issued and outstanding shares of capital stock of each of the IBC Subsidiaries are duly authorized, validly issued and outstanding, fully paid, nonassessable, and are owned directly or indirectly by IBC.

(iii) There are no outstanding options, warrants, conversion rights, calls or commitments of any kind obligating IBC or any of the IBC Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, directly or indirectly, additional shares of capital stock or any other securities convertible into or exercisable for, or evidencing the right to subscribe for any capital stock of IBC, and no authorization therefor has been given, except that as of January 19, 2004, there were outstanding options to acquire an aggregate of 1,444,900 shares of IBC Common Stock (the “IBC Stock Options”). Neither IBC nor any IBC Subsidiary has any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock or any IBC Stock Options.

(iv) There are no voting trusts or stockholder agreements to which IBC is a party with respect to the voting of the capital stock of IBC.

(v) The shares of IBC Common Stock to be issued in exchange for Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) Authority; No Violations.

(i) IBC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of IBC and no other corporate action or other corporate proceedings on the part of IBC is necessary to authorize this Agreement or the transactions hereby contemplated. This Agreement has been duly executed and delivered by IBC and constitutes a valid and binding agreement of IBC, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii) The execution and delivery of this Agreement by IBC does not and will not, as the case may be, and the consummation by IBC of the Merger and the other transactions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the articles of incorporation or by-laws of IBC or any Subsidiary of IBC or (B) except as would not reasonably be expected to result in a Material Adverse Effect on IBC, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to IBC or any Subsidiary of IBC or their respective properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to IBC or any Subsidiary of IBC in connection with the execution, delivery and performance of this Agreement by IBC and Acquisition Sub or the consummation of the Merger and the Subsidiary Mergers, except for those required under or in relation to (A) the BHC Act, (B) the DGCL with respect to the filing of the Certificate of Merger, (C) laws, rules, regulations, practices and orders of any applicable federal or state banking departments or of any federal or state regulatory body having jurisdiction over banking matters, (D) antitrust or other competition laws of other jurisdictions, (E) the registration under the 1933 Act of the shares of IBC Common Stock to be issued in the Merger, (F) the registration or qualification of the shares of IBC Common Stock to be issued in the Merger under state securities or “blue sky” laws, (G) the listing of the shares of IBC Common Stock to be issued in the Merger on the Nasdaq National Market System, subject to official notice of issuance, (H) such consents and approvals specified in Section 4.2(c) of the IBC Disclosure Schedule and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to result in a Material Adverse Effect on IBC. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to clauses (A)-(H) above are hereinafter referred to as the “IBC Required Consents.”

(d) Financial Statements. IBC has delivered to LFC (i) the audited consolidated statements of condition of IBC and its Subsidiaries as of December 31, 2002 and 2001 and (ii) the related audited consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000, together with the notes thereto, accompanied by the report thereon of the independent certified public accountant who examined such statements (collectively, the “IBC Audited Financial Statements”). Except to the extent qualified by footnotes contained in the IBC Audited Financial Statements and the report of the independent accountant thereon, the IBC Audited Financial Statements fairly present in all material respects the financial position of IBC and the IBC Subsidiaries as of the dates thereof and the results of IBC’s operations for the periods indicated in conformity with GAAP applied on a consistent basis. In addition, IBC has delivered to LFC the unaudited consolidated statements of condition of IBC and its Subsidiaries as of September 30, 2003, and the related unaudited statements of income for the nine-month period then ended (collectively, the “IBC Unaudited Financial Statements”). The IBC Unaudited Financial Statements fairly present in all material respects the financial position of IBC as of the date thereof and the results of its operations for the period indicated in conformity with GAAP applied on a consistent basis, except (i) as described in the footnotes to such IBC Unaudited Financial Statements, (ii) for year end closing adjustments that have not been applied, and (iii) the IBC Unaudited Financial Statements may not include all footnote disclosures required by GAAP.

(e) Reports. IBC has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits thereto, the “IBC SEC Reports”). None of the IBC SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates or, in the case of any registration statements, at the time of effectiveness (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of such IBC SEC Reports, as of their respective dates (and as of the date of any amendment to the respective IBC SEC Report), complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the rules and regulations promulgated thereunder, including, without limitation, each of the consolidated financial statements of IBC (including any related notes thereto) included within the IBC SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

(f) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IBC or any of its Subsidiaries.

(g) Litigation. There are no actions, suits, proceedings, arbitrations, claims or investigations pending or, to IBC’s knowledge, threatened against IBC or any of its Subsidiaries, or any properties or rights of IBC or any of its Subsidiaries, before any Governmental Entity that (i) seek to question, delay or prevent the consummation of the Merger or the other transactions contemplated hereby, (ii) would reasonably be expected to affect adversely the ability of IBC to fulfill its obligations hereunder, including without limitation, IBC’s obligations under Article I, Article II and Article III, or (iii) would reasonably be expected to result in a Material Adverse Effect on IBC.

(h) No LFC Capital Stock. IBC does not own or hold directly or indirectly any shares of common stock of LFC or any other capital stock of LFC, or any options, warrants or other rights to acquire any shares of common stock of LFC or any other capital stock of LFC, or in each case, any interests therein.

(i) Regulatory Matters and Examination Reports. Neither IBC nor any of the IBC Subsidiaries has any formal or informal agreements, arrangements or understandings with the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Texas State Banking Department, the Texas State Insurance Commission, the SEC, the Texas State Securities Board or any other regulatory authority. Each of IBC’s insured depository institution subsidiaries is “well-capitalized” (as that term is defined at 12 C.F.R. 225.2(r)(2)(i)) and “well managed” (as that term is defined at 12 C.F.R. 225.81(c)), and each institution’s examination rating under the Community Reinvestment Act of 1977 is satisfactory or outstanding.

(j) Knowledge. Neither IBC nor any IBC Subsidiary has any knowledge of a fact or circumstance that could impede or delay the ability to obtain any of the IBC Required Consents or the LFC Required Consents.

(k) Information Provided. None of the information supplied or to be supplied by or on behalf of IBC for inclusion in (i) the Proxy Statement-Prospectus or the Registration Statement, (ii) any other applications or documents to be filed with the SEC, Nasdaq, the Federal Reserve Board and any other regulatory authority seeking approval or providing notification of the transactions herein described, or

(iii) any other filing with any banking, securities regulatory or other authority in connection with the transactions contemplated hereby, will, at the respective times such applications, notices or documents are filed, and, in the case of the Registration Statement, when it becomes effective, and with respect to such Proxy Statement-Prospectus, when first mailed to the stockholders of LFC, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All information concerning IBC or its Subsidiaries, or for which it is responsible, that is included in documents that LFC is responsible for filing with the SEC, Nasdaq or any other regulatory authority in connection with the transactions contemplated hereby, will, to the best of IBC’s knowledge, comply in all material respects with the provisions of applicable law and any rules and regulations thereunder. Notwithstanding the foregoing or anything to contrary set forth in this Agreement, IBC makes no representation or warranty with respect to any information supplied by or on behalf of LFC which is contained in any of the foregoing documents.

(l) Compliance with Law. Neither IBC nor any of the IBC Subsidiaries is in violation of any applicable statute, rule, regulation, decree or order of any governmental or regulatory authority applicable to IBC or any of the IBC Subsidiaries, except for violations which would not have a Material Adverse Effect on IBC.

(m) Financing. IBC has cash, cash equivalents and/or available lines of credit sufficient to pay the aggregate Per Share Cash Consideration at the Effective Time, and through the date of payment of the Merger Consideration by IBC, IBC will have all funds necessary to pay the aggregate Per Share Cash Consideration. Each of IBC and IBC Bank is, and immediately following completion of the Merger and the Subsidiary Mergers will be, in compliance with all capital requirements applicable to it.

      4.3     Representations and Warranties of Acquisition Sub. Acquisition Sub represents and warrants to LFC as follows:

(a) Organization, Standing and Power. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Acquisition Sub is an indirect wholly-owned subsidiary of IBC.

(b) Authority; No Violations.

(i) Acquisition Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Acquisition Sub of this Agreement and the consummation by Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Acquisition Sub. This Agreement has been duly executed and delivered by Acquisition Sub and constitutes a valid and binding agreement of Acquisition Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless or whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii) The execution and delivery of this Agreement by Acquisition Sub does not or will not, as the case may be, and the consummation by Acquisition Sub of the and the other transactions contemplated hereby will not, result in a Violation pursuant to: any provision of the certificate of incorporation or by-laws of Acquisition Sub or any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition Sub or its properties or assets.

(c) No Business Activities. Acquisition Sub has not conducted any activities or operations other than in connection with the organization of Acquisition Sub, the negotiation and execution of this

Agreement and the consummation of the transactions contemplated hereby. Acquisition Sub has no Subsidiaries.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

      5.1     Covenants of LFC. During the period from the date of this Agreement and continuing until the Effective Time, LFC agrees as to itself and the LFC Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the LFC Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that IBC shall otherwise consent in writing):

(a) Ordinary Course. LFC and the LFC Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all commercially reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by LFC or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this Section 5.1(a) unless such action would constitute a breach of one or more of such other provisions. In furtherance of the foregoing, LFC shall, and shall cause each of the LFC Subsidiaries to:

(i) extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of IBC, (A) make any new loan (except pursuant to commitments made prior to the date of this Agreement) to any Person if the amount of the new loan, when aggregated with all other loans or extensions of credit (including, without limitation, amounts funded pursuant to clause (B) below) made to such Person from and after the date of this Agreement, would exceed $1.5 million, or (B) modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) if either (1) the modification, restructuring or renewal of the existing loan requires additional amounts to be funded which exceed in the aggregate $1.5 million or (2) the loan to be modified, restructured or renewed is classified substandard, doubtful or loss and the modification, restructuring or renewal changes in any material respect the terms of the loan or requires the advancement of additional funds;

(ii) maintain in a manner consistent with past practices all of LFC’s and the LFC Subsidiaries’ properties in good repair, order and condition, reasonable wear and tear excepted, and maintain the insurance coverages described in Section 4.1(w) of the LFC Disclosure Schedule or obtain comparable insurance coverages from reputable insurers which, in respect to amounts, types and risks insured, are adequate for the business conducted by LFC and the LFC Subsidiaries and consistent with the existing insurance coverages;

(iii) timely file with all appropriate regulatory authorities all financial statements and other reports required to be so filed by LFC and/or the LFC Subsidiaries and to the extent permitted by applicable law, promptly thereafter deliver to IBC copies of all financial statements and other reports required to be so filed;

(iv) comply in all respects with all applicable laws and regulations, domestic and foreign, except where the failure to so comply would not have a Material Adverse Effect on LFC;

(v) promptly give written notice to IBC upon obtaining knowledge of any event or fact that would cause any of the representations or warranties of LFC contained in or referred to in this Agreement to be untrue or misleading in any material respect;

(vi) deliver to IBC a list, dated as of the Closing Date, showing (i) the name of each bank or institution where LFC and/or the LFC Subsidiaries have accounts or safe deposit boxes, (ii) the name(s) in which such accounts or boxes are held and (iii) the name of each Person authorized to draw thereon or have access thereto;

(vii) deliver to IBC a list, dated as of the Closing Date, showing all liabilities and obligations of LFC and/or the LFC Subsidiaries in excess of $200,000, except those arising in the ordinary course of their respective businesses, incurred since September 30, 2003, certified by an officer of LFC;

(viii) promptly notify IBC of the knowledge on the part of LFC of any material change or inaccuracies in any data previously given or made available to IBC or Acquisition Sub pursuant to this Agreement; and

(ix) provide access, to the extent that LFC or the LFC Subsidiaries have the right to provide access, to any or all properties and facilities so as to enable IBC to physically inspect any structure or components of any structure on such property, including without limitation surface and subsurface testing and analyses.

(b) Dividends; Changes in Share Capital. LFC shall not, and shall not permit any of the LFC Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by wholly owned Subsidiaries of LFC to LFC and except as set forth in Section 5.1(b) of the LFC Disclosure Schedule, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of LFC which remains a wholly owned Subsidiary of LFC after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by LFC of Shares in the ordinary course of business consistent with past practice in connection with LFC’s employee benefit plans.

(c) Issuance of Securities. LFC shall not, and shall not permit any of the LFC Subsidiaries to, issue, grant, deliver or sell, or authorize or propose the issuance, grant, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such shares or enter into any agreement with respect to any of the foregoing, or any stock appreciation rights or any phantom stock other than (i) the issuance of Shares upon the exercise of stock options granted prior to the date of this Agreement, (ii) issuances by a wholly owned Subsidiary of LFC of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of LFC, (iii) issuances of shares, options, rights or other awards and amendments to equity-related awards in numbers not greater than those set forth in Section 5.1(c) of the LFC Disclosure Schedule and (iv) issuances in connection with actions permitted by Section 5.1(e).

(d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of Nasdaq, LFC and the LFC Subsidiaries shall not amend, in the case of the LFC Subsidiaries, in any material respect, or propose to so amend their respective certificates of incorporation, by-laws or other governing documents.

(e) No Acquisitions. LFC shall not, and shall not permit any of the LFC Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of LFC and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of LFC or (y) the creation of new Subsidiaries of LFC organized to conduct or continue activities otherwise permitted by this Agreement.

(f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of LFC, (ii) dispositions referred to in the LFC SEC Reports filed prior to the date of this Agreement, (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby, or (iv) in the ordinary course of business (including, without limitation, sales of “other real estate owned” in the ordinary course of business), LFC shall not, and shall not permit any Subsidiary of LFC to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of LFC) which are material to LFC.

(g) Investments; Indebtedness. LFC shall not, and shall not permit any of its Subsidiaries to, other than deposit liabilities owed to deposit customers in the ordinary course of business, including Certificates of Deposit, trade accounts payable incurred in the ordinary course of business, federal funds purchased, Federal Home Loan Bank borrowings and securities sold under agreements to repurchase, in each case (x) that mature within one year and (y) are incurred in the ordinary course of business consistent with past practice, other than in connection with actions permitted by Section 5.1(e), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement and in the ordinary course of business, and any other indebtedness existing on the date of this Agreement, in each case as such credit facilities, indentures, other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed, refinanced or replaced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to LFC and its Subsidiaries than those in existence as of the date of this Agreement.

(h) Compensation. Other than as contemplated by Section 6.5 or as set forth in Section 5.1(h) of the LFC Disclosure Schedule, LFC shall not, and shall not permit any of the LFC Subsidiaries to, except in the ordinary course of business consistent with past practice or as required by an existing agreement or plan, increase the amount of compensation of, or pay or agree to pay or accrue any bonus or like benefit to or for the credit of, any director, officer, employee or other Person (provided that nothing herein shall preclude LFC and the LFC Subsidiaries from increasing the amount of compensation or paying any bonuses to employees who are not executive officers to the extent such increases or bonuses are in the ordinary course of business and consistent with past practices), make any increase in or commitment to increase any employee benefits or change or modify the period of vesting or retirement age for any participant in any employee benefit plan, enter into or amend any employment, consulting or severance agreement or other agreement with any director, officer or employee, issue any LFC Stock Options or any stock appreciation rights or phantom stock, adopt, amend, terminate or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Benefit Plan. Further, unless IBC shall otherwise agree in writing, LFC shall, and shall cause each of the LFC Subsidiaries to, not permit the term of any employment agreement to which it is a party to be renewed or extended (including, without limitation, pursuant to any “evergreen” or similar provision) and shall take all actions necessary (including, without limitation, giving of any required notices) under the terms of any such employment agreement to ensure that the term of no such employment agreement is (or is permitted to be) renewed or extended.

(i) Other Actions. LFC shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any commercially reasonable action which failure would, or that could reasonably be expected to, result in, except as otherwise permitted by Section 6.4, any of the conditions to the Merger set forth in Article VII not being satisfied.

(j) Further Negative Covenants. Except with the prior written consent of IBC or as otherwise specifically permitted by this Agreement, LFC shall not and shall cause the LFC Subsidiaries not to, from the date of this Agreement to the Closing:

(i) make any change in the methods used in allocating and charging costs, except as may be required by applicable law, regulation or GAAP, prompt notice of which shall be given to IBC;

(ii) cancel any debts, waive any claims or rights of value or sell, transfer, or otherwise dispose of any of its material properties or assets, except in the ordinary course of business and consistent with past practices;

(iii) dispose of or permit to lapse any rights to the use of any material trademark, service mark, trade name or copyright, or dispose of or disclose to any Person other than its employees any material trade secret not theretofore a matter of public knowledge;

(iv) except through settlement of indebtedness, foreclosure, acquisition in lieu of foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, acquire the capital stock or other equity securities or interest of any Person;

(v) except for capital expenditures which are in process as of the date of this Agreement or are otherwise required pursuant to agreements in existence as of the date of this Agreement, make any capital expenditure or a series of expenditures of a similar nature in excess of $500,000 in the aggregate;

(vi) make any income tax or franchise tax election or settle or compromise any federal, state, local or foreign income tax or franchise tax liability, or, except in the ordinary course of business consistent with past practices, make any other tax election or settle or compromise any other federal, state, local or foreign tax liability;

(vii) except for negotiations and discussions between the parties hereto relating to the transactions contemplated by this Agreement or as otherwise permitted hereunder, enter into any transaction, or enter into, extend, modify or amend any lease, contract or commitment by which any such transaction, contract, or commitment would obligate LFC in an amount which would either (x) have a term of greater than a year or (y) exceed $100,000, alone or in the aggregate, over the life thereof, other than transactions entered into in the ordinary course of business and consistent with past practices;

(viii) make any investments except in the ordinary course of business and in accordance with past practices;

(ix) change any fiscal year or the length thereof;

(x) alter the size or composition of the LFC Subsidiaries’ deposit base, securities portfolio, loan portfolio or asset mix, except in the ordinary course of business.

      5.2     Covenants of IBC. During the period from the date of this Agreement and continuing until the Effective Time, IBC agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the IBC Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that LFC shall otherwise consent in writing):

(a) Financing. IBC shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any action which failure would, impair IBC’s source of funds to pay the aggregate Per Share Cash Consideration pursuant to this Agreement and otherwise to satisfy its obligations hereunder.

(b) Regulatory Approvals. IBC shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any commercially reasonable action which failure would, reasonably be expected to impede or delay any LFC Required Consent or IBC Required Consent or otherwise impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(c) Other Actions. IBC shall not, and shall not permit any of its Subsidiaries to, take any action that would, or fail to take any commercially reasonable action which failure would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article VII not being satisfied.

      5.3     Advice of Changes; Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. LFC shall file all reports required to be filed by it with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to IBC copies of all such reports, announcements and publications promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of LFC and IBC shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of any material developments relating to completion of the transactions contemplated hereby.

      5.4     Data Processing Conversion. From and after the date hereof, IBC and LFC shall meet on a regular basis to discuss and plan for the conversion of LFC’s and its Subsidiaries’ data processing and related electronic informational systems to those used by IBC and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

      5.5     Establishment of Accruals. If requested by IBC, at or prior to the Effective Time, LFC shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of IBC and its Subsidiaries (as such practices and methods are to be applied to LFC from and after the Effective Time) and reflect IBC’s plans with respect to the conduct of LFC’s business following the Merger and to provide for the costs and expenses relating to the consummation by LFC of the transactions contemplated by this Agreement, provided, however, that no such accruals or reserves need to be established prior to the satisfaction of the conditions set forth in Section 7.1 and 7.3. The establishment of such accrual and reserves shall not, in and of itself, constitute a breach of any representation, warranty, covenant, agreement or condition of LFC contained in the Agreement or otherwise be considered in determining whether any such breach shall have occurred.

      5.6     Control of LFC’s Business. Nothing contained in this Agreement shall be deemed to give IBC, directly or indirectly, the right to control or direct LFC’s operations prior to the Effective Time. Prior to the Effective Time, LFC shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

      6.1     LFC Stockholders Meeting; Preparation of Proxy Statement.

      (a) LFC shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “LFC Stockholders Meeting”) for the purpose of obtaining the Required LFC Vote with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the approval of this Agreement by the Required LFC Vote and the Board of Directors of LFC shall recommend approval of this Agreement by the stockholders of LFC, provided that nothing in this Agreement shall prevent the Board of Directors of LFC from withholding, withdrawing, amending or modifying its recommendation if the Board of Directors of LFC determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties under applicable law.

      (b) IBC and LFC shall cooperate in preparing, and LFC shall cause to be filed with the SEC, as promptly as reasonably practicable following the date hereof, mutually acceptable proxy materials which shall constitute the proxy statement-prospectus relating to the matters to be submitted to the LFC stockholders at the LFC Stockholders Meeting (such proxy statement-prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”), and IBC shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of IBC Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Proxy Statement-Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as IBC’s prospectus. Each of IBC and LFC shall use its reasonable best efforts to have the Proxy Statement-Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. IBC and LFC shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, received from the SEC with respect to the Proxy Statement-Prospectus or Registration Statement. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement-Prospectus and the Registration Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement-Prospectus or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Statement-Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. LFC will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to LFC’s stockholders as promptly as practicable after the Registration Statement is declared effective under the 1933 Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the IBC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to IBC or LFC, or any of their respective affiliates, officers or directors, should be discovered by IBC or LFC which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of LFC.

      (c) IBC shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of LFC and IBC shall furnish all information concerning it and the holders of LFC Common Stock as may be reasonably requested in connection with any such action.

      (d) IBC shall use its reasonable best efforts to cause the shares of IBC Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market, Inc. National Market System, subject to official notice of issuance, prior to the Closing Date.

      6.2     Access to Information and Confidentiality.

      (a) Upon reasonable notice, LFC and IBC shall each (and shall each cause its Subsidiaries to) use its commercially reasonable efforts to afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, documents, employees, vendors, suppliers and service providers, and all other information with respect to their business affairs, financial condition, assets and liabilities, and, during such period, LFC and IBC shall each (and shall each cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as the other party may reasonably request. LFC and IBC shall each permit the other party, its officers, employees, accountants, counsel, financial advisors and other representatives to make copies of such books, records and other documents and to discuss its business affairs, condition (financial and otherwise), operations, assets and liabilities with such third Persons, including, without limitation, its directors, officers, employees, accountants, counsel, creditors, vendors, suppliers and service providers, as the other party considers necessary or appropriate for any purpose, including, without limitation, familiarizing itself with its businesses and operations, obtaining any necessary orders, consents or approvals of the transactions contemplated by this Agreement, conducting an evaluation of its assets and liabilities and facilitating the integration of the business and operations of LFC and its Subsidiaries after the Effective Time. LFC and IBC will each cause its outside accountants to make available to the other party, its officers, employees, accountants, counsel, financial advisor and other representatives, such personnel, work papers and other documentation of such firm relating to its work papers and its audits of the books and records of such party as may be requested by the other party in connection with its review of the foregoing matters. Without limiting the generality of the foregoing, during the period of time beginning on the date of this Agreement and continuing to the Effective Time, LFC shall promptly provide (and in any case within one week after the relevant meeting) complete and accurate minutes of all meetings of the Board of Directors (or any committee of the Board of Directors) of LFC and/or any LFC Subsidiary.

      (b) IBC and LFC shall each, and shall each cause its affiliates (as defined in Rule 12b-2 of the 1934 Act) and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any information of any kind concerning the other party and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by such party, any of its affiliates or any of its employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to such party, any of its affiliates or any of its employees, agents, accountants, legal counsel or other representatives or advisers on a nonconfidential basis, and (iii) information that is required to be disclosed by such party, any of its affiliates or any of its employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Entity; and provided further, however, that each party shall promptly notify the other party of any disclosure by it pursuant to clause (iii) of this Section 6.2(b). Promptly after any termination of this Agreement, each party and its representatives shall return to the other party or destroy all copies of documentation with respect to the other party that were supplied by or on behalf of such party pursuant to this Agreement, without retaining any copy thereof, and destroy any notes or analyses such party and/or its representatives may have prepared containing information derived from such materials

      6.3     Commercially Reasonable Efforts.

      (a) Subject to the terms and conditions of this Agreements each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including, without limitation, obtaining the LFC Required Consents and the IBC Required Consents in a timely manner. In furtherance and not in limitation of the foregoing, each party hereto agrees to make any appropriate filings pursuant to the BHC Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the BHC Act and to take all other actions reasonably necessary to cause the approval of the transactions contemplated hereby under the BHC Act and the expiration or termination of the applicable waiting periods under the BHC Act as soon as practicable. Nothing in this Section 6.3(a) shall require any of IBC and its Subsidiaries to sell or otherwise dispose of, or permit the sale or other disposition of, any assets of IBC, LFC or their respective Subsidiaries, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason.

      (b) Each of IBC and LFC shall, in connection with the efforts referenced in Section 6.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement (including, without limitation, the Merger and the Subsidiary Mergers) under the BHC Act or any other applicable law or regulation, use all commercially reasonable efforts to (i) make all appropriate filings and submissions with any Governmental Entity that may be necessary, proper or advisable under applicable laws or regulations in respect of any of the transactions contemplated by this Agreement, (ii) cooperate in all respects with each other in connection with any such filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (iii) promptly inform the other party of any communication received by such party from, or given by such party to the Federal Reserve Board or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the Federal Reserve Board or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the Federal Reserve Board or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

      (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.3(a) and 6.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable law or regulation, each of IBC and LFC shall cooperate in all respects with each other and use all commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1 so long as such party has up to then complied in all respects with its obligations under this Section 6.3.

      (d) If any objections are asserted with respect to the transactions contemplated hereby under any applicable law or regulation or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable law or regulation, each of IBC and LFC shall use all commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such law or regulation so as to permit consummation of the transactions contemplated by this Agreement.

      6.4     Acquisition Proposals. LFC shall not directly or indirectly, and it shall use all commercially reasonable efforts to cause its officers, directors, employees, representatives, agents or affiliates, including any investment bankers, attorneys or accountants retained by LFC or any of its Subsidiaries or affiliates, not to, (i) solicit, initiate, encourage or otherwise facilitate (including by way of furnishing information) any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, recapitalization, consolidation, business combination, sale of a substantial portion of the assets of LFC and its Subsidiaries, taken as a whole, sale of 15% or more of the shares of capital stock (including by way of a tender offer, share exchange or exchange offer) or similar or comparable transactions involving LFC or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer (other than a proposal or offer made by IBC or an affiliate thereof) being herein referred to as an “Acquisition Proposal”), or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal. Notwithstanding any other provision of this Agreement, the Board of Directors of LFC may, at any time prior to approval of this Agreement by the stockholders of LFC, furnish information pursuant to a confidentiality agreement to, or engage in discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal of such Person if, (a) LFC has not violated any of the restrictions set forth in this Section 6.4, (b) the Board of Directors of LFC or any committee thereof concludes in good faith after consultation with its outside legal counsel, that such action is reasonably necessary in order for the Board of Directors of LFC to comply with its fiduciary obligation to the stockholders of LFC under applicable law and (c) only to the extent that, the Board of Directors of LFC determines in good faith by a majority vote, after consultation with its financial advisors, that such Acquisition Proposal constitutes a Superior Proposal. From and after the execution of this Agreement, LFC shall immediately advise IBC in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Proposal (including the specific terms thereof and the identity of the other party or parties involved) and furnish to IBC within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. Upon execution of this Agreement, LFC and the LFC Subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Notwithstanding any other provision of this Agreement, in response to an unsolicited Acquisition Proposal, LFC’s Board of Directors shall be permitted, at any time prior to the approval of this Agreement by the stockholders of LFC, (i) to withdraw, modify or change, or propose to withdraw, modify or change, the approval or recommendation by the Board of Directors of this Agreement, the Merger or the other transactions contemplated by this Agreement or (ii) to approve or recommend, or propose to approve or recommend, any Acquisition Proposal, but only if, in each case referred to in clauses (i) and (ii), the Board of Directors of LFC concludes in good faith that (a) such Acquisition Proposal would, if consummated, constitute a Superior Proposal and such proposal has not been withdrawn and (b) in light of such Superior Proposal, the failure to withdraw, withhold, amend, modify or change such recommendation would constitute a breach of the fiduciary duties of the Board of Directors of LFC to the stockholders of LFC under applicable law. LFC shall immediately advise IBC in writing, if the Board of Directors shall make any determination as to any Acquisition Proposal as contemplated by the preceding sentence. Nothing contained in this Section 6.4 shall prohibit LFC or its Board of Directors (i) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act or from making any legally required disclosure to the stockholders of LFC with regard to an Acquisition Proposal or (ii) prior to the approval of this Agreement by the stockholders of LFC, from taking any action as contemplated by Section 8.1(f).

      6.5     Treatment of LFC Stock Options; Other Stock Plans; Employee Benefits Matters.

      (a) Stock Options. The treatment of the LFC Stock Options in the Merger shall be as follows:

(i) As to all LFC Stock Options represented by agreements not expressly requiring the Surviving Corporation, IBC or any of the IBC Subsidiaries to assume such LFC Stock Options or to substitute equivalent options (“Terminating Options”), such Terminating Options shall terminate and be canceled immediately prior to the Effective Time (subject to the actual occurrence of the Effective Time), and the holder thereof shall have no further rights thereunder except as expressly provided herein. Notwithstanding such termination of the Terminating Options, promptly after the Effective Time, the Surviving Corporation shall pay to each holder of a Terminating Option an amount in cash equal to the product of (x) the excess, if any, of the Per Share Cash Consideration over the exercise price of each such Terminating Option, and (y) the number of Shares subject to such Terminating Option immediately prior to the Effective Time (such payment to be net of applicable withholding taxes).

(ii) As to all LFC Stock Options other than Terminating Options, LFC shall, effective as of the Effective Time, (A) cause each such outstanding LFC Stock Option, whether or not exercisable or vested, to become fully exercisable and vested, (B) cause each such outstanding LFC Stock Option to be canceled and (C) in consideration of such cancellation, and, except to the extent IBC and the holder of any such LFC Stock Option otherwise agree, cause LFC to pay the holders of such LFC Stock Options an amount in respect thereof equal to the product of (x) the excess, if any, of the Per Share Cash Consideration over the exercise price of each such LFC Stock Option, and (y) the number of Shares subject to such LFC Stock Option immediately prior to its cancellation (such payment to be net of applicable withholding taxes).

      (b) Section 16(b) of the 1934 Act. The Board of Directors of each of LFC and IBC shall each grant all approvals and take all other actions required pursuant to Rules 16b-3(d) and 16(b)-3(e) under the 1934 Act to cause the disposition in the Merger of the Shares and the LFC Stock Options and the acquisition in the Merger of shares of IBC Common Stock or options to purchase the common stock of the Surviving Corporation awards pertaining to and applying to the common stock of the Surviving Corporation to be exempt from the provisions of Section 16(b) of the 1934 Act.

      (c) Employee Issues. Between the date hereof and the Closing, IBC shall be afforded the reasonable opportunity to interview and meet with the employees of LFC and the LFC Subsidiaries and to provide training to, and such information as is reasonably necessary with respect to terms of continued employment for, such employees of LFC and the LFC Subsidiaries who will remain or are expected to remain employees immediately after the Effective Time, which terms of employment may be amended thereafter by IBC in its sole discretion. LFC shall terminate the 401(k) Plan maintained by LFC effective as of the day prior to the Effective Time. All of the other employee benefit plans and programs maintained by LFC and any of its Subsidiaries shall be terminated effective as of the Effective Time. Prior to the Effective Time, LFC shall amend the ESOP to provide that distributions to participants from such plan may be made in lump sum payments in the form of cash and/or employer stock as defined in such plan. IBC presently intends that, except to the extent that may be required by law, after the Merger, neither IBC or its Subsidiaries, LFC, the LFC Subsidiaries nor the Surviving Corporation will make additional contributions to the employee benefit plans or other programs that were sponsored by LFC or any of the LFC Subsidiaries at any time prior to the Merger. At and following the Effective Time, IBC shall take all actions necessary to complete the dissolution and winding up of the employee benefit plans maintained by LFC and the LFC Subsidiaries which are terminated at or before the Effective Time; provided, however, that with respect to terminated deferred compensation plans, IBC shall distribute accrued vested benefits according to the terms of such plans; provided further; that with respect to the Section 125 Plan maintained by LFC or the LFC Subsidiaries, IBC agrees to maintain such plan from the Effective Time through December 31, 2004, for the benefit of the employees of LFC and the LFC Subsidiaries who are employed by IBC or any of its Subsidiaries after the Effective Time. IBC agrees that the employees of LFC and the LFC Subsidiaries who are retained as employees of IBC will be entitled effective as of the Effective Time to participate as newly hired employees in the employee benefit plans and programs maintained for employees of IBC and its affiliates, in accordance with the respective terms of such plans and programs; provided, however, that within thirty days following the Effective Time, such employees will be entitled to participate in the profit sharing plan sponsored by IBC and shall receive credit for service with LFC or LFC Subsidiaries for vesting and eligibility purposes with respect to the profit sharing plan sponsored by IBC; provided further, however, that with respect to the welfare benefit plans of IBC such employees shall receive credit for service with LFC or LFC Subsidiaries solely for purposes of eligibility, and IBC shall take all actions necessary or appropriate (including amending plans, if necessary) to facilitate such participation; provided further that any preexisting condition exclusion or waiting period applicable to any health care plan sponsored by IBC shall be waived with respect to any LFC or LFC Subsidiary employee. IBC agrees that the employees and former employees of LFC and the LFC Subsidiaries who are entitled to elect, or who have already elected, continuation of health insurance coverage pursuant to Code Section 4980B shall be entitled to elect continuation of health insurance coverage pursuant to Code Section 4980B under the IBC health plan. For purposes of determining each LFC or LFC Subsidiary’s employee’s benefit for the year in which the Merger occurs under IBC’s vacation or sick leave program, any vacation or sick leave taken by a LFC or LFC Subsidiary employee preceding the Effective Time for the year in which the Merger occurs will be deducted from the total IBC vacation or sick leave benefits available to such employee for such year.

      (d) Employment Agreements and Severance Policy. At and following the Effective Time, IBC and the IBC Subsidiaries shall honor, and IBC and the IBC Subsidiaries shall continue to be obligated to perform, in accordance with their terms, all contractual obligations under the employment agreements and/or severance agreements set forth in Section 6.5(e)(i) of the LFC Disclosure Schedules. An employee of LFC or an LFC Subsidiary (other than an employee who is a party to an employment agreement or a severance agreement) whose employment is involuntarily terminated within six months following the Effective Time, shall be entitled to receive severance payments which shall be no less favorable that LFC’s existing severance/separation policy which is set forth as Section 6.5(e)(ii) of the LFC Disclosure Schedule.

      6.6     Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on LFC or its Subsidiaries resulting from the Merger, (b) as provided in Section 8.2 and (c) the expenses of printing the Proxy Statement-Prospectus shall be shared equally between Local and IBC. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

      6.7     Directors’ and Officers’ Indemnification and Insurance.

      (a) After the Effective Time IBC and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former officer, director or employee of LFC and the LFC Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys’ fees and expenses) incurred in connection with any claim, action, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director or employee of LFC or any of the LFC Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, solely to the same extent required under any indemnification provisions included in LFC’s or LFC Subsidiary’s, as the case may be, constituent or organizational documents as in effect on the date of this Agreement; provided that no Indemnified Party may settle any such claim without the prior approval of IBC (which approval shall not be unreasonably withheld or delayed).

      (b) The Surviving Corporation shall (i) cause to be maintained in effect in its articles of incorporation and by-laws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees that are at least as favorable to the Indemnified Parties as those contained in the articles of incorporation and by-laws of LFC as in effect on the date hereof and (ii) for a period of six years after the Effective Time, shall use its reasonable best efforts to maintain the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by LFC (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by LFC for such insurance (which premiums LFC represents to be $185,000 per year in the aggregate); and, provided, further, that if the Surviving Corporation is unable to obtain the insurance required by this Section 6.7 or the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

      (c) Notwithstanding anything herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, proceeding or investigation.

      (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.5 and this Section 6.7.

      6.8     Public Announcements. LFC and IBC shall use all commercially reasonable efforts to develop a joint communications plan and each party shall use all commercially reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

      6.9     Affiliate Letters. LFC shall use its reasonable best efforts to cause each director, executive officer and other Person, if any, who is an “affiliate” of LFC under Rule 145 of the 1933 Act to deliver to IBC as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each in the form designated by IBC, providing that such Person will comply with Rule 145.

ARTICLE VII

CONDITIONS PRECEDENT

      7.1     Conditions to Each Party’s Obligation to Effect the Merger. The obligations of LFC, IBC and Acquisition Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) Stockholder Approval. LFC shall have obtained the Required LFC Vote for the approval of this Agreement by the stockholders of LFC.

(b) No Injunctions or Restraints; Illegality. No federal, state, local or foreign, if any, law, statute, regulation, code, ordinance or decree shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 7.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 6.3 shall have been the cause of, or shall have resulted in, such order or injunction.

(c) Governmental Approvals. All approvals required for the Merger and the Subsidiary Mergers from Governmental Entities shall have been obtained (and any applicable waiting periods with respect thereto shall have expired) other than those the failure of which to be obtained would not reasonably be expected to result in a Material Adverse Effect on IBC and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, and such approvals shall not have imposed any condition or requirement which in the reasonable judgment of the party or parties affected by such condition or requirement would adversely impact in a material respect the intended economic benefits to such party of the transactions contemplated by this Agreement or otherwise would in the reasonable judgment of such party be so burdensome as to render reasonably inadvisable the consummation of the Merger.

(d) Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and shall be effective and not subject to any stop order, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and IBC shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(e) Listing. The shares of IBC Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

      7.2     Additional Conditions to Obligations of IBC and Acquisition Sub. The obligations of IBC and Acquisition Sub to effect the Merger are subject to the satisfaction of, or waiver by IBC, on or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of LFC set forth in this Agreement shall have been true and correct in all material respects (except for representations and warranties qualified by materiality or “Material Adverse Effect”, which shall be true and correct in all respects) both on the date of this Agreement and at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representation and warranty speaks as of another date, in which case such representation and warranty shall be true and correct as of such other date), and IBC shall have received a certificate of the chief executive officer and the chief financial officer of LFC to such effect.

(b) Performance of Obligations of LFC. LFC shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing, and IBC shall have received a certificate of the chief executive officer and the chief financial officer of LFC to such effect.

(c) Officers Certificate. IBC shall have received such certificates of LFC, dated the Closing Date, signed by an executive officer of LFC to evidence satisfaction of the conditions set forth in this Article VII (insofar as each relates to LFC) and as may be reasonably requested by IBC.

(d) No Material Adverse Effect. There shall not have occurred after the date hereof any Material Adverse Effect on LFC or any event that is likely to result in or cause any Material Adverse Effect on LFC.

(e) Resignations. Each of the individuals named in Section 7.2(e) of the LFC Disclosure Schedule shall have resigned from all officer positions (but not as employees) held by such individual with LFC and any of the LFC Subsidiaries, effective as of a date certain that is on or prior to the date that is fourteen (14) days prior to the Closing Date.

      7.3     Additional Conditions to Obligations of LFC. The obligations of LFC to effect the Merger are subject to the satisfaction of, or waiver by LFC, on or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of IBC and Acquisition Sub set forth in this Agreement shall have been true and correct in all material respects (except for representations and warranties qualified by materiality or “Material Adverse Effect,” which shall be true and correct in all respects) both on the date of this Agreement and at and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except to the extent that any such representation and warranty speaks as of another date, in which case such representation and warranty shall be true and correct as of such other date), and LFC shall have received a certificate of the chief executive officer and the chief financial officer of IBC to such effect.

(b) Performance of Obligations of IBC. IBC shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing, and LFC shall have received a certificate of the chief executive officer and the chief financial officer of IBC to such effect.

(c) Officers Certificate. LFC shall have received such certificates of IBC, dated the Closing Date, signed by an executive officer of IBC to evidence satisfaction of the conditions set forth in this Article VII (insofar as each relates to IBC) and as may be reasonably requested by LFC.

(d) No Material Adverse Effect. There shall not have occurred after the date hereof any Material Adverse Effect on IBC or any event that is likely to result in or cause any Material Adverse Effect on IBC.

(e) Assumption of Indenture Obligation. IBC shall have taken all necessary and required actions to assume LFC’s obligations pursuant to Section 8.1 of the Indenture dated September 8, 1997, between LFC and the Bank of New York, as trustee, with respect to LFC’s 11% Senior Notes due 2004.

ARTICLE VIII

TERMINATION AND AMENDMENT

      8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of LFC or Acquisition Sub:

(a) By the mutual written consent of IBC and LFC, by action of their respective Boards of Directors;

(b) By either LFC or IBC if the Effective Time shall not have occurred on or before October 31, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 6.3) has to any extent been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c) By either LFC or IBC if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used all commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 6.3) permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used all commercially reasonable efforts to obtain, in accordance with Section 6.3), that is necessary to fulfill the conditions set forth in subsections 7.1(c) and (d), as applicable, and such failure to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to comply with Section 6.3 has to any extent been the cause of such action or inaction;

(d) By either LFC or IBC if the approval by the stockholders of LFC required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required LFC Vote upon the taking of such vote at a duly held meeting of stockholders of LFC, or at any adjournment thereof;

(e) By IBC if the Board of Directors of LFC, or any committee thereof, prior to approval of this Agreement by the stockholders of LFC, (i) shall withhold, withdraw, change, modify or amend in any manner adverse to the LFC Board Approval, (ii) shall approve or recommend a Superior Proposal pursuant to Section 6.4, (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above, (iv) LFC shall fail to include in the Proxy Statement-Prospectus the recommendation of the Board of Directors of LFC in favor of the approval this Agreement and the Merger and the transactions contemplated hereby, or shall have taken any action inconsistent with such recommendation, or (v) a tender or exchange offer relating to 15% or more of the capital stock of LFC shall have been commenced by a Person unaffiliated with IBC, and LFC shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the 1933 Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that LFC recommends rejection of such tender or exchange offer;

(f) By LFC at any time prior to approval of this Agreement by the Required LFC Vote of stockholders of LFC at a duly held meeting of the stockholders of LFC if the Board of Directors of LFC shall approve a Superior Proposal; provided, however, that prior to any such termination, LFC shall, and shall cause its financial and legal advisors to, provide IBC with a reasonable opportunity (not to exceed a period of three Business Days unless otherwise agreed in writing) to make adjustments in the terms and conditions of this Agreement sufficient to cause the Board of Directors of LFC to determine that such Superior Proposal no longer constitutes a Superior Proposal; or

(g) By IBC, if LFC shall have breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of LFC shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or (b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue.

(h) By LFC, if IBC shall have breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of IBC shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or (b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue.

      8.2     Effect of Termination.

      (a) In the event of termination of this Agreement by either LFC or IBC as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of IBC or LFC or their respective officers or directors except with respect to the second sentence of Section 6.2, Section 6.6, this Section 8.2 and Article IX.

      (b) IBC and LFC agree that, (i) if IBC shall terminate this Agreement pursuant to Section 8.1(e), (ii) if either IBC or LFC shall terminate this Agreement pursuant to Section 8.1(d) or pursuant to Section 8.1(b) without the meeting of LFC’s stockholders to consider the transactions contemplated by this Agreement having occurred, and at the time of such termination an Acquisition Proposal shall exist and within 12 months of such termination LFC enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (for purposes of this clause (ii) “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.4 except that (x) the references to “15%” in the definition of “Acquisition Proposal” shall each be deemed to be a reference to “50%” and (y) “Acquisition Proposal” shall only be deemed to refer to a transaction involving LFC, or with respect to assets (including the shares of any Subsidiary of LFC) of LFC and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone, or (iii) if LFC shall terminate this Agreement pursuant to Section 8.1(f), then, in any such case, LFC shall pay to IBC cash in the amount of $12,000,000 (the “Termination Fee”). The Termination Fee required to be paid to IBC pursuant to this Section 8.2(b)shall be paid prior to, and shall be a condition precedent to the effectiveness of the termination of, this Agreement by LFC pursuant to Section 8.1(f).

      (c) All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

      8.3     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of LFC and Acquisition Sub, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      8.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

      9.1     Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time (including, without limitation, Sections 6.2, 6.5, 6.7 and 8.2) and this Article IX. Nothing in this Section 9.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

      9.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

      (a) if to IBC or Acquisition Sub, to:

International Bancshares Corporation
1200 San Bernardo Ave.
Laredo, Texas 78040
Fax: (956) 726-6616
Attention: Dennis E. Nixon, President

      with a copy to:

Cox & Smith Incorporated
112 E. Pecan, Suite 1800
San Antonio, Texas 78205
Fax: (210) 226-8395
Attention: Cary Plotkin Kavy

      (b) if to LFC or the LFC Subsidiaries, to

Local Financial Corporation
3601 N.W. 63RD
Oklahoma City, Oklahoma 73116
Fax: (405) 841-2289
Attention: Edward A. Townsend

      with a copy to:

Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037
Fax: (202) 457-6315

Attn:	Norman B. Antin

Jeffrey D. Haas

      9.3     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

      9.4     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

      9.5     Entire Agreement; Third Party Beneficiaries.

      (a) This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.5 and Section 6.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

      9.6     Governing Law. All aspects of the relationship between the parties hereto, including, without limitation, the construction and interpretation of this Agreement and all claims arising out of the relationship between the parties, shall be governed and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

      9.7     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      9.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      9.9     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.10     Definitions. As used in this Agreement:

(a) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(b) “Business Day” means any day on which banks are not required or authorized to close in the states of Oklahoma and Texas.

(c) “knowledge” when used with respect to any party means the knowledge of any senior executive officer of such party.

(d) “Material Adverse Effect” means, with respect to any entity, any adverse change, circumstance or effect that is materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general, (ii) regional economic conditions that have a similar effect on other participants in such region in the industries which IBC or LFC, as the case may be, operates, (iii) the industries in which IBC or LFC, as the case may be, operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on ) IBC or LFC, as the case may be, (iv) changes in any tax laws or regulations or applicable accounting regulations or principles in each case not specifically relating to IBC or LFC, as the case may be, (v) actions or omissions by either IBC or LFC, or any of their Subsidiaries, as the case may be, taken with the written permission of the other party in connection with the transactions contemplated hereby or as otherwise contemplated by this Agreement or (vi) any modification or changes to valuation policies and practices, or expenses incurred, in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP.

(e) “the other party” means, with respect to LFC, IBC and means, with respect to IBC, LFC.

(f) “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the 1934 Act).

(g) “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(h) “Superior Proposal” means a bona fide Acquisition Proposal the terms of which the Board of Directors of LFC concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of such proposal, including any condition to the consummation of such proposal, and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to holders of the Shares (in their capacity as stockholders) from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.4 except that (x) the references to “15%” in the definition of “Acquisition Proposal” shall each be deemed to be a reference to “50%” and (y) “Acquisition Proposal” shall only be deemed to refer to a transaction involving LFC, or with respect to assets (including the shares of any Subsidiary of LFC) of LFC and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone.

(i) “Tax” (and with correlative meaning, “Taxes”) means any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(j) “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

      9.11     Other Agreements. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of LFC and IBC under any other agreement between the parties shall not be affected by any provision of this Agreement.

[Intentionally Left Blank]

      IN WITNESS WHEREOF, IBC, LFC and Acquisition Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

INTERNATIONAL BANCSHARES CORPORATION

By:	/s/ DENNIS E. NIXON

Name: Dennis E. Nixon

Title:	Chairman, Chief Executive Officer and President

LFC ACQUISITION CORP.

By:	/s/ DENNIS E. NIXON

Name: Dennis E. Nixon

Title:	President

LOCAL FINANCIAL CORPORATION

By:	/s/ EDWARD A. TOWNSEND

Name: Edward A. Townsend

Title:	Chairman and Chief Executive Officer

APPENDIX A

DEFINED TERMS IN THE AGREEMENT

Definition	Section

1933 Act	Section 4.l(c)(i)
1934 Act	Section 4.l(e)(ii)
Acquisition Proposal	Section 6.4
Acquisition Sub	Preamble
Aggregate Adjustment Amount	Section 3.1(c)
Agreement	Preamble
Audited Financial Statements	Section 4.l(d)
Bank Merger	Section 3.7
BHC Act	Section 4.l(a)
Board of Directors	Section 9.11(a)
Business Day	Section 9.11(b)
Cash Election	Section 3.2(a)
Cash Election Shares	Section 3.2(a)
Certificates	Section 3.2(c)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 3.6
Common Control Entity	Section 4.l(o)(vii)
Contracts	Section 4.1(x)
Converted Cash Election Share	Section 3.2(b)(i)
Converted Stock Election Share	Section 3.2(b)(ii)
Derivative Transactions	Section 4.1(dd)
Determination Period	Section 3.1(c)(i)
DGCL	Section 1.2
Dissenters’ Shares	Section 3.4
Effective Time	Section 1.2
Election	Section 3.2(a)
Election Deadline	Section 3.2(e)
Election Form	Section 3.2(c)
Election Form Record Date	Section 3.2(c)
Environmental Law(s)	Section 4.1(g)(ii)
Environmental Permit(s)	Section 4.1(g)(ii)
ERISA	Section 4.1(o)(i)
ESOP	Section 4.1(ee)
Exchange Agent	Section 3.2(c)
Exchange Ratio	Section 3.1(c)(i)
Expenses	Section 6.6
GAAP	Section 4.1(d)
Governmental Entity	Section 4.1(h)(iii)
HIPAA	Section 4.1(o)(v)
Holding Company Merger	Section 3.7
IBC	Preamble

Definition	Section

IBC Audited Financial Statements	Section 4.2(d)
IBC Common Stock	Section 3.1(c)(i)
IBC Common Stock Value	Section 3.1(c)(i)
IBC Disclosure Schedule	Section 4.2
IBC Required Consents	Section 4.2(c)(iii)
IBC SEC Reports	Section 4.2(e)
IBC Stock Options	Section 4.2(b)(iii)
IBC Unaudited Financial Statements	Section 4.2(d)
Indemnified Parties	Section 6.7(a)
knowledge	Section 9.11(c)
Letter of Transmittal	Section 3.3(a)
LFC	Preamble
LFC Bank	Section 3.7
LFC Board Approval	Section 4.1(j)
LFC Disclosure Schedule	Section 4.1
LFC Required Consents	Section 4.l(h)(iii)
LFC SEC Reports	Section 4.1(i)
LFC Stock Options	Section 4.l(c)(iii)
LFC Stockholders Meeting	Section 6.1(a)
LFC Subsidiaries	Section 4.l(a)
Loans	Section 4.l(e)(i)
Mailing Date	Section 3.2(c)
Material Adverse Effect	Section 9.11(d)
Materials of Environmental Concern	Section 4.1(g)(ii)
Merger	Recitals
Merger Consideration	Section 3.1(c)(i)
Mixed Election	Section 3.2(a)
Nasdaq	Section 4.1(z)
No-Election Shares	Section 3.2(a)
Non-Election	Section 3.2(a)
Other Programs	Section 4.l(o)(iii)
Pension Benefit Plans	Section 4.l(o)(ii)
Per Share Cash Consideration	Section 3.1(c)(i)
Per Share Stock Consideration	Section 3.1(c)(i)
Person	Section 9.11(f)
Proxy Statement-Prospectus	Section 6.1(b)
Real Property	Section 4.l(g)(ii)
Registration Statement	Section 6.1(b)
Regulatory Authorities	Section 4.l(s)
Required LFC Vote	Section 4.1(k)
Representative	Section 3.2(d)
SEC	Section 4.1(f)
Shares	Section 3.1(b)
Stock Election	Section 3.2(a)

Definition	Section

Stock Election Shares	Section 3.2(a)
Stock Number	Section 3.2(a)
Stock-Selected No-Election Share	Section 3.2(b)(i)
Subsidiary	Section 9.11(g)
Subsidiary Mergers	Section 3.7
Superior Proposal	Section 9.11(h)
Surviving Corporation	Recitals
Tax	Section 9.11(i)
Tax Return	Section 9.11(j)
Terminating Options	Section 6.5(a)
Termination Date	Section 8.1(b)
Termination Fee	Section 8.2(b)
the other party	Section 9.11(e)
Unaudited Financial Statements	Section 4.1(d)
Violation	Section 4.l(h)(ii)
Welfare Benefit Plans	Section 4.1(o)(i)

APPENDIX B

April 13, 2004

Board of Directors

Local Financial Corporation
3601 N.W. 63RD
Oklahoma City, Oklahoma 73116

Gentlemen:

      Local Financial Corporation (“Local”), International Bancshares Corporation (“IBC”) and LFC Acquisition Corp. (“Acquisition Sub”), a wholly-owned subsidiary of IBC, have entered into an Agreement and Plan of Merger, dated as of January 22, 2004 (the “Agreement”), pursuant to which Local will be acquired by IBC through the merger of Acquisition Sub with and into Local (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Local common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the “Local Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) $22.00 in cash without interest (the “Per Share Consideration”), or (b) a number of shares of IBC common stock, par value $1.00 per share, equal to the Exchange Ratio, subject to the election and proration procedures set forth in the Agreement which provide generally, among other things, that 75% of the Shares shall be converted into cash and 25% shall be converted into IBC common stock (the “Merger Consideration”). The Exchange Ratio shall be determined by dividing the Per Share Consideration by the average of the closing prices of IBC common stock for the ten business days commencing fifteen business days prior to the closing of the Merger (the “IBC Stock Value”); provided, however, that if the actual IBC Stock Value is (a) less than $36.80, then the IBC Stock Value shall be deemed to be $36.80, or (b) greater than $44.80, then the IBC Stock Value shall be deemed to be $44.80. The Per Share Consideration is subject to increase in the event the Merger is consummated after August 15, 2004. The foregoing IBC Stock Values have been adjusted to reflect a 25% stock dividend that IBC declared on April 1, 2004 that is payable on May 28, 2004 to stockholders of record on May 3, 2004. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Local Shares.

      Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Local that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of IBC that we deemed relevant; (iv) internal financial projections for Local for the years ending December 31, 2004 and 2005 reviewed with management of Local; (v) internal financial projections for IBC for the year ending December 31, 2004 reviewed with management of IBC; (vi) earnings per share estimates for Local and IBC for the year ending December 31, 2004 published by I/B/E/S; (vii) the pro forma financial impact of the Merger on IBC, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by senior managements of Local and IBC; (viii) the publicly reported historical price and trading activity for Local’s and IBC’s common stock, including a comparison of certain financial and stock market information for Local and IBC with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of

Local the business, financial condition, results of operations and prospects of Local and held similar discussions with certain members of senior management of IBC regarding the business, financial condition, results of operations and prospects of IBC.

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Local or IBC or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Local and IBC that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Local or IBC or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Local or IBC nor have we reviewed any individual credit files relating to Local or IBC. We have assumed, with your consent, that the respective allowances for loan losses for both Local and IBC are adequate to cover such losses and will be adequate on a combined basis for the combined entity. With respect to the financial projections for Local and IBC and all projections of transaction costs, purchase accounting adjustments and expected cost savings used by Sandler O’Neill in its analyses, the managements of Local and IBC confirmed to us that they reflected the best currently available estimates and judgments of the respective managements of the respective future financial performances of Local and IBC and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Local’s or IBC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Local and IBC will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Agreement are not waived. Finally, with your consent, we have relied upon the advice Local has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of IBC’s common stock will be when issued to Local’s shareholders pursuant to the Agreement or the prices at which Local’s or IBC’s common stock may trade at any time.

      We have acted as Local’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. Local has also agreed to indemnify us against certain liabilities arising out of our engagement. In the past, we have provided certain other investment banking services for Local and have received compensation for such services. As you are aware, a director of Local, Robert Kotecki, is a managing director of Sandler O’Neill. Mr. Kotecki will receive a portion of the fee paid to Sandler O’Neill in connection with the Merger.

      As we have previously advised you, IBC is a limited partner of Sandler O’Neill. In the past, we have provided certain investment banking services to IBC and have received compensation for such services and we may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

      In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Local and IBC and their affiliates. We may also actively trade the debt and/or equity securities of Local and IBC and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of Local in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Local as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness of the Merger Consideration to Local shareholders from a financial point of view and does not address the underlying business decision of Local to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Local or the effect of any other transaction in which Local might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the proxy statement-prospectus of Local and IBC dated the date hereof and to the references to this opinion therein.

      Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Local Shares is fair to such shareholders from a financial point of view.

Very truly yours,

/s/ SANDLER O’NEILL & PARTNERS, L.P.

APPENDIX C

TITLE 8 CORPORATIONS

CHAPTER 1. GENERAL CORPORATION LAW
SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

§262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers of International Bancshares Corporation.

      Texas law, IBC’s articles of incorporation, as amended and restated, and by-laws, as amended and restated, contain provisions for indemnification of its directors and officers.

      Article 2.02-1 of the Texas Business Corporation Act, or TBCA, provides generally that a person sued as a director, officer, employee or agent of a corporation, or while serving at the request of the corporation as a director, officer, partner, employee, agent, or similar functionary of another enterprise, may be indemnified by the corporation against judgments, penalties, fines, settlements and reasonable expenses if it is determined that such person has conducted himself in good faith and it is reasonably believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to the corporation’s best interests (and, in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful). The TBCA provides that a corporation may advance expenses incurred by a director in defending a suit or similar proceeding. A Texas corporation is also permitted to indemnify and advance expenses to officers, employees and agents who are not directors to such extent as may be provided by its articles of incorporation, by-laws, action of board of directors, a contract or required by common law. Indemnification of a person found liable to the corporation or found liable on the basis that personal benefit was improperly received by him is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made if the person is found liable for willful or intentional misconduct in the performance of his duty to the corporation. Indemnification is mandatory, however, in the case of such person being wholly successful, on the merits or otherwise, in the defense of the proceeding.

      Article 2.02-1 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, employee, agent or similar functionary of another entity or enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

      Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, or TMCLA, provides that a corporation’s articles of incorporation may limit or eliminate the directors’ liability for monetary damages to the corporation or its shareholders for an act or omission in the director’s capacity as a director, except that no limitation or elimination of liability is permitted to the extent the director is found liable for a breach of the duty of loyalty, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, a transaction involving an improper personal benefit to the director, or an act or omission for which liability is expressly provided by an applicable statute.

      Similarly, Article XI of the Registrant’s articles of incorporation states that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability for (a) a breach of the director’s duty of loyalty to the Registrant or its shareholders, (b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, or (d) an act or omission for which the liability for the director is expressly provided for by statute. Article XI also provides that if the TBCA and/or the TMCLA is amended to authorize further elimination or limitation of the liability of directors, then the liability of the directors to the Registrant shall be limited to the fullest extent permitted by the TBCA, as amended, and the TMCLA, as amended.

      Article IX of the Registrant’s articles of incorporation states that the Registrant shall indemnify to the fullest extent provided by the TBCA, as presently in effect or hereafter amended, any person who was, is or is threatened to be made a named defendant or respondent to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that the person (i) is or was a director or officer of the Registrant, or (ii) while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. In addition, Article IX of the Registrant’s articles of incorporation provides that such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.

      Further, Article IX of the Registrant’s by-laws provides that the Registrant shall indemnify to the fullest extent permitted by the TBCA any person who was, is or is threatened to be made a named defendant or respondent to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be, in the case of conduct in his official capacity as a director, officer, employee or agent of the Registrant, that his conduct was in the Registrant’s best interests, and in all other cases, that his conduct was at least not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article IX of the Registrant’s by-laws further provides that the termination of any proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be, in the case of conduct in his official capacity as a director, officer, employee or agent of the Registrant, in the Registrant’s best interests, and in all other cases, at least not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

      Article IX of the Registrant’s articles of incorporation provides that the Registrant shall have the power to purchase and maintain liability insurance for those persons or make other arrangements on such persons’ behalf as and to the fullest extent permitted by the TBCA, as presently in effect and as hereinafter amended. In addition, Article IX, Section 3 of the Registrant’s by-laws provides that the Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent (including any such person who is or was serving, at the request of the Registrant, in a similar or related capacity for another entity), insuring against any liability asserted against such person and incurred in the capacity, or arising out of such status as such, whether or not the Registrant would have the power to indemnify such person.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules.

      (a) Exhibit List

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of January 22, 2004, among International Bancshares Corporation, LFC Acquisition Corp. and Local Financial Corporation included as APPENDIX A to the proxy statement-prospectus.
3.1	Articles of Incorporation of International Bancshares Corporation incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.1 therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 8-K with the Securities and Exchange Commission on June 20, 1995, SEC File No. 09439.
3.2	Restated By-Laws of International Bancshares Corporation incorporated herein as an exhibit by reference to the Annual Report, Exhibit 3(b) therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 10-K with the Securities and Exchange Commission on March 12, 2004, SEC File No. 09439.
3.3	Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation dated May 22, 1998 incorporated herein as an exhibit by reference to the Annual Report, Exhibit 3(c) therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 10-K405 with the Securities and Exchange Commission on March 31, 1999, SEC File No. 09439.
3.4	Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation dated May 20, 2002 incorporated herein as an exhibit by reference to the Annual Report, Exhibit 3(d) therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 10-K with the Securities and Exchange Commission on March 12, 2004, SEC File No. 09439.
5.1	Opinion of Cox & Smith Incorporated regarding legality.*
10.1	The 1987 International Bancshares Corporation Key Contributor Stock Option Plan as amended and restated (formerly the International Bancshares Corporation 1981 Incentive Stock Option Plan) incorporated herein as an exhibit by reference to Exhibit 28 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 13, 1987, SEC File No. 33-15655.†
10.2	The 1996 International Bancshares Corporation Stock Option Plan incorporated herein by reference to Exhibit 99.1 to the Post Effective Amendment No. 1 to Form S-8 filed with the Securities and Exchange Commission on March 21, 1997, SEC File No. 33-15655.†
10.3	Executive Incentive Compensation Plan of the Registrant incorporated herein by reference to exhibit “A” of the Registrant’s Proxy Statement filed with the Securities Exchange Commission on April 15, 1997, SEC File No. 09439.†
13.1	Registrants 2003 Annual Report, incorporated herein as an exhibit by reference to the Annual Report, Exhibit 13 therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 10-K with the Securities and Exchange Commission on March 12, 2004, SEC File No. 09439.††
21.1	List of Subsidiaries of the Registrant as of March 5, 2004 incorporated herein as an exhibit by reference to the Annual Report, Exhibit 21 therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 10-K with the Securities and Exchange Commission on March 12, 2004, SEC File No. 09439.
23.1	Consent of KPMG LLP*
23.2	Consent of KPMG LLP*
23.3	Consent of Cox & Smith Incorporated (included in Exhibit 5.1)
24.1	Power of Attorney of Directors and Officers of IBC.**
99.1	Form of Proxy Card for Local Financial Corporation.*

Exhibit	Description

99.2	Form of Cover Letter for Election Form.*
99.3	Form of Election Form and Letter of Transmittal.*
99.4	Form of Notice of Guaranteed Delivery.*
99.5	Form of Election Information for Brokers and Dealers.*
99.6	Form of Election Information for Clients.*
99.7	Consent of Sandler O’Neill & Partners L.P.*

*	Filed herewith.

**	Previously filed.

***	To be filed by amendment.

†	Executive Compensation Plans and Arrangements.

††	Deemed filed only with respect to those portions thereof incorporated by reference therein.

Item 22.	Undertakings.

      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of IBC’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) (a) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b) that every prospectus (i) that is filed pursuant to paragraph 5(a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(7) To supply by means of a post-effective amendment all information concerning a company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of Item 20 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by IBC of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laredo, State of Texas, on April 13, 2004.

INTERNATIONAL BANCSHARES CORPORATION

By:	/s/ DENNIS E. NIXON

Dennis E. Nixon
Chairman of the Board, President
and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ DENNIS E. NIXON Dennis E. Nixon	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	April 13, 2004

/s/ IMELDA NAVARRO* Imelda Navarro	Senior Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	April 13, 2004

/s/ LEONARDO SALINAS* Leonardo Salinas	Director	April 13, 2004

/s/ LESTER AVIGAEL* Lester Avigael	Director	April 13, 2004

/s/ IRVING GREENBLUM* Irving Greenblum	Director	April 13, 2004

/s/ ANTONIO R. SANCHEZ, JR.* Antonio R. Sanchez, Jr.	Director	April 13, 2004

/s/ R. DAVID GUERRA* R. David Guerra	Director	April 13, 2004

/s/ RICHARD E. HAYNES* Richard E. Haynes	Director	April 13, 2004

/s/ SIOMA NEIMAN* Sioma Neiman	Director	April 13, 2004

Signatures		Title	Date

/s/ PEGGY J. NEWMAN* Peggy J. Newman		Director	April 13, 2004

/s/ DANIEL B. HASTINGS, JR.* Daniel B. Hastings, Jr.		Director	April 13, 2004

*By:	/s/ DENNIS E. NIXON Dennis E. Nixon Pursuant to Power of Attorney

Exhibit Index

Exhibit	Description

2.1	Agreement and Plan of Merger dated as of January 22, 2004, among International Bancshares Corporation, LFC Acquisition Corp. and Local Financial Corporation included as APPENDIX A to the proxy statement-prospectus.
3.1	Articles of Incorporation of International Bancshares Corporation incorporated herein as an exhibit by reference to the Current Report, Exhibit 3.1 therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 8-K with the Securities and Exchange Commission on June 20, 1995, SEC File No. 09439.
3.2	Restated By-Laws of International Bancshares Corporation incorporated herein as an exhibit by reference to the Annual Report, Exhibit 3(b) therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 10-K with the Securities and Exchange Commission on March 12, 2004, SEC File No. 09439.
3.3	Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation dated May 22, 1998 incorporated herein as an exhibit by reference to the Annual Report, Exhibit 3(c) therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 10-K405 with the Securities and Exchange Commission on March 31, 1999, SEC File No. 09439.
3.4	Articles of Amendment to the Articles of Incorporation of International Bancshares Corporation dated May 20, 2002 incorporated herein as an exhibit by reference to the Annual Report, Exhibit 3(d) therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 10-K with the Securities and Exchange Commission on March 12, 2004, SEC File No. 09439.
5.1	Opinion of Cox & Smith Incorporated regarding legality.*
10.1	The 1987 International Bancshares Corporation Key Contributor Stock Option Plan as amended and restated (formerly the International Bancshares Corporation 1981 Incentive Stock Option Plan) incorporated herein as an exhibit by reference to Exhibit 28 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on July 13, 1987, SEC File No. 33-15655.†
10.2	The 1996 International Bancshares Corporation Stock Option Plan incorporated herein by reference to Exhibit 99.1 to the Post Effective Amendment No. 1 to Form S-8 filed with the Securities and Exchange Commission on March 21, 1997, SEC File No. 33-15655.†
10.3	Executive Incentive Compensation Plan of the Registrant incorporated herein by reference to exhibit “A” of the Registrant’s Proxy Statement filed with the Securities Exchange Commission on April 15, 1997, SEC File No. 09439.†
13.1	Registrants 2003 Annual Report, incorporated herein as an exhibit by reference to the Annual Report, Exhibit 13 therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 10-K with the Securities and Exchange Commission on March 12, 2004, SEC File No. 09439.††
21.1	List of Subsidiaries of the Registrant as of March 5, 2004 incorporated herein as an exhibit by reference to the Annual Report, Exhibit 21 therein, under the Securities Exchange Act of 1934, filed by Registrant on Form 10-K with the Securities and Exchange Commission on March 12, 2004, SEC File No. 09439.
23.1	Consent of KPMG LLP*
23.2	Consent of KPMG LLP*
23.3	Consent of Cox & Smith Incorporated (included in Exhibit 5.1)
24.1	Power of Attorney of Directors and Officers of IBC.**
99.1	Form of Proxy Card for Local Financial Corporation.*

Exhibit	Description

99.2	Form of Cover Letter for Election Form.*
99.3	Form of Election Form and Letter of Transmittal.*
99.4	Form of Notice of Guaranteed Delivery.*
99.5	Form of Election Information for Brokers and Dealers.*
99.6	Form of Election Information for Clients.*
99.7	Consent of Sandler O’Neill & Partners L.P.*

*	Filed herewith.

**	Previously filed.

***	To be filed by amendment.

†	Executive Compensation Plans and Arrangements.

††	Deemed filed only with respect to those portions thereof incorporated by reference therein.